    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ATHERSYS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                             2836                            34-1830213
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                            ------------------------

                              3201 CARNEGIE AVENUE
                             CLEVELAND, OHIO 44115
                           TELEPHONE: (216) 431-9900
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------

                             JEFFREY R. STEINHILBER
                            CHIEF FINANCIAL OFFICER
                              3201 CARNEGIE AVENUE
                             CLEVELAND, OHIO 44115
                           TELEPHONE: (216) 431-9900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

  CHRISTOPHER M. KELLY, ESQ.            ERIN E. KARZMER, ESQ.              PETER H. JAKES, ESQ.
  JONES, DAY, REAVIS & POGUE         JONES, DAY, REAVIS & POGUE          WILLKIE FARR & GALLAGHER
          32ND FLOOR                         NORTH POINT                    787 SEVENTH AVENUE
     599 LEXINGTON AVENUE                901 LAKESIDE AVENUE           NEW YORK, NEW YORK 10019-6069
   NEW YORK, NEW YORK 10022             CLEVELAND, OHIO 44114

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF SECURITIES                    PROPOSED MAXIMUM                     AMOUNT OF
                   TO BE REGISTERED                       AGGREGATE OFFERING PRICE (1)           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share................           $115,000,000                      $30,360(1)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) promulgated under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement that is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 12, 2000

                                             Shares

                              [ATHERSYS INC. LOGO]

                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be
between $     and $     per share. We will apply to have our common stock quoted
on The Nasdaq Stock Market's National Market under the symbol "ATHX".

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.

                                                                    UNDERWRITING
                                                        PRICE TO    DISCOUNTS AND   PROCEEDS TO
                                                         PUBLIC      COMMISSIONS     ATHERSYS
                                                       ----------   -------------   -----------
Per Share............................................           $             $             $
Total................................................  $             $               $

     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                                   DAIN RAUSCHER WESSELS
                                                          ING BARINGS
           The date of this prospectus is                     , 2000.

[RANDOM ACTIVATION OF GENE EXPRESSION]

     [Graphic depicting a collection of cells, each with a glow on one segment of a chromosome to depict that a gene has been activated. This is termed a RAGE library. Four arrows emerge from this group of cells, with the following headings: RAGE-PE(TM), RAGE-VT(TM), RAGE-KTP(TM) and RAGE-GD(TM). At the end of the RAGE-GD arrow, the text reads, "Over 10,000 novel gene sequences discovered" and there is a group of cells, where each cell has a different color to depict the expression of a different gene. After the RAGE-PE arrow, the text reads, "Genome-wide protein expression libraries are used for high-throughput functional genomics...Genes that encode interesting proteins are rapidly identified" and there is a single cell that is expanded to many cells, which fall into a 96-well plate to indicate that an assay is applied in order to detect activity. After the RAGE-KTP arrow, the text reads, "High value therapeutic proteins can be produced and commercialized" and there is a cell with protein molecules being secreted followed by a group of cells with proteins being secreted and these proteins are falling into a vial. After the arrow with RAGE-VT, the text reads, "Activated cells express validated drug targets...these cell lines may be used in high-throughput drug screens" and there is a single cell with receptor proteins moving to the cell surface, followed by a group of these cells falling into a 96-well plate.]

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUMMARY.....................     3
RISK FACTORS...........................     7
FORWARD-LOOKING STATEMENTS.............    19
TRADEMARKS.............................    19
USE OF PROCEEDS........................    20
DIVIDEND POLICY........................    20
CAPITALIZATION.........................    21
DILUTION...............................    23
SELECTED CONSOLIDATED FINANCIAL DATA...    25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................    26
BUSINESS...............................    30

                                         PAGE
                                         ----
MANAGEMENT.............................    46
RELATED TRANSACTIONS...................    58
PRINCIPAL STOCKHOLDERS.................    62
DESCRIPTION OF CAPITAL STOCK...........    65
SHARES ELIGIBLE FOR FUTURE SALE........    72
U.S. FEDERAL TAX CONSIDERATIONS FOR
  NON-UNITED STATES HOLDERS............    74
UNDERWRITING...........................    78
NOTICE TO CANADIAN RESIDENTS...........    81
LEGAL MATTERS..........................    82
EXPERTS................................    82
WHERE YOU CAN FIND MORE INFORMATION....    82
INDEX TO FINANCIAL STATEMENTS..........   F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus to understand this offering fully. In this prospectus, unless the context indicates otherwise, "Athersys," "we," "us" and "our" refer to Athersys, Inc. and its subsidiaries.

OUR COMPANY

     We are a functional genomics and biopharmaceutical company engaged in the development and application of novel research tools and therapeutic products. Our RAGE (Random Activation of Gene Expression) technology platform is a novel gene expression system that enables us to rapidly survey the entire human genome for proteins with specific biological functions and to quickly and accurately correlate protein function with gene structure. We believe RAGE has powerful applications in functional genomics, generation of validated drug targets, development of protein therapeutics and gene discovery. Our SMC (Synthetic Microchromosome) technology platform enables us to create synthetic human chromosomes, which we are developing as a novel approach to gene therapy. We are establishing a broad portfolio of proprietary technologies that positions us to develop therapeutic products, both internally and with strategic partners, to treat significant and life-threatening diseases.

     We have collaborations with a number of biotechnology and pharmaceutical companies, including Medarex, Elan, Acorda, Gene-Cell and President Life Sciences. We have also established collaborations with leading academic institutions, including Case Western Reserve University, University of Alabama at Birmingham and the Samuel Lunenfeld Research Institute, an affiliate of the University of Toronto.

CHALLENGES

     Genomics projects are providing a wealth of data on the structure and sequence of human genes. However, the ability to convert gene sequence data into medical products requires the ability to identify the proteins that are encoded by particular genes and determine the biological function of those proteins. In this regard, the sequencing of the human genome represents merely a starting point in understanding the function and medical relevance of human proteins. Therefore, the emphasis in genomics research is shifting from the identification of gene sequence to the determination of protein function.

     Conventional methods of determining protein function are typically resource-intensive, involve multiple time-consuming steps and generally require the identification and cloning of the gene or knowledge of a gene's sequence in order to produce protein. As a result, the production of protein for subsequent functional analysis is one of the most significant bottlenecks in the development of new gene-based therapeutic and diagnostic products. In addition to the scientific and technical challenges that complicate the study of protein function, legal obstacles, including the restriction on the use of cloned and isolated gene sequences resulting from issued patents, can impede the pace of development of new therapeutics.

OUR SOLUTION

     We have developed a proprietary technology, RAGE (Random Activation of Gene Expression), that we believe provides us with the unique ability to express protein from virtually any gene in the human genome, without requiring either the isolation of individual genes or any prior knowledge of gene sequence, function or normal expression characteristics. RAGE enables us to rapidly survey the entire human genome for proteins with interesting biological functions and to quickly and accurately correlate protein function with gene structure, addressing one of the most significant bottlenecks in functional genomics. We efficiently create comprehensive, genome-wide protein expression libraries that can be used for many different applications, such as functional characterization of expressed proteins, generation of cell lines expressing validated drug targets, manufacturing established therapeutic proteins and gene discovery.

     Key advantages of the RAGE technology over conventional gene discovery and protein expression technologies include the following:

     - rapid creation of unbiased, comprehensive protein expression libraries, which ensures significant coverage of the entire genome, including rarely expressed genes;

     - protein expression without cloning of genes or use of gene sequence information, which avoids certain intellectual property constraints;

     - rapid and direct association of protein function with gene structure;

     - compatibility with a variety of biological model systems and cell types, including human and animal cells; and

     - scalable levels of gene expression, enabling the production of large quantities of proteins for biochemical studies and commercial applications.

OUR STRATEGY

     Our principal near-term objective is to leverage our unique proprietary technologies to become a leading provider of functional genomics capabilities and drug development tools. Our long-term goal is to establish our own product development and commercialization capabilities, and to use our proprietary technologies and products to become a leading biopharmaceutical company.

     The key elements of our strategy are to:

     - capitalize on the multiple applications of RAGE through partnerships;

     - discover, develop and commercialize novel therapeutics;

     - develop or access complementary enabling technologies;

     - establish, expand and protect our intellectual property; and

     - license non-core applications of RAGE to others.

GENE THERAPY WITH SYNTHETIC MICROCHROMOSOMES

     Our SMCs (Synthetic Microchromosomes) are the first entirely synthetic human chromosomes and, we believe, offer a unique and potentially superior approach to gene therapy. The SMCs contain no viral components, have been shown to be stable in dividing cells and have the capacity to deliver multiple genes along with the natural regulatory elements that govern gene expression. Therefore, we believe that our SMC technology is a powerful platform for the development of effective gene therapy-based treatment for human disease.

OUR HISTORY

     We were incorporated in Delaware in October 1995 and commenced operations in December 1995. Our principal executive offices are located at 3201 Carnegie Avenue, Cleveland, Ohio 44115. Our telephone number is (216) 431-9900. Our web site is www.athersys.com. The information on our web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered by Athersys........          shares

Common stock to be outstanding after
this offering...........................          shares

Use of proceeds.........................     Working capital and general
                                             corporate purposes, including
                                             potential acquisitions and
                                             strategic partnership funding
                                             commitments. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol..................................     ATHX

     The number of shares of our common stock to be outstanding after the offering is based on shares outstanding at September 30, 2000. This number also includes (i) 15,941,289 shares that we will issue upon conversion of our outstanding convertible preferred stock upon the completion of this offering,
(ii) the issuance of 825,449 shares of common stock in October 2000 to President
Life Sciences and (iii) the issuance of      shares of common stock upon the
completion of this offering as settlement of accrued dividends on Class C and Class E convertible preferred stock assuming an initial public offering price of
$     per share. It excludes:

     - 4,835,622 shares that may be issued upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $1.91 per share;

     - 313,891 additional shares that may be issued under our stock option plan as of September 30, 2000 and additional shares that may be issued under new stock plans that we intend to adopt prior to the completion of this offering;

     - 895,849 shares that may be issued upon exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $2.93 per share; and

     - 509,682 shares that may be issued to Class F stockholders upon exercise of warrants outstanding as of September 30, 2000 at an exercise price of $9.32 per share. If any Class F warrant holder has not exercised its Class F warrants, the Class F warrants will be automatically exercised pursuant to the cashless exercise feature upon completion of this offering. If all of these warrants were exercised pursuant to the
       cashless exercise feature, an aggregate of        shares of common stock
       would be issued, assuming an initial public offering price of $ per share.

Except where we state otherwise, you should assume the following when analyzing information contained in this prospectus:

     - all of our outstanding convertible preferred stock will convert into common stock upon the completion of this offering;

     - a 1.2877-for-one stock split of our common stock will be effected prior to the completion of this offering;

     - an amendment to our certificate of incorporation and bylaws will be effective upon the completion of this offering; and

     - the underwriters will not exercise their option to purchase additional shares in this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                  YEAR ENDED DECEMBER 31,        (UNAUDITED)
                                ---------------------------   -----------------
                                 1997     1998       1999      1999      2000
                                ------   -------   --------   -------   -------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues......................  $  980   $    --   $     --   $    --   $    --
Operating expenses............   1,235     2,311      4,944     2,168     4,885
Loss from operations..........    (255)   (2,311)    (4,944)   (2,168)   (4,885)
Equity in loss of joint
  venture.....................      --        --    (12,015)       --        --
Net loss......................    (181)   (2,173)   (16,598)   (1,993)   (4,072)
Preferred stock dividends.....      --      (135)      (973)     (541)     (874)
                                ------   -------   --------   -------   -------
Net loss attributable to
  common stockholders.........  $ (181)  $(2,308)  $(17,571)  $(2,534)  $(4,946)
                                ======   =======   ========   =======   =======
Net loss per common share,
  basic and diluted...........  $(0.03)  $ (0.38)  $  (2.85)  $ (0.42)  $ (0.75)
                                ======   =======   ========   =======   =======
Weighted-average shares used
  in computing net loss per
  common share, basic and
  diluted.....................   5,585     6,047      6,164     6,064     6,625
                                ======   =======   ========   =======   =======
Pro forma net loss per common
  share, basic and diluted
  (unaudited).................                     $  (1.07)            $ (0.21)
                                                   ========             =======
Weighted-average shares used
  in computing pro forma net
  loss per common share, basic
  and diluted (unaudited).....                       15,534              19,378
                                                   ========             =======

     Please see Note A to our consolidated financial statements for an explanation of the method used to calculate net loss attributable to common stockholders, basic and diluted net loss per common share, pro forma basic and diluted net loss per common share, and the number of shares used in the computation of per share amounts.

     In the pro forma column below, we have adjusted the actual balance sheet data to give effect to (i) the automatic conversion of our convertible preferred stock into 15,941,289 shares of common stock, (ii) the issuance of 49,244 shares of common stock in August 2000 to certain placement agents in connection with the sale of Class F convertible preferred stock, (iii) the issuance of 412,724 shares of common stock in September 2000 to Medarex, (iv) the issuance of 825,449 shares of common stock in October 2000 to President Life Sciences and
(v) the issuance of      shares of common stock upon the completion of this
offering as settlement of accrued dividends on Class C and Class E convertible
preferred stock assuming an initial public offering price of $     per share. In
the pro forma as adjusted column below, we have further adjusted the actual balance sheet data to give effect to receipt of the net proceeds from the sale
in this offering of      shares of common stock at the initial public offering
price of $     per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

                                                                  JUNE 30, 2000 (UNAUDITED)
                                                           ----------------------------------------
                                                                                         PRO FORMA
                                                           ACTUAL       PRO FORMA       AS ADJUSTED
                                                           -------      ---------       -----------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.........  $50,817       $65,817         $
Working capital..........................................   42,274        57,733
Total assets.............................................   54,628        69,628
Long-term debt, less current portion.....................    1,115         1,115
Accrued dividends........................................    1,982         1,982
Total stockholders' equity...............................   50,020        65,479

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock could decline, and you could lose all or part of your investment. See "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SIGNIFICANT LOSSES IN EVERY FISCAL YEAR SINCE OUR INCEPTION AND MAY NEVER BECOME PROFITABLE.

     We have experienced significant operating losses since our inception in 1995. We incurred net losses, before preferred stock dividends, of $2.2 million in 1998, $16.6 million in 1999, including $12.0 million, representing our share of a non-recurring technology licensing fee incurred by our joint venture with Elan, and $4.1 million in the six-month period ended June 30, 2000. As of June 30, 2000, we had a cumulative net loss during our development stage of $23.7 million. A large portion of our expenses are fixed, including expenses related to facilities, equipment and personnel. In addition, we expect to incur significant increases in expenses over the next several years in connection with our investments in research and development to enhance our technologies, the expansion of our operations and employee base for research, business development and product commercialization. As a result, we expect that our operating expenses will increase significantly in the near-term and, consequently, we will need to generate significant revenues to achieve profitability. We may never be profitable or achieve significant revenues. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. All of our products and technologies are in research or development stages. Our ability to achieve significant revenues or profitability will depend upon successful completion of our research tools and product development activities and obtaining collaborations and customers for our research tools and therapeutic products. Our failure to achieve, maintain or increase profitability could materially and adversely affect the market price of our common stock and you could lose all or part of your investment.

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND HAVE A RELATIVELY SHORT OPERATING HISTORY; THEREFORE, THERE IS A LIMITED AMOUNT OF INFORMATION ABOUT US UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS FOR FUTURE SUCCESS.

     We are in the early stage of development and have only a relatively limited operating history upon which you can evaluate our business and prospects for future success. Since our inception, we have devoted our efforts primarily to advancing our research tools, developing and identifying therapeutic products, seeking collaborations, recruiting management and technical staff, acquiring operating assets, and raising capital. You must consider the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets such as the market for research tools and therapeutic products derived from genomics. Some of these risks and uncertainties are further described in this "Risk Factors" section. If we fail to address these risks and uncertainties successfully, our financial condition and opportunity for growth will suffer.

WE ARE AN EARLY-STAGE COMPANY WITH AN UNPROVEN BUSINESS STRATEGY AND MAY NEVER ACHIEVE COMMERCIALIZATION OF OUR RESEARCH TOOLS AND THERAPEUTIC PRODUCTS OR PROFITABILITY.

     Our strategy of using our research tools for the development of therapeutic products is unproven. Our success will depend upon our ability to enter into additional collaboration agreements on favorable terms, to determine which research tools and therapeutic products have potential value, and to select an appropriate commercialization strategy for each research tool and potential therapeutic product we or our collaborators choose to pursue. If we are not successful in implementing our strategy to commercialize our research tools and potential therapeutic products, we may never achieve, maintain or increase profitability.

OUR RESEARCH TOOLS ARE NEW AND UNPROVEN AND MAY NOT ALLOW US OR OUR COLLABORATORS TO DEVELOP SUCCESSFUL COMMERCIAL PRODUCTS.

     Our research tools involve new and unproven approaches. We have not proven that our research tools will enable us or our collaborators to identify therapeutic products with commercial potential, or to develop or commercialize therapeutic products that we identify. Even if we or our collaborators are successful in identifying therapeutic products based on discoveries made using our research tools, we or our collaborators may not be able to discover or develop commercially viable products. To date, no one has developed or commercialized any therapeutic or other life science product based on our research tools. If our research tools fail in our approach to discover and develop such therapeutic products, our current and potential collaborators may lose confidence in us and our research tools and our business may suffer as a result.

     If our licensees do not successfully develop or commercialize therapeutic or other life science products using our research tools, we may not generate revenues from those customers. In addition, we may experience unforeseen technical complications, unrecognized defects and limitations in the processes we use to generate our research tools. These complications could materially delay or limit the use of those tools, substantially increase the anticipated cost of generating them or prevent us from implementing our specific research projects at high efficiency levels.

WE MAY NEED TO RAISE ADDITIONAL FUNDING THAT MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US, IF AT ALL.

     We anticipate that the proceeds from this offering and our existing capital resources will be sufficient to fund our future operating plans for the next 24 months, after which time we may need to raise significant additional capital. We have established an infrastructure in order to continue the development of our research tools and complete the development of our therapeutic product initiatives. As we expand this infrastructure and our research and development activities, we expect our capital and operating expenses to increase over the next several years. The amount of additional capital which we need to raise will depend on many factors, including:

     - the success of our research and development efforts;

     - the success of our business development efforts;

     - our ability to license our research tools;

     - the number and breadth of our research programs;

     - expenses representing collaborations and license agreements;

     - costs incurred in obtaining, enforcing or defending our patent claims or other intellectual property rights;

     - costs of financing the purchases of additional capital equipment and development tools;

     - costs associated with the integration of new operations assumed through future mergers and acquisitions;

     - expenses related to clinical trials;

     - the level of our sales and marketing expenses; and

     - our ability to introduce and sell new products.

     We currently anticipate that we will raise any additional capital we require through public or private equity offerings, debt financings or collaborations and licensing arrangements. We may not be able to obtain additional financing when we need it, or, if available, we may not be able to obtain such financing on terms favorable to us or our stockholders. If we raise additional capital by issuing equity securities, our stockholders' ownership will be diluted. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms.

THE COMMERCIALIZATION OF THERAPEUTIC OR OTHER LIFE SCIENCE PRODUCTS DEVELOPED USING OUR RESEARCH TOOLS IS SUBJECT TO A VARIETY OF RISKS.

     Development of therapeutic and other life science products based on our or our collaborators' use of our technologies will be subject to risks of failure inherent in their development or commercial viability. These risks include the possibility that any such products will:

     - fail to be found through the use of research tools;

     - be found to be toxic;

     - be found to be ineffective;

     - fail to receive necessary regulatory approvals;

     - be difficult or impossible to manufacture on a large scale;

     - be economically infeasible to market;

     - fail to be developed prior to the successful marketing of similar products by competitors; or

     - be impossible to market because they infringe the proprietary rights of third parties or compete with superior products marketed by third parties.

IF WE ARE UNABLE TO ENTER INTO OR MAINTAIN STRATEGIC COLLABORATIONS WITH THIRD PARTIES, WE MAY HAVE DIFFICULTY SELLING OUR RESEARCH TOOLS AND THERAPEUTIC PRODUCTS AND WE MAY NOT GENERATE SUFFICIENT REVENUE TO ACHIEVE OR MAINTAIN PROFITABILITY.

     Since we do not currently possess the resources necessary to develop, obtain approvals for or commercialize potential therapeutic products based on our RAGE technology, we must enter into collaborative arrangements to develop and commercialize these products. If we are not able to enter into these arrangements or implement our strategy to develop and commercialize therapeutic and other life science products based upon our research tools, we may not generate sufficient revenues to achieve or maintain profitability. Additionally, we may not be able to negotiate future collaborative arrangements on acceptable terms, if at all.

WE CANNOT CONTROL OUR COLLABORATORS' ALLOCATION OF RESOURCES OR THE AMOUNT OF TIME THAT OUR COLLABORATORS DEVOTE TO DEVELOPING OUR PROGRAMS OR POTENTIAL PRODUCTS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We have collaborations with Medarex, Elan, Acorda, Gene-Cell, President Life Sciences, Case Western Reserve University, University of Alabama at Birmingham, and the Samuel Lunenfeld Research Institute, an affiliate of the University of Toronto, and will seek to enter into additional collaborations. Our agreements with our collaborators typically allow them significant discretion in electing whether to pursue product development, regulatory approval, manufacturing and marketing of the products they may develop with our technology. We cannot control the amount and timing of resources our collaborators may devote to our programs or potential products. As a result, we cannot be certain that our collaborators will choose to develop and commercialize these products or that we will realize any of the milestone payments, royalties and other payments to which we may be entitled under the terms of some of our collaborative agreements. In addition, if a partner is involved in a business combination, such as a merger or acquisition, or if a partner changes its business focus, its performance in its agreement with us may suffer and, as a result, we may not generate any revenues from the royalty, milestone and similar provisions of our collaborative agreement with that partner.

ANY TERMINATION OR BREACH BY OR CONFLICT WITH OUR COLLABORATORS OR LICENSEES COULD HARM OUR BUSINESS.

     If we or any of our collaborators or licensees fail to renew or terminate any of our collaboration or license agreements or if either party fails to conduct its obligations under any of our collaboration or license agreements or complete them in a timely manner, we could lose significant sources of revenue, which could result in volatility in our future revenue and earnings.

     In addition, our agreements with our collaborators and licensees may have provisions that give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to termination of the agreement or delays in collaborative research, development, supply or commercialization of certain products, or could require or result in litigation or arbitration. Moreover, disagreements could arise with our collaborators over rights to our intellectual property or our rights to share in any of the future revenues of products developed by our collaborators. These kinds of disagreements could result in costly and time-consuming litigation. Any such conflicts with our collaborators could reduce our ability to obtain future collaboration agreements and could have a negative impact on our relationship with existing collaborators, adversely affecting our business and revenues. Finally, any of our collaborations or license agreements may prove to be unsuccessful.

OUR COLLABORATORS COULD DEVELOP COMPETING RESEARCH TOOLS AND THERAPEUTIC PRODUCTS, REDUCING THE AVAILABLE POOL OF POTENTIAL COLLABORATORS AND INCREASING COMPETITION, WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND REVENUES.

     Our collaborators and potential collaborators could develop research tools or therapeutic products similar to our own, reducing our pool of possible collaborative parties and increasing competition. Any of these developments could harm our product and technology development efforts, which could seriously harm our business. In addition, we may pursue opportunities in fields that could conflict with those of our collaborators. Developing products that compete with our collaborators' or potential collaborators' products could preclude us from entering into future collaborations with our collaborators or potential collaborators. Any of these developments could harm our product development efforts and could adversely affect our business and revenues.

IF ANY SUPPLIER FAILS TO PERFORM ITS OBLIGATIONS, THIS COULD RESULT IN ADVERSE CONSEQUENCES TO OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

     The manufacture of certain important materials supplied by outside vendors is an extremely complex process and may require long lead times. As a result, we have in the past and may in the future experience delays in acquiring or shortages of certain materials. If we are unable to obtain timely deliveries of these important materials, we may have to seek alternative sources of supply or we may have to manufacture these materials internally. This could reduce or impair our ability to develop our products or technology on a timely basis, cause us to incur additional costs, delay new product introductions and harm our reputation.

OUR RESULTS OF OPERATIONS ARE EXPECTED TO VARY FROM QUARTER TO QUARTER IN FUTURE PERIODS. AS A RESULT, WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE.

     Our operating results are expected to fluctuate on a quarterly basis as the result of a number of factors, many of which are outside of our control, including the following:

     - the commencement, delay, cancellation or completion of collaboration agreements and licenses;

     - the timing of option, license, milestone and royalty payments under our collaboration agreements and licenses;

     - the variety of research tools and therapeutic products provided by us;

     - the timing of commencement of sale of approved therapeutics;

     - the timing of expenses; and

     - the timing and integration of acquisitions related to our research tools and therapeutic products.

     Due to all of these factors and the other risks discussed in this prospectus, you should not rely on quarterly comparisons of our financial results. Comparisons are not necessarily meaningful and do not provide a reliable indicator of our future performance. In addition, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our longer term operating performance.

WE FACE INTENSE COMPETITION WHICH COULD RESULT IN REDUCED ACCEPTANCE AND DEMAND FOR OUR RESEARCH TOOLS AND THERAPEUTIC PRODUCTS.

     We are subject to significant competition from pharmaceutical, biotechnology, and diagnostic companies; academic and research institutions; and government or other publicly-funded agencies that are pursuing the development of research tools and therapeutic products which are substantially similar to our proposed research tools and therapeutic products, or which otherwise address the needs of our potential customers.

     We believe our future success will depend, in large part, on our ability to maintain a competitive position in the genomics and biopharmaceutical fields. Biopharmaceutical technologies have undergone and are expected to continue to undergo rapid and significant change. We or our competitors may make rapid technological developments which may cause our research tools or therapeutic products to become obsolete before we recover the expenses incurred. The introduction of less expensive or more effective therapeutic discovery and development technologies, including technologies that may be unrelated to our field, may also make our technology less valuable or obsolete. We may not be able to make the necessary enhancements to our technologies or research tools to compete successfully with newly emerging technologies. The failure to maintain a competitive position in the genomics and biopharmaceutical fields may result in decreased revenues.

WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS; ANY DISPUTES RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

     Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials. Our operations also produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge, or any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to these hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO PURSUE COLLABORATIONS OR DEVELOP OUR OWN PRODUCTS.

     We are highly dependent upon the principal members of our management and scientific staff, including Dr. Gil Van Bokkelen, our Chairman of the Board, President and Chief Executive Officer, and Dr. John J. Harrington, our Executive Vice President and Chief Scientific Officer. The loss of services of either of these individuals could have a material adverse effect on our business, financial condition and results of operations and could inhibit our product development and commercialization efforts.

     Our future success will also depend in part on the continued services of our key scientific and management personnel and our ability to attract, hire and retain additional personnel. We intend to increase the number of our employees significantly in the next year. There is intense competition among pharmaceutical, biotechnology, diagnostic and other health care companies, universities and research institutions for qualified personnel in these fields and we cannot assure you that we will be able to continue to attract and retain key personnel. Failure to attract and retain our key personnel could materially and adversely affect our business. There is currently a shortage of skilled executives. Such shortage is likely to continue and intensify. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. Failure to recruit and retain executive management and scientific personnel on acceptable terms would prevent us from achieving our business objectives.

IF RESTRICTIONS ON REIMBURSEMENTS AND HEALTH CARE REFORM LIMIT OUR COLLABORATORS' ACTUAL OR POTENTIAL FINANCIAL RETURNS ON THERAPEUTIC PRODUCTS BASED ON PROTEINS THAT WE IDENTIFY AS PROMISING CANDIDATES FOR DEVELOPMENT AS DRUGS OR DRUG TARGETS, OUR COLLABORATORS MAY REDUCE OR TERMINATE THEIR COLLABORATIONS WITH US.

     Our collaborators' abilities to commercialize therapeutic and other life science products may depend in part on the extent to which coverage and adequate payments for these products will be available from government payors, such as Medicare and Medicaid, private health insurers, including managed care organizations, and other third-party payors. These payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved therapeutic and other life science products, and coverage and adequate payments may not be available for these products.

     In recent years, officials have made numerous proposals to change the health care system in the U.S. These proposals included measures to limit or eliminate payments for some medical procedures and treatments or subject the pricing of pharmaceuticals and other medical products to government control. Government and other third-party payors increasingly attempt to contain health care costs by limiting both coverage and the level of payments of newly approved health care products. In some cases, they may also refuse to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. Governments may adopt future legislative proposals and federal, state or private payors for healthcare goods and services may take action to limit their payments for goods and services. Any of these events could limit our ability to form collaborations or commercialize our therapeutic products successfully.

OUR BUSINESS DEPENDS UPON THE SUCCESS OF OUR RESEARCH TOOLS AND THERAPEUTIC PRODUCTS AS ALTERNATIVES TO CURRENT RESEARCH TOOLS AND THERAPEUTIC PRODUCTS.

     Our success depends on commercial acceptance of our research tools and therapeutic products. We believe that adoption by our current and future collaborators will be essential for commercial acceptance of our research tools. We cannot assure you that our research tools will be adopted, or if adopted, that they will be broadly accepted by pharmaceutical, biotechnology and diagnostic companies or various academic institutions. Likewise, we cannot assure you that our therapeutic products, if any, will be successfully commercialized or, if commercialized, will be accepted by medical centers, hospitals, physicians or patients in lieu of existing treatments.

     We believe that recommendations by physicians and health care payors will be essential for commercial acceptance of our products. We cannot assure you that the products we or our collaborators develop will achieve commercial acceptance among patients, physicians or third-party payors. Failure to achieve commercial acceptance would materially adversely affect our business, financial condition and results of operations.

OUR PROTEIN EXPRESSION LIBRARIES AND OUR RELATED RESEARCH TOOLS ARE LOCATED AT A SINGLE FACILITY; THEREFORE, THE OCCURRENCE OF A DISASTER COULD SIGNIFICANTLY DISRUPT OUR BUSINESS.

     Our entire collection of protein expression libraries and our related research tools are located at our facility in Cleveland, Ohio. If a disaster such as a fire, flood, hurricane, tornado or similar event significantly damages or destroys the facility in which our library of novel genes and our related research tools are located, our business could be disrupted until we could regenerate our libraries and, as a result, our stock price could decline. Our operations interruption insurance may not be sufficient to compensate us in the event of a major interruption due to such a disaster.

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

WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH, WHICH COULD INCREASE OUR LOSSES.

     We have experienced a period of rapid growth in our employee numbers, protein therapeutic programs, genomics programs, internal database development, collaborative research programs, and scope of operations. This growth has placed, and may continue to place, a strain on our operational capabilities, management and capital resources. If we are unable to manage our growth effectively, our losses could increase. Our ability to manage our operations and growth effectively will depend upon our ability to strengthen our management team and our ability to attract and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to improve our operational capabilities, management information and financial control systems, and to expand, train and manage our work force. If we are unable to successfully implement improvements to our management information and control systems in an efficient and timely manner, or if we encounter deficiencies in existing systems and controls, our management may not have adequate information to manage our day-to-day operations and our inability to manage our growth effectively could increase our losses.

RISKS RELATED TO THE THERAPEUTIC AND LIFE SCIENCE INDUSTRIES

OUR ABILITY TO PATENT OUR DISCOVERIES IS UNCERTAIN BECAUSE THE INTERPRETATION OF PATENT LAWS CAN BE HIGHLY UNCERTAIN AND SUBJECT TO CHANGE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO EARN REVENUE THROUGH THE DEVELOPMENT AND COMMERCIALIZATION OF OUR THERAPEUTIC PRODUCTS.

     The patent positions of genomics and biopharmaceutical firms generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product. No clear policy has emerged regarding the scope of protection afforded by biotechnology patents. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries. Changes in, or different interpretations of, patent laws in the United States and other countries might allow others to use our discoveries or to develop and commercialize our research tools and therapeutic products without any compensation to us.

OUR PATENT APPLICATIONS MAY NOT RESULT IN ENFORCEABLE PATENT RIGHTS, WHICH MAY RESULT IN OUR INABILITY TO EARN REVENUES USING OUR RESEARCH TOOLS OR FUTURE THERAPEUTIC PRODUCTS.

     We have not yet obtained any patents on our RAGE technology. During examination, the U.S. Patent and Trademark Office might conclude that the claimed technology in our patent applications does not meet statutory requirements for patentability. In general, we cannot predict which of our patent applications will result in the granting of patents or the timing of the granting of patents. Further, the U.S. Patent and Trademark Office could deliberate and decide on competing patent claims in an interference proceeding. Any such proceeding would be costly, and we may not prevail. In addition, patent applications filed by third parties may have priority over patent applications that we file. In this event, the prevailing party may require us or our collaborators to stop pursuing a potential product or to negotiate a license arrangement to pursue the potential product. We may not be able to obtain a license from the prevailing party on acceptable terms, or at all.

     Some of our patent applications include many gene sequences. Other companies or institutions have filed and are likely to file patent applications that attempt to patent full-length genes or partial gene sequences that may be the same as or similar to some of those in our patent applications. In addition, the Human Genome Project and many companies and institutions have identified genes and deposited partial gene sequences in public databases and are continuing to do so. These public disclosures might limit the scope of our claims or make unpatentable subsequent patent applications on full-length genes.

IF OUR POTENTIAL THERAPEUTIC PRODUCTS CONFLICT WITH PATENTS THAT COMPETITORS, UNIVERSITIES OR OTHERS HAVE OBTAINED, THEN WE MAY BE UNABLE TO COMMERCIALIZE THOSE THERAPEUTIC PRODUCTS, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR REVENUE STREAM.

     Our potential therapeutic products and those of our collaborators may give rise to claims that the products infringe the patents of other parties. Other parties could bring legal actions against us or our collaborators for damages or to prevent manufacturing and marketing the affected products. If any of these actions is successful, in addition to potential liability for damages, these parties may require us or our collaborators to obtain a license in order to continue to manufacture or market the affected therapeutic products or may force us to terminate manufacturing or marketing efforts. If such a license is required, it may not be available on commercially reasonable terms. We believe that there will continue to be significant litigation in our industry regarding patent and other intellectual property rights. Certain of our competitors have expended and are continuing to expend significant amounts of time, money and management resources on intellectual property litigation. If we become involved in litigation, it could consume a substantial portion of our resources and could negatively affect our results of operations.

ISSUED PATENTS MAY NOT FULLY PROTECT OUR DISCOVERIES, AND OUR COMPETITORS MAY BE ABLE TO COMMERCIALIZE PRODUCTS SIMILAR TO THOSE COVERED BY OUR ISSUED PATENTS, WHICH MAY DECREASE OUR FUTURE POTENTIAL REVENUES.

     When and if they are issued on our RAGE or other technologies, patents may not provide commercially-meaningful protection against competitors. Other companies or institutions may challenge our or our collaborators' patents or independently develop similar research tools or therapeutic products that could result in an interference proceeding in the U.S. Patent and Trademark Office or a legal action. In the event that any single researcher or institution infringes our or our collaborators' patent rights, enforcing these rights may be difficult and can be time consuming. Others may be able to design around these patents or develop unique research tools or therapeutic products providing effects similar to ours, which may decrease our future potential revenues.

     In addition, others may discover uses for genes or proteins other than those uses covered in our patents, and these other uses may be separately patentable. Even if we have a patent claim on a particular gene sequence, the holder of a patent covering the use of that gene could exclude us from selling a product that is based on the same use of that gene sequence. In addition, with respect to certain of our patentable inventions, we have decided not to pursue patent protection outside the United States, both because we do not believe it is cost effective and because of confidentiality concerns. Accordingly, our international competitors could develop and receive foreign patent protection for gene sequences and functions for which we are seeking U.S. patent protection.

WE COULD BECOME INVOLVED IN PATENT LITIGATION WHICH COULD BOTH BE COSTLY AND REPRESENT A SIGNIFICANT DIVERSION OF MANAGEMENT TIME AND ATTENTION FROM OUR BUSINESS STRATEGY.

     In the course of developing our business, we could be sued for infringing the intellectual property rights of others, or we might need to initiate patent litigation against third parties to protect or enforce our rights. Intellectual property litigation can be very expensive, can take significant time and can divert management's attention from other business concerns. If we do not prevail in any intellectual property litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property in question. If we initiate litigation to defend our own patented intellectual property, such lawsuits could result in the loss or limitation in the scope of our own intellectual property rights. During the course of any such lawsuits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements as negative, which could cause the market price of our stock to decline. We believe that there will continue to be litigation in our industry regarding patent and other intellectual property rights.

OUR RIGHTS TO THE USE OF TECHNOLOGIES LICENSED BY THIRD PARTIES ARE NOT WITHIN OUR CONTROL, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO DEVELOP NEW TECHNOLOGIES AND PRODUCTS.

     We rely, in part, on licenses to use SMC and other technologies which are material to our business. We do not own the patents which underlie these licenses. Our rights to use these technologies and practice the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In some cases, we do not control the prosecution or filing of the patents to which we hold licenses. We rely upon our licensors to prevent infringement of those patents. The scope of our rights under our licenses may be subject to dispute by our licensors or third parties.

WE MAY BE UNABLE TO PROTECT OUR TRADE SECRETS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO EARN FUTURE REVENUES.

     While we have entered into confidentiality agreements with employees and collaborators, we may not be able to prevent the disclosure of our trade secrets. In addition, other companies or institutions may independently develop substantially equivalent information and techniques. If our trade secrets are disclosed, we may not be able to utilize or commercialize our research tools and future therapeutic products, which could have a material adverse effect on our revenue.

WE AND OUR COLLABORATORS ARE SUBJECT TO EXTENSIVE AND UNCERTAIN REGULATORY REQUIREMENTS, WHICH COULD INCREASE OUR OPERATING COSTS OR ADVERSELY AFFECT OUR ABILITY TO OBTAIN REGULATORY APPROVAL IN A TIMELY MANNER, OR AT ALL, FOR PRODUCTS THAT WE IDENTIFY, WHICH IN TURN COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Therapeutic and other life science products are subject to an extensive and uncertain regulatory approval process by the Food and Drug Administration (FDA) and comparable agencies in other countries. The regulation of new products is extensive, and the required process of laboratory testing and human studies is lengthy and expensive. The burden of these regulations will fall on us to the extent we are developing proprietary products on our own. If the products are the result of a collaboration effort, these burdens may fall on our collaborating partner or may be shared with us. We may not be able to obtain FDA approvals for those products in a timely manner, or at all. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Moreover, several of our product development areas may involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related clinical procedures remain uncertain and the products themselves may be subject to substantial review by foreign governmental regulatory authorities that could prevent or delay approval in those countries. Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products and thereby could adversely affect our financial condition and results of operations.

THIRD PARTIES MAY FILE PRODUCT LIABILITY LAWSUITS AGAINST US, AND, IF ANY SUIT IS SUCCESSFUL, WE COULD FACE SUBSTANTIAL LIABILITIES THAT MAY EXCEED OUR RESOURCES.

     We or our collaborators may be held liable if any therapeutic product we develop, or any therapeutic product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing or sale. If our research tools and therapeutic products do not function properly, or if the results obtained by our customers are not conducive to the selection of appropriate therapies, we may be sued. These risks are inherent in the development of research tools and therapeutic products. We currently do not have product liability insurance. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential products liability claims, the commercialization of therapeutic products that we or our collaborators develop may be prevented or inhibited. If we are sued successfully or if we are found liable for any injury caused by our products, our liability could exceed our total assets.

PUBLIC PERCEPTION OF ETHICAL AND SOCIAL ISSUES SURROUNDING THE USE OF GENETIC INFORMATION MAY LIMIT OR DISCOURAGE THE USE OF OUR TECHNOLOGIES, WHICH MAY REDUCE THE DEMAND FOR OUR RESEARCH TOOLS AND THERAPEUTIC PRODUCTS AND MAY REDUCE OUR REVENUES.

     Our success will depend in part upon our ability to develop therapeutic products discovered through our research tools. For social or other purposes, governmental authorities may call for limits on, or regulation of the use of, genetic testing or prohibit testing for genetic predisposition to diseases, particularly for those that have no known cure. Claims that genetically engineered products are unsafe for consumption or pose a danger to the environment may influence public attitudes. The subject of genetically modified organisms and related technologies has received negative publicity and aroused public debate in some countries. Ethical and other concerns about our research tools, particularly the use of genes for commercial purposes and the products resulting from this use, could materially and adversely affect the market acceptance of our research tools and therapeutic products, and our business and financial condition.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, there has been no public market for shares of our common stock. We and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may not be related to the price at which the common stock will trade following this offering. An active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering, and the market price could fall below the initial public offering price. As a result, you could lose all or part of your investment.

     In addition, the market prices of biotechnology and genomics-related companies have been highly volatile and have reacted significantly to publicity regarding policy, regulatory, safety, and business issues regarding the industry. Future publicity about our industry, whether or not it relates directly to us or our products, may adversely affect our stock price.

     Stockholders have brought securities class action litigation against biotechnology and pharmaceutical companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market for our common stock.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS WILL HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS, AND MAY MAKE DECISIONS THAT NOT ALL STOCKHOLDERS SUPPORT.

     Following this offering, our directors, executive officers and principal
stockholders will beneficially own, in the aggregate, approximately      % of
our outstanding common stock. These stockholders acting together will have the ability to control most matters requiring approval by our stockholders. These matters include the election and removal of directors, controlling our management and affairs and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

ANTI-TAKEOVER PROVISIONS MAY ADVERSELY AFFECT THE MARKETABILITY AND MARKET PRICE OF OUR COMMON STOCK.

     Various provisions of Delaware corporation law and of our corporate governance documents may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving stockholders of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. These provisions include:

     - a classified Board of Directors;

     - a prohibition on stockholder action through written consents;

     - a requirement that special meetings of stockholders be called only by the Board of Directors;

     - advance notice requirements for stockholder proposals and nominations;
       and

     - the ability to issue one or more series of preferred stock.

     The existence of these provisions may adversely affect the marketability and market price of our common stock.

WE DO NOT HAVE AN EXACT PLAN FOR THE USE OF THE NET PROCEEDS OF THIS OFFERING AND WILL THEREFORE HAVE BROAD DISCRETION AS TO THE USE OF THESE PROCEEDS, WHICH WE MAY NOT USE EFFECTIVELY.

     We currently intend to use the net proceeds of this offering as described in "Use of Proceeds." We have no exact plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose apart from general corporate purposes, including research and development, possible future acquisitions and strategic partnership funding obligations. Accordingly, our management will have broad discretion in applying the net proceeds of this offering and may use the proceeds in ways with which you and our other stockholders may disagree. We may not be able to invest these funds effectively.

YOU WILL SUFFER SUBSTANTIAL DILUTION OF $     PER SHARE IN THE NET TANGIBLE BOOK
VALUE OF THE COMMON STOCK YOU PURCHASE.

     The initial public offering price of our common stock will be substantially higher than the book value per share of our common stock. Based on an assumed
initial public offering price of $     per share, if you purchase shares of
common stock in this offering, you will suffer immediate and substantial
dilution of $     per share in the net tangible book value of the common stock.
To the extent we issue additional shares pursuant to outstanding options and warrants, you will suffer further dilution.

IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK FOLLOWING THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

     Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under the lock-up agreements described in "Underwriting" that substantially all of our stockholders have entered into with the underwriters and with us and under the share transfer and restriction agreement described in "Related Transactions" that certain holders of our securities have entered into with us. Those lock-up agreements generally restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. These sales might make it difficult or impossible for us to sell additional securities when we need to raise capital. The share transfer and restriction agreement restricts certain holders of our securities collectively from selling, pledging or otherwise disposing of more than 1,545,240 shares of our common stock in the aggregate for an additional period of 180 days following the initial 180-day lock-up period described above, other than pursuant to their "demand" and/or "piggyback" registration rights described below. The following
table indicates approximately when the     shares of our common stock that are
not being sold in the offering but which were outstanding as of
                    , 2000 will be eligible for sale into the public market:

                                                            ELIGIBILITY OF RESTRICTED
                                                               SHARES FOR SALE IN
                                                                  PUBLIC MARKET
                                                            -------------------------
On the effective date...................................
90 days following the effective date....................
180 days following the effective date...................
More than 180 days after the effective date.............

     In addition, under our registration rights agreements substantially all of our current stockholders have "demand" and/or "piggyback" registration rights in connection with future offerings of our common stock. "Demand" rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act at our expense. "Piggyback" rights requires us to provide notice to the relevant holders of our stock if we propose to register any of our securities under the Securities Act, and grant such holders the right to include their shares in our registration statement. Substantially all holders of registrable securities have agreed not to exercise their registration rights without the consent of Credit Suisse First Boston Corporation until after 180 days following the date of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our growth strategy and our future financial performance, including our operations, economic performance, financial condition and prospects, and other future events. We have attempted to identify forward looking statements by using such words as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "should" or "will" or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations.

     In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements, including the risks outlined under "Risk Factors" and elsewhere in this prospectus. Some of the more significant known risks that we face are the uncertainty regarding market acceptance of our tools and products and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Other important factors to consider in evaluating our forward-looking statements include:

     - changes in external market factors;

     - changes in our industry's overall performance;

     - changes in our business strategy;

     - our intellectual property portfolio;

     - our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies;

     - changes in productivity and reliability of suppliers;

     - our possible inability to execute our strategy due to changes in our industry or the economy generally; and

     - the success of our competitors and the emergence of new competitors.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. Further, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. You should not place undue reliance on forward-looking statements contained in this prospectus.

                                   TRADEMARKS

     This prospectus contains references to our trademarks RAGE-PE(TM), RAGE-VT(TM), RAGE-KTP(TM), RAGE-GD(TM), Random Activation of Gene
Expression(TM), SMC(TM), and Synthetic Microchromosome(TM). All other trademarks used in this prospectus are the property of their respective owners.

                                USE OF PROCEEDS

     We estimate that our net proceeds from our sale of the     shares of common
stock we are offering will be approximately $               , assuming an
initial public offering price of $     per share and after deducting estimated
underwriting discounts and commissions and the estimated offering expenses payable by us.

     The principal reasons for this offering are to obtain additional capital, to create a public market for our common stock and to facilitate access to public equity markets. As of the date of this prospectus, we have not allocated the net proceeds of this offering for specific uses. Accordingly, our management will retain broad discretion in the allocation of the net proceeds. We intend to use our net proceeds of this offering for working capital and other general corporate purposes, including potential acquisitions of products, technologies or companies that are complementary to us. We currently have no commitments or agreements to make any acquisitions, and we cannot assure you that we will make any acquisitions in the future. We may also use a portion of our proceeds to satisfy our funding commitments pursuant to our joint ventures and collaborations currently in existence. See "Related Transactions -- Strategic Partnerships." Pending these uses, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to support the development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. The terms of future credit agreements may prevent us from paying any dividends or making any distributions or payments with respect to our capital stock.

                                 CAPITALIZATION

     The following table presents the following information:

     - our actual capitalization as of June 30, 2000;

     - our pro forma capitalization reflecting (i) the conversion of all outstanding shares of our convertible preferred stock into 15,941,289 shares of common stock effective automatically upon the completion of this offering, on a 1.2877-for-one basis, except the Class E convertible preferred stock, which converts on a 65.0353-for-one basis, (ii) the issuance of 49,244 shares of common stock in August 2000 to certain placement agents in connection with the sale of Class F convertible preferred stock, (iii) the issuance of 412,724 shares of common stock in September 2000 to Medarex, (iv) the issuance of 825,449 shares of common stock in October 2000 to President Life Sciences and (v) the issuance of shares of common stock upon the completion of this offering as settlement of accrued dividends on Class C and Class E convertible
       preferred stock assuming an initial public offering price of $     per
       share; and

     - on a pro forma as adjusted basis to reflect our sale of shares of common
       stock at an assumed initial public offering price of $     per share,
       after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

     You should read this table together with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                  JUNE 30, 2000 (UNAUDITED)
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE AND
                                                                       PER SHARE DATA)
Long-term debt, less current portion.......................  $ 1,115     $ 1,115
Accrued dividends..........................................    1,982       1,982
Stockholders' equity:
  Preferred stock, at stated value; 13,432,350 shares
     authorized, 11,784,898 shares issued and outstanding,
     actual; 13,432,350 shares authorized, no shares
     outstanding, pro forma; and 15,000,000 shares
     authorized, no shares outstanding, pro forma as
     adjusted..............................................   68,460          --
  Common stock, $0.01 par value; 30,982,062 shares
     authorized, 6,625,692 shares issued and outstanding,
     actual; 34,205,000 shares authorized, 23,854,398
     shares issued and outstanding, pro forma; and
     150,000,000 shares authorized,           shares issued
     and outstanding, pro forma as adjusted................       66         239
  Additional paid-in capital...............................    8,162      91,908
  Accumulated other comprehensive loss.....................       (3)         (3)
  Unearned compensation-common stock options...............   (2,967)     (2,967)
  Deficit accumulated during the development stage.........  (23,698)    (23,698)
                                                             -------     -------       -------
       Total stockholders' equity..........................   50,020      65,479
                                                             -------     -------       -------
       Total capitalization................................  $53,117     $68,576       $
                                                             =======     =======       =======

     The information regarding the number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and does not include:

     - 4,835,622 shares that may be issued upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $1.91 per share;

     - 313,891 additional shares that may be issued under our stock option plan as of September 30, 2000 and additional shares that may be issued under new stock plans that we intend to adopt prior to the completion of this offering;

     - 895,849 shares that may be issued upon exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $2.93 per share; and

     - 509,682 shares that may be issued to Class F stockholders upon exercise of warrants outstanding as of September 30, 2000 at an exercise price of $9.32 per share. If any Class F warrant holder has not exercised its Class F warrants, the Class F warrants will be automatically exercised pursuant to the cashless exercise feature upon completion of this offering. If all of these warrants were exercised pursuant to the
       cashless exercise feature, an aggregate of           shares of common
       stock would be issued, assuming an initial public offering price of
       $          per share.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000, after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of this offering, was approximately $50.0 million, or $2.22 per pro forma share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma total tangible assets less our total liabilities by the pro forma number of shares of common stock outstanding. We have adjusted this pro forma net tangible book value to show the increase attributable to (i) the issuance of 49,244 shares of common stock in August 2000 to certain placement agents in connection with the sale of Class F convertible preferred stock, (ii) the issuance of 412,724 shares of common stock in September 2000 to Medarex, and
(iii) the issuance of 825,449 shares of common stock in October 2000 to President Life Sciences. We have also adjusted this pro forma net tangible book
value to show the decrease attributable to the issuance of     shares of common
stock upon the completion of this offering as settlement of accrued dividends on Class C and Class E convertible preferred stock assuming an initial public
offering price of $      per share. After giving effect to our sale
of     shares of common stock at an assumed initial public offering price of
$     per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible
book value as of June 30, 2000 would have been $          million, or $     per
share. This amount represents an immediate increase in pro forma net tangible
book value to our existing stockholders of $     per share and an immediate
dilution to new investors of $     per share. The following table illustrates
this per share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share at June 30,
     2000...................................................  $2.22
  Increase per share attributable to issuances after June
     30, 2000...............................................   0.51
  Decrease per share attributable to stock dividends on
     Class C and Class E....................................
  Increase per share attributable to new investors..........
Pro forma as adjusted net tangible book value per share
  after this offering.......................................
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     If the underwriters' over-allotment option is exercised in full, our pro forma as adjusted net tangible book value at June 30, 2000 would have been
approximately $     per share, representing an immediate increase in net
tangible book value of $     per share to existing stockholders and an immediate
dilution in net tangible book value of $     per share to new investors.

     The following table summarizes as of June 30, 2000, on a pro forma basis after giving effect to (i) the automatic conversion of our outstanding convertible preferred stock as described above, (ii) the issuance of 49,244 shares of common stock in August 2000 to certain placement agents in connection with the sale of Class F convertible preferred stock, (iii) the issuance of 412,724 shares of common stock in September 2000 to Medarex, (iv) the issuance of 825,449 shares of common stock in October 2000 to President Life Sciences,
and (v) the issuance of     shares of common stock upon the completion of this
offering as settlement of accrued dividends on Class C and Class E convertible
preferred stock assuming an initial public offering price of $     per share,
the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors.

                                                                                                                  AVERAGE
                                                                                                                 PRICE PER
                                                  SHARES PURCHASED                TOTAL CONSIDERATION              SHARE
                                            ----------------------------      ----------------------------      -----------
                                                NUMBER          PERCENT           AMOUNT          PERCENT
                                            --------------      --------      --------------      --------
Existing stockholders.....................     23,854,398               %      $ 95,083,000               %      $   3.99
New investors.............................
                                             ------------       --------       ------------       --------       --------
Total.....................................                              %      $                          %      $
                                             ============       ========       ============       ========       ========

     The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. At June 30, 2000 this included:

     - 4,835,622 shares that may be issued upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $1.91 per share;

     - 313,891 additional shares that may be issued under our stock option plan as of September 30, 2000, and additional shares that may be issued under new stock plans that we intend to adopt prior to the completion of this offering;

     - 895,849 shares that may be issued upon exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $2.93 per share; and

     - 509,682 shares that may be issued to Class F stockholders upon exercise of warrants outstanding as of September 30, 2000 at an exercise price of $9.32 per share. If any Class F warrant holder has not exercised its Class F warrants, the Class F warrants will be automatically exercised pursuant to the cashless exercise feature upon completion of this offering. If all of these warrants were exercised pursuant to the
       cashless exercise feature, an aggregate of        shares of common stock
       would be issued, assuming an initial public offering price of $ per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements, which are audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The statements of operations data for the period from inception through December 31, 1995 and for the year ended December 31, 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited financial statements not included in this prospectus, which were audited by Ernst & Young LLP. The statements of operations data for the six months ended June 30, 1999 and 2000, and the balance sheet data as of June 30, 2000, are derived from our unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as our audited financial statements, and it includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for these periods. Historical results are not necessarily indicative of results to be expected for any future period. Please see Note A to our financial statements for an explanation of the method used to calculate net loss attributable to common stockholders, basic and diluted net loss per common share, pro forma basic and diluted net loss per common share and the number of shares used in the computation of per share amounts. The data presented below should be read in conjunction with the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               PERIOD FROM
                                                INCEPTION                                                        SIX MONTHS
                                               (DECEMBER 1,                                                        ENDED
                                                 1995) TO                 YEAR ENDED DECEMBER 31,                 JUNE 30,
                                               DECEMBER 31,       ---------------------------------------    ------------------
                                                   1995            1996      1997      1998        1999       1999       2000
                                            ------------------    ------    ------    -------    --------    -------    -------
                                                                                                                (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
 DATA:
Revenues..................................        $   --          $   --    $  980    $    --    $     --    $    --    $    --
Costs and expenses:
 Research and development.................            25             325       794      1,358       3,022      1,349      2,450
 General and administrative...............            10             387       406        849       1,557        709      1,408
 Depreciation and amortization............             1              11        35         74         346        110        272
 Compensation -- common stock options.....            --              --        --         30          19         --        755
                                                  ------          ------    ------    -------    --------    -------    -------
 Total operating costs and expenses.......            36             723     1,235      2,311       4,944      2,168      4,885
                                                  ------          ------    ------    -------    --------    -------    -------
Loss from operations......................           (36)           (723)     (255)    (2,311)     (4,944)    (2,168)    (4,885)
Other income (expense):
 Interest income, net.....................            --              85        74        138         361        175        813
 Equity in loss of joint venture..........            --              --        --         --     (12,015)        --         --
                                                  ------          ------    ------    -------    --------    -------    -------
Net loss..................................           (36)           (638)     (181)    (2,173)    (16,598)    (1,993)    (4,072)
Preferred stock dividends.................            --              --        --       (135)       (973)      (541)      (874)
                                                  ------          ------    ------    -------    --------    -------    -------
Net loss attributable to common
 stockholders.............................        $  (36)         $ (638)   $ (181)   $(2,308)   $(17,571)   $(2,534)   $(4,946)
                                                  ======          ======    ======    =======    ========    =======    =======
Net loss per common share, basic and
 diluted..................................        $ (.01)         $(0.12)   $(0.03)   $ (0.38)   $  (2.85)   $ (0.42)   $ (0.75)
                                                  ======          ======    ======    =======    ========    =======    =======
Weighted-average shares used in computing
 net loss per common share, basic and
 diluted..................................         5,176           5,467     5,585      6,047       6,164      6,064      6,625
                                                  ======          ======    ======    =======    ========    =======    =======
Pro forma net loss per common share, basic
 and diluted (unaudited)..................                                                       $  (1.07)              $ (0.21)
                                                                                                 ========               =======
Weighted-average shares used in computing
 pro forma net loss per common share,
 basic and diluted (unaudited)............                                                         15,534                19,378
                                                                                                 ========               =======

                                                                               DECEMBER 31,                         AS OF
                                                              ----------------------------------------------      JUNE 30,
                                                              1995     1996      1997      1998       1999          2000
                                                              ----    ------    ------    -------    -------    -------------
                                                                                                                 (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $50     $1,987    $1,812    $ 9,863    $ 9,276       $50,817
Working capital.............................................   33      1,919     1,790      9,250      8,745        42,274
Total assets................................................   66      2,044     2,278     10,704     12,190        54,628
Long-term debt, less current portion........................   --         --        76         82      1,066         1,115
Accrued dividends...........................................   --         --        --        135      1,108         1,982
Total stockholders' equity..................................   44      1,974     2,029      9,779      9,137        50,020

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and our financial statements and related notes included elsewhere in this prospectus. This discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere. See "Risk Factors" and "Forward-Looking Statements."

OVERVIEW

     We were founded in December 1995. We are a functional genomics and biotechnology company engaged in the development and application of novel research tools and therapeutic products. To date, we have developed two proprietary technology platforms, the RAGE technology and the SMC technology.

     We have incurred losses since the inception of operations in December 1995 and, as of June 30, 2000, had an accumulated deficit of $23.7 million, including $12.0 million, representing our share of a non-recurring technology licensing fee incurred by our joint venture with Elan. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. Research and development expenses consist primarily of salaries and related personnel costs, legal expenses resulting from intellectual property prosecution, contract manufacturing costs, and laboratory supply and reagent costs. We expense research and development costs as they are incurred. General and administrative expenses consist primarily of salaries and related expenses for executive, business development, finance, and other administrative personnel, professional fees and other corporate expenses. Our general and administrative expenses are expected to increase as we continue to expand our business development and product commercialization efforts and assume the obligations of a public reporting company. Since our inception, we have not generated any revenue from product sales or from licensing activities. To date, we have financed our operations primarily through private equity financing. We expect to continue to make significant investments in research and development to enhance our technologies. In addition, an important part of our strategy is to expand our operations and employee base, and to build our resources for research and development, business development and product development and commercialization. We expect to continue to incur substantial losses through at least fiscal 2004 and may incur losses in subsequent periods.

     During the six months ended June 30, 2000, we recorded unearned stock compensation to employees and directors of $3.5 million. Unearned compensation represents the unamortized portion of the difference between the exercise price and the deemed fair value of our common stock options at the date of grant. These amounts are being amortized over the respective vesting periods of the individual stock options. We expect to record amortization expense for deferred compensation arrangements entered into through June 30, 2000 as follows: $1.4 million during 2000, $1.1 million during 2001, $0.6 million during 2002, $0.3 million during 2003, and $0.1 million during 2004.

     As of December 31, 1999, we had net operating loss and research and development tax credit carryforwards of approximately $7.5 million and $0.4 million, respectively. These carryforwards may be used to reduce future tax liabilities and expire at various dates between 2012 and 2014. Our use of net operating loss and tax credit carryforwards is subject to an annual limitation of approximately $9.0 million due to a change in ownership in April 2000 of more than 50% that occurred over a prior three-year period. Since this annual limitation exceeded our net operating loss and credit carryforwards as of the date of the ownership change, we will not be limited on our use of these carryforwards at this time.

     In August 2000, we entered into a binding memorandum of understanding to establish a collaboration with Medarex to develop novel therapeutics produced through the joint application of Medarex's technology and our RAGE technology. In conjunction with this agreement, Medarex purchased 412,724 shares of our common stock for $5.0 million at $12.11 per share.

     In September 2000, we signed a binding memorandum of understanding to establish a joint venture with President Life Sciences to jointly develop and commercialize several therapeutic proteins, discover and commercialize novel therapeutics and use RAGE in certain agricultural biotechnology and other applications, all in select Asian markets (excluding Japan). In conjunction with this transaction, President Life Sciences purchased 825,449 shares of our common stock for $10.0 million at $12.11 per share.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 2000 and 1999

     Revenues. Since our inception, we have not generated any revenues from product sales or from licensing activities.

     Research and Development Expenses. Research and development expenses increased to $2.5 million for the six months ended June 30, 2000 from $1.3 million in the comparable period in 1999. The increase of $1.2 million relates primarily to the addition of scientific staff for an increase of $0.3 million, the increase in laboratory supply and reagent costs of $0.3 million and the increase in outside contract services of $0.4 million to further develop the RAGE technology.

     General and Administrative Expenses. General and administrative expenses increased to $1.4 million for the six months ended June 30, 2000 from $0.7 million in the comparable period in 1999. The increase of $0.7 million was primarily due to increased staffing amounting to $0.3 million and expansion of our facilities of $0.1 million.

     Compensation -- Common Stock Options. Compensation -- common stock options reflects the amortization of unearned compensation which is recorded over the vesting period of the stock options. The $0.8 million for the six months ended June 30, 2000 relates to options that vested during that period. No amortization of unearned compensation was recorded for the six months ended June 30, 1999.

     Net Loss. Our net loss increased to $4.1 million for the six months ended June 30, 2000 from $2.0 million for the comparable period in 1999. The primary reason for the increase in our net loss was the increase in our research and development and general and administrative expenses as discussed above.

  Years Ended December 31, 1999, 1998 and 1997

     Revenues. Since our inception, we have not generated any revenues from product sales or from licensing activities. Revenues in 1997 were $1.0 million related to a transfer of technology rights to Case Western Reserve University.

     Research and Development Expenses. Research and development expenses increased to $3.0 million in 1999 from $1.4 million in 1998 and $0.8 million in 1997. The increase in each of these years was due primarily to increased staffing amounting to $0.5 million in 1999 and $0.3 million in 1998, and increased laboratory supply costs of $1.1 million in 1999 and $0.2 million in 1998 to further develop the RAGE technology.

     General and Administrative Expenses. General and administrative expenses increased to $1.6 million in 1999 from $0.8 million in 1998 and $0.4 million in 1997. The increase in each of these years was due primarily to increased staffing of $0.3 million in 1999 and $0.2 million in 1998, and increased consulting costs of $0.2 million in 1999 and $0.1 million in 1998.

     Equity in Loss of Joint Venture. In 1999, the joint venture with Elan incurred a net loss of $15.0 million, including $12.0 million representing our share of a non-recurring technology licensing fee incurred by the joint venture.

     Net Loss. Net loss was $16.6 million in 1999, $2.2 million in 1998, and $0.2 million in 1997, attributable to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

     Through June 30, 2000, we have financed our operations primarily through private placements of convertible preferred stock and the issuance of common stock as follows:

CLASS ISSUED  YEAR  NUMBER OF SHARES   GROSS PROCEEDS
------------  ----  ----------------   --------------
                                       (IN THOUSANDS)
   Common     1995        123,232         $    55
   Common     1996         57,946              50
     A        1996      3,939,000           2,520
   Common     1997        869,197           1,012
     B        1998        319,800             399
     C        1998      2,766,300          10,144
     D        1998        150,000             202
   Common     1999        541,960           5,000
     E        1999         12,015          12,015
   Common     2000          1,287               3
     F        2000      3,958,333          47,500
     G        2000        639,450           1,183
                                          -------
                                          $80,083
                                          =======

     We also have warrants outstanding that were issued in conjunction with the offering of the Class C and Class F convertible preferred stock to purchase an aggregate of 1,290,025 shares of our common stock.

     In addition, we have financing arrangements totaling $1.5 million as of June 30, 2000 to fund our equipment purchases. At June 30, 2000, we had $52.3 million in cash, cash equivalents and marketable securities (including restricted cash of $1.5 million).

     Net cash used in operating activities was $2.7 million for the six months ended June 30, 2000 and $1.6 million for the six months ended June 30, 1999, and was primarily attributable to expenditures used to fund our research and development activities and to continue to expand our business development and product commercialization efforts.

     Net cash used in operating activities was $4.2 million, $1.4 million and $1.1 million in 1999, 1998 and 1997, respectively, and represented the use of cash in funding technology development and business development initiatives.

     Net cash provided by investing activities was $0.3 in 1998 and $1.1 million in 1997 primarily resulting from net proceeds from the sale of securities. Net cash used in investing activities was $19.2 million in 1999 primarily due to our investment in the joint venture with Elan and the purchase of securities. Net cash used in investing activities was $19.3 million in the six months ended June 30, 2000, and $1.1 million for the comparable period in 1999 primarily due to the purchase of securities in 2000 and equipment purchases in 1999. The fluctuations from period to period were primarily due to the timing of purchases and sales of securities, and the purchase of equipment. Purchases of equipment were $1.2 million in 1999, $0.4 million in 1998, $0.1 million in 1997, $1.1 million for the six month period ended June 30, 1999 and $1.0 million for the six month period ended June 30, 2000. We expect to continue to make significant investments in property and equipment to support our expanding operations.

     Financing activities provided net cash of $16.8 million in 1999, $9.9 million in 1998, $1.0 million in 1997, and $45.1 million in the six months ended June 30, 2000. Net cash used in financing activities was $.01 million in the six months ended June 30, 1999. These fluctuations related primarily to proceeds we received from the sale of convertible preferred stock and common stock, net of offering costs, and bank loan financings.

     We expect to continue to incur substantial losses through at least fiscal 2004 and may incur losses in subsequent periods. The amount and timing of our future losses are highly uncertain. Our ability to achieve and thereafter sustain profitability will be dependent upon, among other things, successfully developing, commercializing and obtaining regulatory approvals or clearances for our technologies and products resulting from these technologies. See "Risk Factors."

     We will require additional funding in order to continue our research and product development programs, including pre-clinical testing and clinical trials of our product candidates. While we believe that the net proceeds from this offering, combined with current capital resources and anticipated cash flows from licensing activities, will be sufficient to meet our capital requirements for at least 24 months following this offering, we cannot assure you that we will not require additional financing before that time. Our funding requirements may change at any time due to technological advances or competition from other companies. Our future capital requirements will also depend on numerous other factors, including those set forth in "Risk Factors -- We may need to raise additional funding that may not be available on terms acceptable to us, if at all." We cannot assure you that adequate funding will be available to us or, if available, that adequate funding will be available on acceptable terms. Any shortfall in funding could result in our having to curtail our research and development efforts.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" (as amended by SFAS Nos. 137 and 138), which is required to be adopted in fiscal year 2001. Because we do not currently use derivatives, the adoption of the statement will not have a significant effect on our earnings or financial position.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on revenue recognition. We have adopted this guidance in our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to interest rate risk is related to our investment portfolio and our borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, our future investment income may fall short of expectations, and our interest expense may be above our expectations due to changes in U.S. interest rates. Further, we may suffer losses in investment principal if we are forced to sell securities that have declined in market value due to changes in interest rates. We invest our excess cash in debt instruments of the U.S. government and its agencies.

     We enter into loan arrangements with financial institutions when available on favorable terms. At June 30, 2000, we had institutional borrowings of $1.5 million outstanding, which bear interest at rates ranging from 4.09% to the prime rate.

                                    BUSINESS

OVERVIEW

     We are a functional genomics and biopharmaceutical company engaged in the development and application of novel research tools and therapeutic products. Our RAGE (Random Activation of Gene Expression) technology platform is a novel gene expression system that we believe provides us with the unique ability to express protein from virtually any gene in the human genome, without requiring either the isolation of individual genes or any prior knowledge of gene sequence, function or normal expression characteristics. RAGE enables us to rapidly survey the entire human genome for proteins with specific biological functions and to quickly and accurately correlate protein function with gene structure. As a result, we believe that RAGE has powerful applications in functional genomics, generation of validated drug targets, development of protein therapeutics and gene discovery. Our SMC (Synthetic Microchromosome) technology platform enables us to create synthetic human chromosomes, which we are developing as a novel approach to gene therapy. We are establishing a broad portfolio of proprietary technologies that positions us to develop therapeutic products, both internally and with strategic partners, to treat significant and life-threatening diseases.

     Based upon the strengths of our proprietary genomics tools and product development capabilities, we have collaborations with a number of biotechnology and pharmaceutical companies, including Medarex, Elan, Acorda, Gene-Cell and President Life Sciences. We have also established collaborations with leading academic institutions, including Case Western Reserve University, University of Alabama at Birmingham and the Samuel Lunenfeld Research Institute, an affiliate of the University of Toronto. We intend to continue to establish strategic collaborations and partnerships to generate revenue and to expand our product development capabilities.

BACKGROUND

  Genomics and the Biological Importance of Proteins

     For the past decade, an effort has been underway to identify and determine the genetic sequence and location of the estimated 100,000 to 150,000 genes that are contained within the entire collection of human DNA, commonly referred to as the human genome. The pace of research in this area has greatly accelerated over the last several years, and a "rough draft" sequence of the human genome was announced in June 2000. Genes provide the genetic blueprint to make proteins, and a typical cell type is programmed to produce several thousand different proteins. These proteins, which include hormones, enzymes and receptors, are responsible for carrying out the basic functions that enable people to live normally, such as digesting food, fending off infections and causing blood to clot after an injury. Given their role in regulating key biological functions, many proteins represent important drug targets. In addition, proteins may also be used as therapeutics, such as insulin to treat diabetes or human growth hormone to treat growth disorders.

     Genomics projects are providing a wealth of data on the structure and sequence of human genes. The determination of gene sequence information is an important step in understanding the roles that specific genes play in human health and disease. However, the ability to convert gene sequence data into medical products requires an ability to identify the proteins that are produced, or expressed, by particular genes and an ability to determine the biological function of those proteins. In this regard, the complete sequencing of the human genome represents merely a starting point in understanding the function and medical relevance of human proteins. Therefore, the emphasis in genomics research is shifting from the identification of gene sequence to the determination of protein function, an area of research commonly known as functional genomics. As this shift occurs, technologies that advance the study of protein function are becoming increasingly important.

  Correlating Protein Function with Gene Structure

     There are two general approaches to associating protein function with gene structure: the gene-to-function approach and the function-to-gene approach.

     The typical gene-to-function process requires deciphering a particular gene sequence from a vast amount of genetic data, cloning the gene, modifying the cloned gene so that it actively expresses the protein it encodes and then screening this protein for biological function. This process can be slow, resource intensive and expensive.

     One gene-to-function method involves the analysis of expressed gene sequence libraries, called cDNA libraries, through the use of high-throughput DNA sequencing. A limitation of this method is that broadly expressed genes tend to be significantly over-represented in these libraries. Therefore, a substantial amount of time, effort and money is devoted to the repeat analysis and characterization of genes that have already been identified. Conversely, genes with highly regulated expression patterns, such as those expressed in rare cells, at low levels or at unique points in time during a particular stage of growth and development, are often greatly under-represented or absent from such libraries. Many of these proteins are believed to be key regulators of important biological pathways, and therefore, may represent the most attractive drugs and drug targets. As a result of these limitations, cDNA libraries may miss many biologically important and medically relevant genes.

     An alternative gene-to-function approach is shotgun sequencing, which has been utilized to generate a "rough draft" sequence of the human genome. Shotgun sequencing attempts to address the fundamental limitations of cDNA approaches - the over-representation or under-representation of genes in expression libraries
- by mapping the entire human genome without focusing initially on the genes. The hope is that researchers could subsequently use sophisticated computer algorithms, also referred to as bioinformatic analysis, to identify the gene sequences "hidden" in the raw genomic data. However, even the most sophisticated bioinformatic tools are inefficient at clearly identifying genes from raw sequence data, since most of the genome (an estimated 95%) does not contain genes. Furthermore, this approach results in a predicted gene structure that exists in a computer database, and, therefore, cannot be used directly to make proteins for further functional analysis.

     The function-to-gene approach involves the initial identification of a tissue or cell type that exhibits a biological characteristic of interest, isolation and identification of the proteins involved, and then identification of the genes that encode such proteins. This process can be extremely time consuming. Complicating this process is the fact that many proteins are extremely difficult to isolate and identify. Different cell types are programmed to produce different proteins, many proteins are found within the human body only in minute quantities and still other proteins may be found only during specific phases of growth and development or are only produced in response to external stimuli. Therefore, researchers must find new ways to isolate and identify proteins and then develop mechanisms to produce these proteins in sufficient quantities to permit further functional analysis, or use as a therapeutic product.

     Major limitations of both gene-to-function and function-to-gene methodologies are that they are typically resource-intensive, involve multiple time-consuming steps and generally require the identification and cloning of the gene or knowledge of a gene's sequence in order to produce protein. As a result, the production of protein for subsequent functional analysis is one of the most significant bottlenecks in the development of new gene-based therapeutic and diagnostic products.

  Intellectual Property Barriers

     In addition to the scientific and technical challenges that complicate the study of protein function, legal obstacles can impede the pace of development of new therapeutics. One such challenge is the restriction on the use of cloned and isolated gene sequences resulting from issued patents. Many recombinant or cloned forms of a gene are patentable. Frequently, a researcher who has identified a novel gene will determine the structure of the encoded protein and file a patent application on the following:

     - the cloned and isolated gene sequence that encodes a protein of interest;

     - the methods used to insert the cloned genes into production cell lines;

     - the cell lines created by the insertion of cloned genes encoding the protein; and

     - the use of such cell lines for drug screening or manufacturing applications.

     Additional patents may also be obtained, such as on the purified form of the protein or its use as a therapeutic product.

     The number of patent applications and issued patents on newly discovered genes has risen dramatically in the last few years. Many biotechnology and pharmaceutical companies have initiated research programs focused on the development of new therapeutics that are directed against a specific drug target, only to discover that the cloned and isolated gene sequence that encodes the protein target of interest has been patented by another party. In such instances, researchers are prevented from using genetically modified cells that contain the recombinant form of the gene for further drug screening applications, unless they obtain a license to do so from the patent holder. Even if such licenses are available, frequently they are exclusive to only one party or are prohibitively expensive. Consequently, companies may be forced to delay or even abandon promising research programs.

RAGE - THE ATHERSYS SOLUTION

     We have developed a proprietary technology, RAGE (Random Activation of Gene Expression), that we believe provides us the unique ability to express protein from virtually any gene in the human genome, without requiring either the isolation of individual genes or any prior knowledge of gene sequence, function or normal expression characteristics. RAGE enables us to rapidly survey the entire human genome for proteins with specific biological functions and to quickly and accurately correlate protein function with gene structure, addressing one of the most significant bottlenecks in functional genomics. We efficiently create comprehensive, genome-wide protein expression libraries that can be used for many different applications, such as functional characterization of expressed proteins, generation of cell lines expressing validated drug targets, manufacturing of established therapeutic proteins and gene discovery.

     RAGE is based on the random insertion of powerful "on" switches throughout the genome to activate gene expression and protein production. While there are estimated to be 100,000 to 150,000 genes in the human genome, each cell in the body expresses, or switches on, only a subset of genes that is specific to the function of the cell, the timing of cell development, disease conditions, environmental cues or other factors. RAGE enables us to activate gene expression in a manner that is independent of these mechanisms.

     The creation of a RAGE library begins with the random insertion of specially designed DNA sequences, which we call RAGE vectors, into the genome. We engineer our RAGE vectors to include an "on" switch - designed to turn on the expression of a gene - and, at our option, one or more "tags" or genetic identification sequences that will later facilitate the rapid isolation of a gene of interest. We have optimized this process such that, on average, only one gene is activated in any given cell. By repeating this process with a large number of cells, a library is created in which collectively virtually every gene in the genome can be activated and expressed. Using high-throughput screening techniques, we can identify and isolate cells expressing a specific protein of interest or exhibiting a desired biological characteristic in a rapid and cost-effective manner.

     Key advantages of the RAGE technology over conventional gene discovery and protein expression technologies include the following:

     - RAPID CREATION OF UNBIASED, COMPREHENSIVE PROTEIN EXPRESSION LIBRARIES:
       RAGE libraries express tissue specific and rarely expressed genes as well as abundantly expressed genes at comparable frequencies. As a result, significant biases toward genes that are ordinarily expressed at high levels or in many tissues can be minimized or avoided. RAGE libraries ensure significant coverage of the entire genome, including rarely expressed genes encoding key biological regulators, which are believed to be valuable drug targets or therapeutic candidates.

     - PROTEIN EXPRESSION WITHOUT CLONING OF GENES OR USE OF GENE SEQUENCE
       INFORMATION: RAGE can be used to activate genes in a manner that does not require the isolation and cloning of individual genes or the use of gene sequence information. Therefore, we believe RAGE avoids intellectual property constraints on the use of cloned and isolated gene sequences for certain applications in drug development and protein production.

     - RAPID AND DIRECT ASSOCIATION OF PROTEIN FUNCTION WITH GENE STRUCTURE:
       RAGE libraries can be used to search for cells that exhibit specific biological properties. When a cell with a desired feature is detected, we can rapidly and directly associate this specific characteristic with the RAGE activated gene by way of the RAGE vector "tag".

     - MULTIPLE APPLICATIONS FOR RAGE LIBRARIES: The RAGE technology is compatible with a variety of different biological model systems, or assays, including biochemical, cellular or even animal assays. In addition, RAGE libraries may be created in a variety of cell types, including human or animal cells.

     - SCALABLE LEVELS OF GENE EXPRESSION: RAGE can be used to generate cell lines that express activated genes at high levels. These cell lines can be used to produce large quantities of proteins for biochemical studies, in cell-based assays for screening therapeutic compounds or for functional genomics studies. In addition, genes may be permanently or temporarily expressed, depending on the goals of the research project.

BUSINESS STRATEGY

     Our principal near-term objective is to leverage our unique proprietary technologies to become a leading provider of functional genomics capabilities and drug development tools. Our long-term goal is to establish our own product development and commercialization capabilities and to use our proprietary technologies and products to become a leading biopharmaceutical company.

     The key elements of our strategy are to:

     - CAPITALIZE ON THE MULTIPLE APPLICATIONS OF RAGE THROUGH PARTNERSHIPS: We intend to continue to actively license the multiple applications of our proprietary RAGE technology to establish ourselves as a leading provider of functional genomics capabilities. This will enable us to generate near-term revenues and create long-term value in the form of milestone payments, royalties and additional therapeutic product development opportunities.

     - DISCOVER, DEVELOP AND COMMERCIALIZE NOVEL THERAPEUTICS: We intend to utilize RAGE as a means to discover, develop and commercialize novel therapeutics. In this process, we may enter into strategic collaborations with third parties, such as companies that offer drug delivery technologies, development capabilities or sales and marketing expertise.

     - DEVELOP OR ACCESS COMPLEMENTARY ENABLING TECHNOLOGIES: We intend to develop or gain access to important complementary technologies that will facilitate our internal discovery and development of novel therapeutics or identification and validation of new drug targets.

     - ESTABLISH, EXPAND AND PROTECT OUR INTELLECTUAL PROPERTY: We intend to continue to establish, expand and aggressively protect our intellectual property portfolio. We have filed 21 U.S. patent applications and corresponding international patent applications representing the RAGE technology and its various uses as well as other areas of functional genomics. We have also filed patent applications covering over 10,000 novel human gene sequences discovered using RAGE.

     - LICENSE NON-CORE APPLICATIONS OF RAGE TO OTHERS: We intend to license to third parties applications of our RAGE technology which we consider outside our principal areas of focus, such as applications in agricultural biotechnology and diagnostics. Such arrangements may also take the form of strategic partnerships in which we would provide access to our technology and related expertise, but in which we would expect to be a less active participant.

RAGE PROCESS AND COMMERCIAL APPLICATIONS

     The creation of a RAGE library begins with the random insertion of specially designed DNA sequences, which we call RAGE vectors, into the genome. We engineer our RAGE vectors to include an "on" switch - designed to turn on the expression of a gene - and, at our option, one or more "tags" or genetic identification sequences that will later facilitate the rapid isolation of a gene of interest. We have optimized this process such that, on average, only one gene is activated in any given cell. By repeating this process with a large number of cells, a library is created in which collectively virtually every gene in the genome can be activated and expressed. Using high-throughput screening techniques, we can identify and isolate cells expressing a specific protein of interest or exhibiting a desired biological characteristic in a rapid and cost-effective manner.

        THE RAGE PROCESS: A NOVEL METHOD FOR ACTIVATING GENE EXPRESSION
            (NO cDNA CLONING OR GENE SEQUENCE INFORMATION REQUIRED)

[GRAPHIC DEPICTING THE MECHANISM OF ACTION OF THE RAGE TECHNOLOGY. THE STEPS ARE ILLUSTRATED AND THE FOLLOWING TEXT DESCRIBES THE PICTURES:]

                                                                       A.
                                                Gene in human cell is not
                                              actively producing protein.

                                                                       B.

 Our RAGE vector, which typically consists of an "on" switch and a DNA "tag"
   (indicated by Athersys logo), inserts at a random location in the genome.

                                                                       C.

                             RAGE activated gene can now produce protein.

                                                                       D.

                          A "tagged" molecule is produced, allowing rapid
               isolation and identification of a randomly activated gene.

                                                                       E.

                                   Cell translates "tagged" molecule into
                                               protein. Large quantity of
                                                      protein may then be
                                                   produced, for use in a
                                                 variety of applications.

     We are applying the RAGE technology in four areas, each of which provides us with distinct commercial opportunities. These include applications in: functional genomics (RAGE-PE); generation of cell lines expressing validated drug targets (RAGE-VT); production of known therapeutic proteins (RAGE-KTP); and gene discovery (RAGE-GD).

  Applications in Functional Genomics (RAGE-PE)

     The RAGE-PE (Protein Expression) technology can be used to generate comprehensive, genome-wide protein expression libraries, which can be used for the identification of novel drug targets or therapeutic candidates. These libraries can be used in high-throughput screening analyses to identify proteins that function in specific biological pathways that are of interest to us or our partners. Such libraries can be constructed in a variety of cell types, including cell lines engineered for use in specific functional screens. Once a protein that exhibits a desired biological characteristic has been detected, the gene encoding such protein can be rapidly identified. As a result, structural and functional screening of an entire genome can be achieved in a rapid and efficient manner. This allows the identification of tightly-regulated, potentially medically relevant genes that are often associated with important biological activities, which might otherwise be missed using conventional cDNA or shotgun sequencing approaches.

     We are developing RAGE-PE for a variety of functional genomics applications, such as identification and characterization of proteins that:

     - confer resistance to chemotherapeutic agents in tumor cells;

     - control the growth or formation of specific cell or tissue types (such as nerve cells, immune cells, or other cell types);

     - control immune cell function;

     - affect tumor cell formation; and

     - affect other key biological processes.

  Applications in Drug Discovery (RAGE-VT)

     In order to conduct drug screening in a rapid and cost-effective manner, pharmaceutical companies frequently require access to cell lines that express the protein targets of interest. Many drug targets are only expressed in small quantities or in specific cell types in the human body and therefore may be difficult to obtain. As a result, researchers must create cell lines that express these targets by first cloning and isolating the genes that encode these proteins, and then introducing these genes into appropriate cell types. However, given the rise in the number of patents that restrict the use of cloned and isolated gene sequences, obtaining access to such resources can sometimes be difficult, if not impossible, unless licenses to the cloned and isolated gene sequences are obtained.

     We utilize the RAGE-VT (Validated Target) technology to create and isolate human cell lines that express validated protein targets of interest. Once the appropriate cell line expressing the protein target of interest has been isolated, we or our partners can apply a variety of drug discovery techniques to identify lead candidates for drugs that may interact with this target.

     We have created RAGE libraries and then screened them for expression of a variety of validated drug targets. Such targets may be involved in a variety of important biological processes, including the production of proteins that:

     - function in central nervous system function;

     - function in cell growth and differentiation;

     - regulate immune cell function;

     - control metabolic functions, such as glucose metabolism;

     - relate to viral infection; and

     - affect other key biological processes.

     In each case, we have successfully detected expression of the desired validated target of interest. Once we isolate the cells that express the protein of interest, we can transfer such cells to a partner for use in subsequent drug screening applications.

  Applications in Production of Therapeutic Proteins (RAGE-KTP)

     RAGE libraries can also be used to screen for cells that express specific therapeutic proteins of interest. We are developing RAGE-KTP (Known Therapeutic Protein) as a technology to enable large-scale production of known therapeutic proteins in a way that we believe will not violate third party patents to cloned or isolated genes and proteins specifically produced by their expression. Such therapeutic proteins may be developed in their natural form, or in conjunction with a complementary drug delivery or formulation technology, as a superior therapeutic product.

     We have used RAGE to create comprehensive protein expression libraries in multiple human cell lines and then screened those libraries to search for cells expressing proteins that have established therapeutic utility. We have successfully detected such cell lines and have also confirmed that in each case expression of the activated gene is caused by the insertion of our RAGE vector. Furthermore, we have successfully achieved expression levels for several such proteins which we believe are sufficient for commercialization. In addition, we have confirmed that proteins produced by RAGE are properly processed and biologically active.

     We believe that RAGE can be used to manufacture proteins that are well characterized and have proven therapeutic value, but which are not subject to valid composition of matter or pharmaceutical use patents that restrict the manufacture, use and sale of the purified protein. Such proteins may provide opportunities for us or our partners to enter markets for certain therapeutic products, the effectiveness of which has already been well established.

  Applications in Gene Discovery (RAGE-GD)

     We have utilized the RAGE-GD (Gene Discovery) technology for our internal research programs to discover and characterize novel human genes, which might otherwise be difficult to identify using alternative approaches. To date, we have confirmed activation of more than 20,000 human genes, over half of which were novel when screened, at the time of identification, against public databases. We have filed patent applications on novel sequences from over 10,000 human genes and may file subsequent patent applications on those gene sequences.

     We have also used RAGE to activate and isolate specific types of protein families, such as receptors and secreted proteins, that may have particular relevance to the drug discovery and development process. Specifically, we have used certain modifications of the RAGE technology to screen for proteins that reside in the membrane surface of a cell, commonly referred to as integral membrane proteins. This class of proteins has accounted for approximately 70% of the drug targets that have been identified and utilized by the pharmaceutical industry to date. We have successfully demonstrated that RAGE can be used to activate, express and identify integral membrane proteins, and to date, we have confirmed identification of hundreds of such proteins.

     We intend to utilize the multiple applications of our RAGE technology to further characterize and validate the function of sequences contained in our database. We expect to identify a significant number of targets from among our novel genes, which may play important roles in many biological pathways. To sustain our future growth, we plan to create therapeutics derived from, or directed against, these targets.

STRATEGIC ALLIANCES AND COLLABORATIONS

  Medarex

     In August 2000, we entered into a binding memorandum of understanding to establish a collaboration with Medarex to develop novel therapeutics produced through the joint application of Medarex's HuMAb-Mouse(R) technology and our RAGE technology. We plan to jointly discover, develop and commercialize fully human antibodies as therapeutics. We will apply our expertise in functional genomics and expect to contribute 10 or more disease-related targets to the collaboration. These targets are expected to be in the fields of cancer and other life-threatening or debilitating diseases. Under the terms of the collaboration, the companies have agreed to share preclinical and clinical responsibilities and intend to jointly commercialize products resulting from the research program. Additionally, we have acquired an option to obtain access to Medarex's HuMAb technology for targets that are outside the collaboration, and Medarex has acquired an option to obtain access to additional validated drug targets produced with our RAGE technology. Medarex has also made an equity investment in us.

  Elan

     In October 1999, we established a joint venture with Elan Corporation to develop and commercialize a specific therapeutic protein. Under the terms of the collaboration, we are contributing the protein production capabilities of our RAGE technology and Elan is contributing a proprietary drug delivery technology. This drug delivery technology is designed to make administration of the therapeutic protein more convenient and effective, and may enhance its therapeutic potential. We will jointly share the research and development costs as well as any profits resulting from commercialization of this therapeutic protein. In addition, Elan has made an equity investment in us.

  Acorda Therapeutics

     In February 2000, we entered into a research collaboration with Acorda to develop novel therapeutics for spinal cord injury and related neurological conditions. We intend to accelerate the identification, purification and large-scale production of novel proteins that are important in modifying the responses of the central nervous system to injury, and that may be applied to therapeutic use. The collaboration combines Acorda's expertise in the identification of such proteins, through the application of their proprietary biological assays, including neuronally restricted precursor cells, with our novel methods of gene discovery and protein production, enabled by RAGE.

  President Life Sciences (PLS)

     In September 2000, we signed a binding memorandum of understanding to establish a joint venture with PLS, a leading biotechnology company in Taiwan. PLS is an affiliate of the Uni-President Group, which owns a large food processing and distribution business in Asia. We intend to jointly develop and commercialize several therapeutic proteins, discover and commercialize novel therapeutics and use RAGE in certain agricultural biotechnology and other applications, all in select Asian markets (excluding Japan). We will own 19.9% of the joint venture and will receive technology access and transfer fees, potential milestone payments and royalties on products commercialized through the joint venture. In accordance with the terms of the agreement, we will jointly share the research and development costs of these therapeutic proteins. PLS has also made an equity investment in us.

  University of Alabama at Birmingham (UAB)

     In September 2000, we entered into a collaboration with UAB and the UAB Research Foundation. We will contribute the protein expression and functional genomics capabilities of our RAGE technology, which will be utilized in conjunction with high-throughput protein crystallography techniques and related technology established at UAB to jointly conduct high-throughput structural analysis of validated drug targets and other biologically important molecules. Once the detailed three dimensional structure of a

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

validated drug target is known, we intend to use this information to more efficiently design new drug candidates.

  Samuel Lunenfeld Research Institute (SLRI)

     In September 2000, we entered into a material transfer agreement for the purpose of establishing a collaboration with SLRI of Mount Sinai Hospital. SLRI is an affiliate of the University of Toronto. Under the terms of this collaboration, we will contribute the protein expression and functional genomics capabilities of our RAGE technology, which will be used in conjunction with the genetically-engineered mouse embryonic stem cell technology established at SLRI. We intend to jointly identify biologically important molecules that regulate angiogenesis, stem cell differentiation and glial cell transformation. We intend to identify validated drug targets and therapeutic proteins for the treatment of brain and other cancers and for use in tissue regeneration.

SYNTHETIC MICROCHROMOSOME (SMC) TECHNOLOGY

     Human chromosomes are complex structures consisting of thousands of genes, as well as specialized elements that are important for chromosomal stability and function. Telomeres are located at the ends of chromosomes and function to facilitate replication and to protect the ends of the chromosomes. Centromeres are specialized regions of DNA that are essential for proper control of chromosome distribution during cell division. Other genomic sequences are responsible for ensuring efficient chromosomal replication and proper regulation of gene expression.

     Our Synthetic Microchromosomes (SMCs) are the first entirely synthetic human chromosomes. Our SMCs contain all of the key components of a native chromosome, including telomeres, centromeres and other functional sequences. As a result, SMCs behave like native chromosomes, i.e., they are inherently stable in dividing cells. Our SMCs have a large packaging (carrying) capacity and can be used to deliver a gene along with the native regulatory elements that govern gene expression. In addition, SMCs could be used to deliver multiple therapeutic genes. Therefore, we believe our SMC technology offers a unique and potentially superior approach to gene therapy and is a powerful new platform for the development of effective gene therapy.

     Initially our SMCs were created using a combinatorial approach, whereby key individual components of a chromosome were synthesized and then introduced into the cell, where they were assembled into an artificial chromosome. Our current efforts focus on the development of specific pre-fabricated SMCs that include a therapeutic gene or genes, along with the sequences necessary to ensure stable regulated gene expression. Our scientists have successfully used this approach to correct well-characterized genetic defects in cell culture models of human disease. In addition, we are collaborating with other researchers to develop and apply technologies that facilitate the efficient delivery of SMC vectors into human stem cells and other cell types.

     The core technology for human chromosome synthesis was developed in the laboratory of Dr. Huntington Willard, Professor and Chairman of Genetics at Case Western Reserve University (CWRU) School of Medicine by certain of our founders. We and CWRU received national and international attention for this work, which was published in April 1997 in the journal Nature Genetics. CWRU has 2 issued patents and multiple pending patent applications on fundamental aspects of the SMC technology, and we hold an exclusive worldwide license to this technology from CWRU.

  Background

     Gene therapy is an experimental process that consists of treating a disease by introducing one or more genes that encode a therapeutic protein into a specific tissue type in the patient. Once introduced, the gene could cause a therapeutic effect by supplying a factor that is lacking in that tissue or in the bloodstream, or by down-regulating the expression of a harmful or dysfunctional gene. Gene therapy could ultimately provide treatment for a vast number of disorders, including many genetic and infectious diseases.

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

     Effective gene therapy will require stable and regulated expression of a therapeutic gene from an appropriate source or "vector". The most common vectors are genetically modified non-infectious viruses. Viral vectors have shown promise in certain experimental systems. However, many studies over the last decade have demonstrated the serious limitations of viral vectors, such as unstable gene expression, a tendency to provoke an unwanted immune response, the occasional generation of infectious viral particles and stringent size restrictions limiting the size of the therapeutic gene and associated regulatory elements which may be delivered to the target tissue by the viral vector. As a result of these limitations, viral gene therapy systems have failed to provide the desired clinical benefit, and none have been approved for commercial use.

  SMC -- A Potentially Superior Approach to Gene Therapy

     We believe our SMC technology offers a unique and potentially superior approach to gene therapy, which includes the following benefits:

     - STABLE AND REGULATED GENE EXPRESSION: The hallmark feature of our SMC technology is its inherent stability in dividing cells and its capacity to include the natural regulatory elements that govern gene expression. This may be used to achieve a more natural and effective pattern of production of the desired therapeutic protein in the target tissue.

     - POTENTIAL FOR GREATER SAFETY: Our SMCs do not use viruses to genetically engineer cells and, therefore, do not risk triggering an undesirable immune response or introducing dangerous infectious particles into the patient. In addition, our SMCs do not require integration into the endogenous human genome, as some viral systems do, and therefore, we believe they pose no risk of disrupting expression or function of endogenous genes.

     - LARGER GENETIC PACKAGING CAPACITY: Unlike alternative gene therapy vectors, our SMCs can carry all of the necessary genetic elements required for achieving stable and regulated gene expression. In addition, our SMCs can be used to carry multiple therapeutic genes simultaneously, which may be advantageous for treating certain diseases.

     - EARLY AND SUSTAINED TREATMENT: Our SMCs are stable through many generations of cell division and, therefore, may require less frequent administration or may be used for early treatment of certain disorders. In some cases, a patient could be treated long before symptoms of a disease become apparent, thus minimizing, or even completely eliminating, the undesirable effects of a harmful mutation.

     With these advantages, our SMC technology may provide a fundamentally important gene therapy technology for the early treatment of many genetic and congenital disorders.

  Application of SMC Technology in Functional Genomics

     Our SMC technology is a powerful new approach for the functional analysis of the elements that control chromosome structure and function. By enabling the direct experimental manipulation of virtually any chromosomal region, our SMC technology allows researchers to modify and test structural elements that regulate gene expression and the function of potential therapeutic genes. Therefore, our SMCs may be used to identify novel regulators of gene expression. This could allow for more efficient production of therapeutic proteins, development of more effective activators or inhibitors of gene expression, and dissection of complex regulatory pathways, thereby leading to novel therapeutic opportunities.

  SMC Strategy and Collaborations

     Potential target markets for our SMC technology include any disease, either hereditary or acquired, in which the regulated production of a therapeutic protein within the human body would be clinically beneficial. Such conditions include a number of genetic, infectious and acquired diseases, which, in many cases, represent significant unmet medical needs.

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

     In September 2000, we entered into a collaboration with Gene-Cell to optimize methods and systems that enable the delivery of our SMCs into human stem cells using Gene-Cell's microinjection technology. This collaboration will focus on further developing and optimizing proprietary systems for the delivery of SMCs into human stem cells and other more differentiated cell types.

     We also have an academic collaboration with Case Western Reserve University. We provide sponsored research funding, which is currently $100,000 per year, to the Department of Genetics at CWRU. In return, we have rights to any inventions resulting from research conducted on SMCs and we share in the data and knowledge generated by this research.

     We intend to establish strategic alliances with major pharmaceutical and biotechnology companies by licensing the exclusive use of our SMC technology for specific clinical applications. Through these alliances, we expect to obtain additional capital to support our product development efforts, in the form of licensing fees, milestone payments, and royalties on product sales. Ultimately, we intend to develop and commercialize certain applications of the SMC technology on our own.

COMPETITION

     The biotechnology and pharmaceuticals industries are intensely competitive and are characterized by rapid technological change. We face, and will continue to face, competition from pharmaceutical, biotechnology and diagnostic companies, academic research institutions and government agencies, both in the United States and abroad. Competition among entities attempting to discover novel genes and to develop therapeutic and diagnostic products from these genes is intense and is expected to increase. The number of competitors in this field is large, and the description of competitors below is not intended to be all-inclusive.

     In the areas of functional genomics, we compete with several companies that provide technologies that can be used to accumulate information on gene and protein function. Affymetrix, Gene Logic, Curagen and other companies have developed and are developing technologies that help examine expression of particular genes within a given cell type. Future competition will come from existing competitors as well as other companies seeking to develop new technologies for drug discovery and gene function analysis.

     With respect to the commercial production of therapeutic proteins, we may compete with Amgen, Genentech, Genzyme or other companies that use recombinant DNA technology rather than gene activation. We may also compete in this area with companies such as Transkaryotic Therapies, Ares-Serono and Cell Genesys that utilize various versions of a technique known as targeted gene activation which, unlike RAGE, requires the use of gene sequences of known genes to target specific therapeutic protein production.

     Many companies are attempting to identify and patent novel human genes and gene fragments, utilizing a variety of approaches which include sequencing of random gene fragments or cDNAs. Other companies are using gene identification, characterization and product development strategies based on positional cloning or expression analysis in specific cell types. We are aware that a number of entities, including Incyte Pharmaceuticals, Celera Genomics, Millenium Pharmaceuticals, Lexicon Genetics and Human Genome Sciences are using a variety of methodologies to identify novel genes. In addition, numerous other biotechnology and pharmaceutical companies have developed or are developing genomic research programs, either alone or in partnership with other companies.

     Many of our current and potential competitors have substantially greater research and development capabilities and financial, scientific, marketing, sales and human resources than we do. As a result, our competitors may succeed in obtaining patent protection or developing and commercializing products more rapidly than us. If we commence commercial product sales, we will be competing against companies with greater marketing, sales and manufacturing capabilities, areas in which we have limited or no experience. In addition, no one can predict the effects of rapid technological change on our business and we cannot

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

assure you that we will be able to make the enhancements to our technologies necessary to compete successfully with newly emerging technologies.

PATENTS, TRADE SECRETS AND PROPRIETARY RIGHTS

     Our success depends in large part on our ability to obtain and enforce patents, maintain protection of trade secrets and operate without infringing the proprietary rights of third parties. We have filed for broad intellectual property protection on the RAGE technology and will continue to file additional patent applications for specific compositions and uses of RAGE. We will also file on full-length gene sequences that we believe are novel, their associated proteins and their predicted utility as a drug target or protein therapeutic.

     We have filed 21 U.S. patent applications and corresponding international patent applications regarding the RAGE technology and its various uses as well as other areas of functional genomics. We have also filed patent applications covering sequences from over 10,000 novel human genes identified using RAGE.

     We hold a worldwide exclusive license from CWRU to commercialize the SMC technology covered by two U.S. patents, one pending U.S. patent application and 15 corresponding international patent applications. The patents exclusively licensed from CWRU relate to methods for cloning repetitive DNA elements, such as centromeric DNA, and plasmid compositions containing repetitive DNA.

     It has generally not been possible to obtain broad composition of matter patents for many of the currently-marketed proteins as these proteins were previously isolated and purified, and are in the public domain. However, it is possible to obtain patents on the isolated and purified genes encoding these proteins, various vectors used to insert genes into production cell lines, cell lines modified by the insertion of genes, and corresponding methods (including methods of producing proteins using this approach). We believe that our technologies do not infringe claims related to isolated and purified gene sequences.

     We currently have U.S. patent applications pending to protect our proprietary methods and processes and have also filed, and intend to file, corresponding foreign patent applications. We believe that protection of the proprietary nature of our products and technologies is essential to our business. Accordingly, we have adopted and will continue a vigorous program to secure and maintain protection of our proprietary methods and processes. We file patent applications with respect to inventive technology, and improvements thereof that are important to our business. We also rely upon trade secrets, unpatented know-how, continuing technological innovation and the pursuit of licensing opportunities to develop and maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary technology or that we can meaningfully protect our proprietary position.

     As a general matter, patent positions in the fields of biotechnology and biopharmaceuticals are highly uncertain and involve complex legal, scientific and factual matters. To date, there has emerged no consistent policy regarding the scope of protection afforded by biotechnology patents. Consequently, although we plan to aggressively prosecute our applications and defend our patents against third parties, there can be no assurance that any of the patent applications relating to the technologies used by us will result in the issuance of patents, or that, if issued, such patents will not be challenged, invalidated or circumvented or will afford us protection against competitors with similar technology. Should we become involved in any litigation or interference proceedings regarding patent or other proprietary rights, such litigation or interference proceedings may result in substantial cost to us, regardless of outcome and, further, may adversely affect our ability to develop, manufacture and market our products and to form strategic alliances.

     Our technologies and potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that our technologies and potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin commercialization of a product or use of a technology. If any such actions are

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successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to use such technology or to manufacture or market such product, or could be required to cease using such product or technology. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available or would be made available on acceptable terms. We believe that there may be significant litigation in the gene expression and gene therapy fields over patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial amount of our resources.

     We are aware of a recently issued U.S. patent claiming some activation vectors which we may wish to use, but which are not essential to the RAGE technology. Should we decide to make use of these vectors, it may be necessary for us to obtain a license or use other means to obtain rights to one or more of these vectors.

     To further protect our trade secrets and other proprietary property, we require all employees, Scientific Advisory Board members, consultants and collaborators having access to such proprietary property to execute confidentiality and invention rights agreements in our favor. While such arrangements are intended to enable us to better control the use and disclosure of our proprietary property and provide for our ownership of proprietary technology developed on our behalf, they may not provide meaningful protection for such property and technology in the event of unauthorized use or disclosure.

GOVERNMENT REGULATION

     Our products and research and development activities are subject to stringent government regulation in the U.S. by the FDA and, in many instances, by corresponding foreign and state regulatory agencies. See "Risk Factors -- We may not be able to obtain necessary regulatory approvals; the approval process is costly and lengthy."

     All of our therapeutic products will require regulatory approval and compliance with regulations made by U.S. and foreign government agencies prior to commercialization in such countries. In particular, protein therapeutics are subject to rigorous pre-clinical and clinical testing, and other pre-market approval procedures administered by the FDA and similar authorities in foreign countries. The process of obtaining FDA approval has historically been costly and time-consuming. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biologics and new drugs.

     The standard process required by the FDA before a pharmaceutical agent may be marketed in the U.S. includes:

     - preclinical tests;

     - submission to the FDA of an Investigational New Drug application (IND), which must become effective before clinical trials can commence;

     - adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug or biologic in our intended application;

     - for drugs, submission of a New Drug Application (NDA) or for a biologic, submission of a Biologic License Application (BLA) with the FDA; and

     - FDA approval of the NDA or BLA before any commercial sale or shipment of the drug.

     The preclinical studies can take several years to complete, and there is no guarantee that an IND based on those studies will permit clinical testing to begin. Once clinical trials are initiated, they generally take two to five years, or longer, to complete. After completion of clinical trials of a new drug or biologic product, FDA approval of the NDA or BLA must be obtained. This process requires substantial time and effort and there is no assurance that the FDA will accept the NDA or BLA for filing and, even if filed, that the FDA will grant approval. The FDA approval of the NDA or BLA can take several years. If deficiencies are identified, approval can take more than five years.

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     We believe that many of our RAGE-KTP products are likely to be reviewed within the FDA by its Center for Biological Evaluation and Research. The FDA currently has no "bioequivalence" pathway for the rapid review and approval of closely-related biologics as it has for "generic" small molecules. Since the safety, efficacy, indications and dosing regimens of currently marketed therapeutic proteins are known to the FDA, this may increase the probability of obtaining regulatory approval.

     Gene therapy is a new technology, and regulatory approvals may be obtained more slowly than for products produced using conventional technologies. In the U.S., various federal and in some cases state and local statutes and regulations also govern or influence the research, development, manufacturing, labeling, storage, record keeping and marketing of such products.

     In addition to obtaining FDA approval for each product, each drug manufacturing plant must be inspected and approved by the FDA. All manufacturing establishments are subject to inspections by the FDA and by other federal, state and local agencies, and must comply with Good Manufacturing Practices (GMP) requirements.

     We must also obtain regulatory approval in other countries in which we intend to market our therapeutic products. The requirements governing conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. FDA approval does not ensure regulatory approval in other countries. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of the drug must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves a drug product, it may not approve satisfactory prices for the product.

  Other Regulations

     In addition to regulations enforced by the FDA, we are also subject to regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. Our research and development involves the controlled use of hazardous materials, chemicals, biological materials and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.

LITIGATION

     We are not a party to any material legal proceedings.

EMPLOYEES

     We believe that our future success will be based on, among other things, the quality of our science, our ability to invent and develop superior and innovative technologies, and our ability to attract and retain capable management. We have assembled a high quality team of scientists and executives with significant experience in the biotechnology and pharmaceutical industries.

     As of September 30, 2000, we employed 61 individuals, of whom 16 hold Ph.D. or M.D. degrees and 14 hold other advanced degrees. We also use the service and support of several outside consultants and advisors. None of our employees is represented by a union, and we believe relationships with our employees are good.

FACILITIES

     Our principal offices are located at 3201 Carnegie Avenue in Cleveland, Ohio 44115. We currently lease approximately 32,000 square feet of space for our corporate offices and laboratories, with about 20,000 square feet of state-of-the-art laboratory space. The lease expires in April 2003, and we have an
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option to extend the lease for four consecutive six month terms. In addition, we have the option to expand into additional property that is adjacent to our existing location, with approximately 20,000 square feet of space. We intend to exercise this option as appropriate to accommodate our anticipated growth.

SCIENTIFIC ADVISORY BOARD MEMBERS AND OTHER CONSULTANTS

     We have consulting relationships with a number of scientific advisors. At our request, these advisors provide us with their expert opinions about technological advances we have made or are considering, and about product development programs under consideration. Most of these advisors receive cash and stock-based compensation for their services. Many of our advisors are employed by academic institutions or other entities which may limit their availability to us. Our advisors are required to disclose and assign to us any ideas, discoveries or inventions that they generate in the course of providing consulting services to us. We also use consultants for various business development and operational needs. None of our consultants or advisors is otherwise affiliated with us.

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                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our executive officers, directors and key employees and their ages and positions as of September 30, 2000, are as follows:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Directors and Executive Officers
Gil Van Bokkelen, Ph.D.(1)................  39     Chairman of the Board of Directors,
                                                   President, Chief Executive Officer and
                                                   Co-founder
John J. Harrington, Ph.D. ................  33     Executive Vice President and Chief
                                                   Scientific Officer, Director and
                                                   Co-founder
James J. Kovach, M.D., J.D. ..............  44     Executive Vice President and Chief
                                                   Operating Officer
James G. Shook, Ph.D. ....................  60     Executive Vice President of Product
                                                   Development and Regulatory Affairs
Jeffrey R. Steinhilber....................  43     Chief Financial Officer, Treasurer and
                                                   Secretary
Timothy G. Biro(1)(2)(3)..................  46     Director
C. Thomas Caskey, M.D. ...................  61     Director
Mark N. Lampert...........................  40     Director
George W. LeMaitre(2)(3)..................  36     Director
William C. Mulligan(1)(2)(3)..............  46     Director

Key Employees
Kurt R. Brunden, Ph.D. ...................  42     Vice President of Drug Discovery
Anne Brown, Ph.D., J.D. ..................  55     Senior Director of Intellectual Property
Laura K. Campbell.........................  36     Director of Finance

---------------

(1) Member of the Executive Committee upon completion of this offering.

(2) Member of the Compensation Committee upon completion of this offering.

(3) Member of the Audit Review Committee upon completion of this offering.

     Gil Van Bokkelen, Ph.D. co-founded Athersys and has since been our President, Chief Executive Officer and a director. He has served as Chairman of our Board of Directors since August 2000. Dr. Van Bokkelen also played a fundamental role in developing the SMC technology. He received his Ph.D. in Genetics from Stanford University, his B.A. in Economics from the University of California at Berkeley and his B.A. in Molecular Biology from the University of California at Berkeley.

     John J. Harrington, Ph.D. co-founded Athersys and has since been our Executive Vice President and Chief Scientific Officer and a director. From 1994 until 1998, Dr. Harrington had a research appointment at Case Western Reserve University. Dr. Harrington is a co-developer of the SMC technology, and has led the development of the RAGE technology for both gene discovery and commercial protein production applications. He received his Ph.D. in Cancer Biology from Stanford University and his B.A. in Biochemistry and Cell Biology from the University of California at San Diego.

     James J. Kovach, M.D., J.D. joined us as an independent consultant in December 1998 and has been our Executive Vice President and Chief Operating Officer since February 1999. From 1997 until joining us, Dr. Kovach was Vice President of Licensing and Legal Affairs at NetGenics, Inc., a Cleveland-based bioinformatics company. From 1995 to 1997, he was Director of Technology Management at Case Western Reserve University School of Medicine. From 1993 to 1995, he was Director of the Northeastern Ohio Technology Liaison Program at the Edison BioTechnology Center (EBTC). Prior to joining EBTC, Dr. Kovach was a practicing attorney specializing in corporate law, intellectual property and strategic partnering transactions for biotechnology companies. Dr. Kovach received his M.D., with distinction, from the University of Kentucky and his J.D. from Stanford University.
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     James G. Shook, Ph.D. has been our Executive Vice President of Product
Development and Regulatory Affairs since March 2000. Dr. Shook has over thirty years of experience in the biotechnology and pharmaceutical industries and has extensive experience in obtaining regulatory approval of synthetic pharmaceuticals and protein therapeutics. From 1998 until joining us, Dr. Shook served as President of Jim Shook Associates, Inc., a contract research organization. From 1997 to 1998, he served as Senior Vice President of Development at Salix Pharmaceuticals, Inc. From 1990 to 1997, Dr. Shook served in various capacities at Fujisawa USA, Inc., most recently as Vice President of Research and Development. He has also held senior management positions at Genentech, Inc. and Abbott Laboratories Inc. Dr. Shook received his Ph.D. in Genetics and Statistics from the University of Missouri and his M.S. and B.A. from the University of Arkansas.

     Jeffrey R. Steinhilber has been our Chief Financial Officer since May 2000. From 1994 until 1999, Mr. Steinhilber was with NCS Healthcare, Inc., first as Senior Vice President and Chief Financial Officer and then as Executive Vice President and Chief Operating Officer. From 1981 to 1994, he served in various capacities at Austin Powder Company, most recently as Vice President and Chief Financial Officer. Mr. Steinhilber received his B.A. in Economics from Duke University and his M.B.A. from Northwestern University.

     Timothy G. Biro has been a director since October 1998. Since 1997, Mr. Biro has been the Managing Partner of Ohio Innovation Fund I, L.P., a venture capital partnership focused on investing in early-stage technology companies that are primarily based in Ohio. From 1991 until 1996, Mr. Biro was a General Partner of Brantley Venture Partners. He has also served as Superintendent of Pharmaceutical Manufacturing at Merck & Co. and held management positions in Operations Management at Merck. Mr. Biro currently serves on the Board of Directors of Datatrak (NASDAQ: DATA) and OXIS International (NASDAQ: OXIS), and is currently the President of PolymerSite.com. Mr. Biro received his B.S. in Microbiology from Pennsylvania State University, his B.S. in Pharmacy from Temple University, and his M.B.A. in Finance and Marketing from The Wharton School of Business.

     C. Thomas Caskey, M.D. has been a director since April 2000. Dr. Caskey has been Chief Executive Officer of Cogene Biotech Ventures since April 2000. From 1994 to 2000 he served as Senior Vice President, Research at Merck Research Laboratories. Before joining Merck, Dr. Caskey served 25 years at Baylor College of Medicine in a series of senior positions, including Chairman, Department of Human and Molecular Genetics and Director, Human Genome Center. He is a member of the National Academy of Science. Dr. Caskey is Chairman of the Board of Directors of Lexicon Genetics, Inc. (NASDAQ: LEXG). Dr. Caskey received his B.A. from the University of South Carolina and his M.D. from Duke University Medical School.

     Mark N. Lampert has been a director since March 1996 and served as Chairman of our Board of Directors from March 1996 to August 2000. He founded BVF Partners, L.P. in 1993. BVF Partners, L.P. is a San Francisco-based private investment partnership focused on the biotechnology industry. Prior to 1993, Mr. Lampert was a Vice President at the investment banking firm Oppenheimer & Co., co-founder of Biotechnology Royalty Corp., and worked for Cambridge NeuroScience and G.D. Searle & Co. He received his A.B. in Chemistry from Harvard College and his M.B.A. from Harvard Business School.

     George W. LeMaitre has been a director since October 1995. He has been President, CEO and a director of Vascutech, Inc. since June 1992. Vascutech is a venture-backed medical device company that designs, manufactures and markets minimally invasive cardiovascular bypass catheters. Mr. LeMaitre has also worked as an investment banker at Lehman Brothers in New York, as a leveraged buyout analyst at McCown De Leeuw and as a commercial banker at Connecticut National Bank. Mr. LeMaitre holds a U.S. patent on the Expandable LeMaitre Valvulotome. Mr. LeMaitre received his M.B.A. from Stanford University's Graduate School of Business and his A.B. from Stanford University.

     William C. Mulligan has been a director since October 1998. He has been the Managing Director of Primus Venture Partners since 1987. Before joining Primus in 1985, he was with the Cleveland office of McKinsey & Company, Inc. Mr. Mulligan's previous experience includes management positions at Deere and Company and First Chicago Corporation. Mr. Mulligan also serves on the Board of Directors of

Universal Electronics, Inc. (NASDAQ: UEIC). Mr. Mulligan received his B.A. in Economics from Denison University and his M.B.A. from the University of Chicago.

     Kurt R. Brunden, Ph.D. joined Athersys as Vice President of Drug Discovery in September 2000. Dr. Brunden was employed at Gliatech Inc. from 1991 to 2000, where his most recent position was Vice President of Research. In that capacity, he was responsible for the initiation and development of small molecule and protein drug discovery programs. From 1988 to 1991, Dr. Brunden held a tenure-track faculty position within the Department of Biochemistry at the University of Mississippi Medical Center. He was a Research Fellow at the Mayo Clinic from 1985 to 1988, received a Ph.D. in Biochemistry from Purdue University in 1985 and a B.S. in Biology and Chemistry from Western Michigan University in 1980.

     Anne Brown, Ph.D., J.D. has been our Senior Director of Intellectual Property since August 2000. Dr. Brown is responsible for managing and developing our expanding intellectual property estate. Dr. Brown has twelve years of legal experience and over fifteen years of research experience in the biological sciences. From 1998 until 2000, Dr. Brown was Of Counsel with Alston & Bird, LLP where she drafted approximately 100 U.S. patent applications in the field of genomics. From 1990 to 1998, Dr. Brown was a patent agent and attorney at Sterne, Kessler, Goldstein & Fox, PLLC. From 1988 to 1990, Dr. Brown was a patent examiner at the U.S. Patent and Trademark Office. Dr. Brown received her Ph.D. in Genetics from The Florida State University and her J.D. from the University of Maryland School of Law.

     Laura K. Campbell, CPA joined us as Controller in January 1998 and has been our Director of Finance since January 2000. From 1986 to 1997, she served in the audit department at Ernst & Young LLP, most recently as a Senior Manager. During her 11 years with Ernst & Young LLP, Ms. Campbell specialized in entrepreneurial services and the biotechnology industry, and participated in multiple initial public offerings. Ms. Campbell received her B.S., with distinction, in Business Administration from The Ohio State University.

COMPOSITION OF THE BOARD OF DIRECTORS

     Following this offering, our Board of Directors will be divided into three staggered classes, each of whose members will serve a three-year term as follows:

     - Class I directors will be Mr. Lampert and Mr. LeMaitre;

     - Class II directors will be Mr. Biro and Dr. Harrington; and

     - Class III directors will be Dr. Van Bokkelen, Dr. Caskey and Mr.
       Mulligan.

     At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the Annual Meeting of Stockholders to be held during calendar years 2001 for Class I directors, 2002 for Class II directors and 2003 for Class III directors.

     Each officer serves at the discretion of the Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors has standing Audit Review, Compensation and Executive Committees. Upon completion of this offering, our Board of Directors' committees will be constituted as follows: The Audit Review Committee will consist of Messrs. Biro, LeMaitre and Mulligan. The Audit Review Committee oversees the engagement of our independent public accountants, reviews the annual financial statements and the scope of the annual audits and considers matters relating to accounting policy and internal controls. Upon completion of this offering, the Compensation Committee will consist of Messrs. Biro,

LeMaitre and Mulligan. The Compensation Committee reviews, approves and makes recommendations to our Board of Directors concerning our compensation practices, policies and procedures for our executive officers, including the Chief Executive Officer. The Compensation Committee's duties include the administration of our stock plans. The Executive Committee will consist of Messrs. Biro and Mulligan and Dr. Van Bokkelen. The Executive Committee reviews and approves strategic matters, including major investments, potential acquisition transactions and business strategies, and reviews and approves the structure of, and additions to, senior management.

DIRECTOR COMPENSATION

     Our directors do not receive cash for services they provide as directors. From time to time, certain non-employee directors have received grants of options to purchase shares of our common stock. In May 1998, we granted Messrs. Lampert and LeMaitre each an option to purchase 193,155 shares of common stock at an exercise price of $1.16 per share. The shares underlying these options are fully vested. In February 1999, we granted Messrs. Mulligan and Biro each an option to purchase 193,155 shares of common stock at an exercise price of $1.94 per share. In May 2000, we granted Dr. Caskey an option to purchase 128,770 shares of common stock at an exercise price of $7.77 per share. The shares underlying the options for Messrs. Mulligan, Biro and Caskey vest based on participation at quarterly board meetings. Following the consummation of this offering, we intend to pay our directors customary fees and expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Upon completion of this offering, the Compensation Committee of the Board of Directors will consist of Messrs. Biro, LeMaitre and Mulligan. No interlocking relationship currently exists, has existed or will exist upon completion of this offering between any member of our Board of Directors or our Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company.

SCIENTIFIC ADVISORS

     Our scientific advisors have demonstrated expertise in various fields and advise us concerning long-term scientific planning, research and development. Some of our principal scientific advisors own shares or options to acquire shares of our common stock. These advisors also evaluate our research program, recommend personnel to us and advise us on technology matters.

     Huntington Willard, Ph.D., Case Western Reserve University, is Chairman of the Department of Genetics and the Director of the Center for Human Genetics at the CWRU School of Medicine. He is an expert in the fields of human genetics and mammalian chromosome structure and function. Dr. Willard collaborates with Athersys on SMC vector research, working closely with our scientists on the scientific development of the technology.

     Ira Mellman, Ph.D., Yale University, is Director of the Molecular Biology program and Professor of Cell Biology at the Yale University School of Medicine. He is a preeminent scientist in the fields of receptor mediated endocytosis and immunology. The primary aim of his research involves identifying and characterizing proteins and protein motifs that are involved in receptor mediated endocytosis and vesicular transport in the cell. Recent findings from Dr. Mellman's laboratory have led to a more fundamental understanding of how receptors on lymphocytes are internalized and regulated, leading to an increased comprehension of the immune system.

     James Nelson, Ph.D., Stanford University, is Professor and Chairman of the Department of Molecular and Cellular Physiology at Stanford University. He is a leading researcher in the field of epithelial cell polarity and the focus of his work is in understanding the temporal and spatial cues recognized by cells during tissue and organ development. Scientific contributions from Dr. Nelson's laboratory have increased the understanding of the cell biology of polycystic kidney disease, a genetically inherited disease, as well as a genetically inherited form of colon cancer.

     Michael Lieber M.D., Ph.D., University of Southern California, is Professor of Pathology and Biochemistry at the University of Southern California School of Medicine. Previously, Dr. Lieber held this position at the Washington University School of Medicine. A leading researcher in the field of genetic recombination, Dr. Lieber has focused on understanding the DNA recombination processes that occur during lymphocyte development. As a result of this work, the molecular basis for certain types of inherited immunodeficiencies is now understood.

     Michael McHeyzer-Williams, Ph.D., Duke University, is Assistant Professor of Immunology at the Duke University School of Medicine. The focus of his research is antigen-specific development of helper T and B lymphocytes, effector function and immunologic memory.

     Fritz M. Rottman, Ph.D., is past Professor and Chairman of Molecular Biology and Microbiology at the Case Western Reserve University School of Medicine. Dr. Rottman was a member of the original research team that was responsible for discovering the relationship between RNA codons and protein synthesis. He then went on to conduct pioneering research in determining the nature of the mRNA 5'-terminal cap structure.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation we paid to our chief executive officer and our other executive officers whose total annual compensation exceeded $100,000 during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL             LONG-TERM              OTHER
                                               COMPENSATION     COMPENSATION AWARDS      COMPENSATION
                                               ------------    ----------------------    ------------
                                                                  NUMBER OF SHARES
       NAME AND PRINCIPAL POSITION(S)             SALARY         UNDERLYING OPTIONS
       ------------------------------          ------------    ----------------------
Gil Van Bokkelen, Ph.D.......................    $150,388      --                            $493(1)
  Chairman of the Board,
  President and Chief Executive Officer
John J. Harrington, Ph.D.....................     150,000      --                             453(1)
  Executive Vice President and
  Chief Scientific Officer
James J. Kovach, M.D., J.D. (2)..............     149,984             347,679                 145(3)
  Executive Vice President and
  Chief Operating Officer

---------------

(1) Consists of premium payments for group term life insurance policies and officers life insurance policies.

(2) Dr. Kovach joined us as a consultant in December 1998 and was named Executive Vice President and Chief Operating Officer in February 1999. A portion of his compensation in 1999 related to services rendered as a consultant and a portion related to his employment with us.

(3) Consists of premium payments for group term life insurance policies.

                       OPTION GRANTS IN FISCAL YEAR 1999

     The following table sets forth selected information regarding options we granted to our named executive officers during the fiscal year ended December 31, 1999. We did not grant any stock appreciation rights to these individuals during 1999.

     The percentage of total options is based on an aggregate of 706,943 options that we granted during 1999 to our employees, including the named executive officers. We granted these options with an exercise price equal to the deemed fair value of our common stock on the date of grant, as determined in good faith by our Board of Directors.

     The potential realizable values are based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term of the options. These numbers are calculated based on SEC requirements and do not reflect our prediction of our common stock price performance. The actual gain, if any, on the exercise of a stock option will depend on the future performance of our common stock, the option holder's continued employment through the option vesting term and the time at which the underlying shares are sold.

                                                      INDIVIDUAL GRANTS
                                   --------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF     PERCENT OF                                      ASSUMED ANNUAL RATES OF
                                   SECURITIES   TOTAL OPTIONS                                 STOCK PRICE APPRECIATION FOR
                                   UNDERLYING    GRANTED TO                                            OPTION TERM
                                    OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------------
              NAME                  GRANTED      FISCAL YEAR      PER SHARE         DATE           5%             10%
              ----                 ----------   -------------   --------------   ----------   ------------   --------------
Gil Van Bokkelen, Ph.D...........     --           --              --              --             --              --
John J. Harrington, Ph.D.........     --           --              --              --             --              --
James J. Kovach, M.D., J.D.......  347,679       49.18%           $1.94           2009          $424,188       $1,074,975

                       1999 FISCAL YEAR-END OPTION VALUES

     The following table sets forth selected information regarding exercisable and non-exercisable options held on December 31, 1999. None of our executive officers exercised options in fiscal year 1999.

     The value of unexercised in-the-money options equals the difference between the deemed fair value of our common stock on December 31, 1999 and the per share exercise price, multiplied by the number of shares underlying the option. Accordingly, solely for the purposes of this table, we have assumed that the
deemed fair value of our common stock throughout 1999 was $     per share, the
assumed initial public offering price.

                                           NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED IN-THE-MONEY
                                        UNEXERCISED OPTIONS AT FISCAL YEAR END          OPTIONS AT FISCAL YEAR END
                                        --------------------------------------    --------------------------------------
                 NAME                     EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
                 ----                   ----------------    ------------------    ----------------    ------------------
Gil Van Bokkelen, Ph.D................       128,770              257,539
John J. Harrington, Ph.D..............       717,892              257,539
James J. Kovach, M.D., J.D............       115,893              231,786

EMPLOYEE BENEFIT PLANS

  401(k) Plan

     In 1997, we adopted a tax-qualified employee savings and retirement plan, also known as a 401(k) plan, that covers all of our employees. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit, which was $10,500 in 2000, and have the amount of the reduction contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by our board. We have not made any matching or profit-sharing contributions to the 401(k) plan as of the date of this prospectus. The 401(k) plan is intended to qualify under
Section 401 of the Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

  2000 Stock Incentive Plan

     Prior to completion of this offering, we will seek board and stockholder approval for our new 2000 Stock Incentive Plan. The plan will become effective prior to the completion of the offering. The 2000 Stock Incentive Plan will provide for the grant of incentive stock options, nonqualified stock options, appreciation rights, performance units, performance shares, restricted shares and deferred shares. The payment of dividend equivalents on awards granted under the plan is also permitted.

     Options. Incentive stock options will have an exercise price of 100% or more of the market value of our common stock on the date of grant. Nonqualified
stock options will have an exercise price of at least                % of the
market value of our common stock on the date of grant.

     Appreciation Rights. The committee under the plan will be authorized to grant appreciation rights which represent the right to receive from us an amount, determined by the committee and expressed as a percentage not exceeding 100%, of the difference between the base price established for the rights and the market value of the shares on the date the rights are exercised.

     Performance Shares and Units. The committee will be authorized to grant performance units, which will be the equivalent of $1.00, and performance shares, which will be the equivalent of one share of common stock. If by the end
of a performance period of not less than                years specified
management objectives have been achieved, the participant will have fully earned the performance units or performance shares.

     Restricted Shares. The committee will be authorized to grant restricted shares, which will constitute an immediate transfer of the ownership of common stock to the recipient. The participant will have dividend and voting rights on these shares. Restricted shares will be subject to a "substantial risk of forfeiture" of the shares, within the meaning of Section 83 of the tax code, for
a period of at least                years to be determined by the committee on
the date of the grant.

     Deferred Shares. Deferred shares will constitute an agreement to issue shares to the recipient in the future in consideration of the performance of services, but subject to the fulfillment of those conditions that the committee may specify. The committee will fix a deferral period of at least years at the time of grant.

     Shares Reserved; Plan Limits. We intend to reserve a total of shares of our common stock for issuance under the 2000 Stock Incentive Plan. The reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2002, by an amount
equal to      of the total number of outstanding shares of our common stock on a fully diluted basis on the last trading day in December of the prior calendar
year. In no event will any such annual increase exceed        shares. The number
of shares actually issued or transferred by us upon exercise of incentive stock
options will not exceed                . No participant will be granted option
rights and appreciation rights
for more than                shares during any calendar year. The number of
performance shares that will be paid out under the plan and the number of restricted shares and deferred shares granted will not exceed, in the aggregate,
               . No participant will receive in any calendar year an award of performance shares, performance units or restricted stock specifying management objectives having an aggregate maximum value as of their respective dates of
grant in excess of $          . Finally, no participant will earn dividend
equivalents in any one calendar year specifying management objectives having a
value in excess of $          .

     Eligibility. Our officers, employees, consultants, other independent contractors (including individuals who have received offers to become employees) and non-employee directors may be selected by the committee to receive benefits under the plan. The committee will be authorized to provide for special terms for awards to participants who are foreign nationals or who are employed by us outside the United States as the committee may deem necessary or appropriate to accommodate differences in local law, tax policy or custom.

     Adjustments. The number of shares covered by outstanding awards, certain other provisions contained in outstanding awards, the number of shares reserved for issuance under the plan and the other share limits contained in the plan will all be subject to adjustment in certain situations as provided in the plan.

     Administration and Amendments. Our board, or a committee or subcommittee thereof, will administer and interpret the plan. The plan may be amended by the committee so long as any amendment that must be approved by our stockholders in order to comply with applicable law or the rules of any securities exchange on which shares of common stock are traded or quoted will not be effective until the approval has been obtained.

     Plan Benefits. Currently, it is not possible to determine specific amounts that may be awarded in the future under the plan.

  1995 Incentive Plan

     In November 1995, our board adopted and our stockholders approved our 1995 Incentive Plan. The 1995 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock and stock bonus awards.

     Options. Incentive stock options are required to have an exercise price of 100% or more of the market value of our common stock on the date of grant. Unless otherwise determined by our board (or the committee that administers the plan), nonqualified stock options are required to have an exercise price of not less than the market value of our common stock on the date of grant.

     Restricted Stock. The board (or the committee that administers the plan) may grant restricted shares, which constitute an immediate transfer of the ownership of common stock to the recipient, in consideration of the payment of the par value of such shares. The recipient has dividend and voting rights on these shares. Restricted shares must be subject to a "substantial risk of forfeiture" of the shares, within the meaning of Section 83 of the tax code, for a specified period of time.

     Bonus Shares. The board (or the committee that administers the plan) may also grant bonus shares under the 1995 Incentive Plan. The recipient of bonus shares will be entitled to unrestricted shares.

     Shares Reserved. We have reserved a total of 5,150,800 shares of our common stock for issuance under the 1995 Incentive Plan.

     Eligibility. Our officers, other key employees, consultants and directors may be selected by our board (or the committee that administers the plan) to receive benefits under the plan.

     Adjustments. The number of shares covered by outstanding awards, certain other provisions contained in outstanding awards, and the number of shares reserved for issuance under the plan, are all subject to adjustment in certain situations as provided in the plan.

     Administration and Amendments. The plan is administered by the compensation committee of our board, which has the authority to determine the participants to whom awards shall be granted, the number of shares to be covered by each award and the terms of any such award, to amend or cancel awards, to accelerate vesting of awards, to require the cancellation or surrender of any previously granted option or other awards under the plan, to interpret the plan, and to prescribe, amend and rescind rules and regulations relating to the plan. The plan may be amended by our board so long as any amendment that must be approved by our stockholders in order to comply with Section 422 of the tax code or Rule 16b-3 of the Securities Exchange Act of 1934 is not effective until the approval has been obtained. The 1995 Incentive Plan terminates ten years after it was established.

     Plan Benefits. In 1999, we granted options covering 1,097,116 shares to our employees, directors and consultants with a weighted average exercise price of $2.00 per share, including options covering 386,310 shares granted to our directors and options covering 347,679 shares granted to an officer at an exercise price of $1.94 per share. As of the date of this prospectus, no restricted stock or stock bonuses have been awarded. As of September 30, 2000, there were 313,891 shares available for future grants under the 1995 Incentive Plan.

  2000 Employee Stock Purchase Plan

     Our board intends to adopt the 2000 Employee Stock Purchase Plan and recommend its approval by our stockholders prior to completion of this offering. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock with their accumulated payroll deductions.

       Share Reserve.                shares of our common stock will initially
be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year
               , by an amount equal to                of the total number of
outstanding shares of our common stock, on a fully diluted basis, on the last trading day in December in the prior calendar year. In no event will any such
annual increase exceed                shares.

     Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months, as determined by the compensation committee. However, the initial offering period may have a duration in excess of 24 months. Each offering period will be comprised of one or more purchase intervals, as specified by the compensation committee.

     Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date of that period.

     Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on the last day of each offering period (or on the last day of any purchase interval for any offering period that is comprised of more than one purchase interval). The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the
purchase date. A participant may not purchase more than                shares on
any purchase date, and not more than                shares may be purchased in
total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     Reset Feature. With respect to any offering period that is comprised of more than one purchase interval, if the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the offering period, then that offering period will automatically terminate, and a new offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Change in Control. In the event of a "change in control" as defined in the plan, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the change in control. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the change in control.

     Administration and Amendments. The Plan is administered by the compensation committee of our board, which has the authority to interpret and construe the provisions of the plan. Our board may at any time amend, suspend or discontinue the plan. However, certain types of amendments may require stockholder approval.
The plan will terminate no later than                .

EMPLOYMENT AGREEMENTS

     On December 1, 1998, we entered into an employment agreement with Gil Van Bokkelen, Ph.D., to serve as our president and chief executive officer. Dr. Van Bokkelen is entitled to a base salary, which may be increased at the discretion of our board, and an annual discretionary incentive bonus of up to 33% of his base salary. Dr. Van Bokkelen also received an option to purchase 386,309 shares of common stock at $1.16 per share that vests over three years. If we terminate his employment without "cause," or Dr. Van Bokkelen terminates for "good reason," we are required to pay Dr. Van Bokkelen his full salary and all other compensation and benefits for eighteen months and his stock options will immediately vest. In the event of a "change in control", Dr. Van Bokkelen would have "good reason" to terminate his employment within 90 days following the change in control, and his stock options will vest to the extent such accelerated vesting will not result in the imposition of the golden parachute excise tax. If Dr. Van Bokkelen's employment is terminated as a result of his disability, he will be entitled to his full salary and all other compensation and benefits for 12 months. Dr. Van Bokkelen is required to mitigate severance benefits by seeking other employment. Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us. The payment of severance benefits will cease if Dr. Van Bokkelen violates this agreement.

     On December 1, 1998, we entered into an employment agreement with John J. Harrington, Ph.D., to serve as our executive vice president and chief scientific officer. Dr. Harrington is entitled to a base salary which may be increased at the discretion of our board, and an annual discretionary incentive bonus of up to 33% of his base salary, $25,000 of which is guaranteed. Dr. Harrington also received an option to purchase 386,309 shares of common stock at $1.16 per share that vests over three years, and an option to purchase 589,122 shares of common stock at an exercise price of $1.16 per share that vested immediately. If we terminate his employment without "cause," or Dr. Harrington terminates for "good reason," we are required to pay Dr. Harrington his full salary and all other compensation and benefits for eighteen months and his stock options will immediately vest. In the event of a "change in control", Dr. Harrington would have "good reason" to terminate his employment within 90 days of the change in control, and his stock options will vest to the extent such accelerated vesting will not result in the imposition of the golden parachute excise tax. If Dr. Harrington's employment is terminated as a result of his disability, he will be entitled to his full salary and all other compensation and benefits for 12 months. Dr. Harrington is required to mitigate severance benefits by seeking other employment. Dr. Harrington has also entered into a non-competition and confidentiality agreement under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us. The payment of severance benefits will cease if Dr. Harrington violates this agreement.

     On February 22, 1999, we entered into an employment agreement with James J. Kovach, M.D., J.D., to serve as our executive vice president and chief operating officer. Dr. Kovach is entitled to a base salary which may be increased at the discretion of our board, and an annual discretionary incentive bonus of up to 50% of his base salary. Dr. Kovach also received an option to purchase 347,679 shares of common stock at $1.94 per share that vests over three years. If we terminate his employment without "cause" or if Dr. Kovach terminates for "good reason", we are required to pay Dr. Kovach his full salary for six months and we are required to permit him, at his own expense, to continue in our welfare benefit plans for up to 18 months. In the event of a "change in control", Dr. Kovach would have "good reason" to terminate his employment within 90 days of the change in control, and his stock options will vest unless (and to the extent that) the vesting of the stock options would result in a lesser net after-tax benefit to him, because of the imposition of the golden parachute excise tax, than he would receive if the vesting of the stock options was limited to the extent necessary so that the excise tax did not apply to him. If Dr. Kovach's employment is terminated as a result of his disability, he will be entitled to his full salary and all other compensation and benefits for 12 months. Dr. Kovach is required to mitigate severance benefits by seeking other employment. Dr. Kovach has also entered into a non-competition and confidentiality agreement under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us. The payment of severance benefits will cease if Dr. Kovach violates any provision of this agreement.

     On March 1, 2000, we entered into an employment agreement with James G. Shook, Ph.D., to serve as our executive vice president of product development and regulatory affairs. Dr. Shook is entitled to a base salary, which may be increased at the discretion of our board, and an annual incentive bonus of up to 50% of his base salary, $25,000 of which is guaranteed. Dr. Shook also received an option to purchase 119,573 shares of common stock at $0.78 per share and an option to purchase 73,581 shares of common stock at $5.44 per share, each of which will vest over four years. If we terminate his employment without "cause," or Dr. Shook terminates for "good reason," we are required to pay Dr. Shook his full salary for six months and we are required to permit him, at his own expense, to continue in our welfare benefit plans for up to 18 months. In the event of a "change in control", Dr. Shook would have "good reason" to terminate his employment within 90 days of the change in control, and his stock options will vest unless (and to the extent that) the vesting of the stock options would result in a lesser net after-tax benefit to him, because of the imposition of the golden parachute excise tax, than he would receive if the vesting of the stock options was limited to the extent necessary so that the excise tax did not apply to him. If Dr. Shook's employment is terminated as a result of his disability, he will be entitled to his full salary and other compensation and benefits for 12 months. Dr. Shook is required to mitigate severance benefits by seeking other employment. Dr. Shook has also entered into a non-competition and confidentiality agreement under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us. The payment of severance benefits will cease if Dr. Shook violates any provision of this agreement.

     On May 16, 2000, we entered into an employment agreement with Jeffrey R. Steinhilber, to serve as our chief financial officer. Mr. Steinhilber is entitled to a base salary, which may be increased at the discretion of our board and an annual incentive bonus of up to $75,000. Mr. Steinhilber also received an option to purchase 141,647 shares of common stock at $0.78 per share and an option to purchase 51,508 shares of common stock at an exercise price of $7.77 per share, each of which will vest over four years. If we terminate his employment without "cause", or Mr. Steinhilber terminates his employment for "good reason", we are required to pay Mr. Steinhilber his full salary for six months, and we are required to permit him, at his own expense, to continue in our welfare benefit plans for up to 18 months. If, during the one-year period following a "change in control", Mr. Steinhilber voluntarily terminates employment for "good reason" or his employment is terminated without "cause", his stock options will vest unless (and to the extent that) the vesting of the stock options would result in a lesser net after-tax benefit to him, because of the imposition of the golden parachute excise tax, than he would receive if the vesting of the stock options was limited to the extent necessary so that the excise tax did not apply to him. In the event of a change in control, Mr. Steinhilber would have "good reason" to terminate his employment within 90 days of the change in control. If Mr. Steinhilber is terminated as a result of his disability, he will be entitled to his full salary and other compensation and benefits for 12 months. Mr. Steinhilber is required to mitigate severance benefits by seeking other employment. Mr. Steinhilber has also entered into a non-competition and confidentiality agreement under which, during his employment and for a period of six months thereafter, he is restricted from, among other things, competing with us. The payment of severance benefits will cease if Mr. Steinhilber violates any provision of this agreement.

     We intend to amend each of the foregoing employment agreements prior to the completion of this offering.

LIABILITY LIMITATIONS AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law expressly permits a corporation to provide that its directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     These express limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

     The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in a certificate of incorporation, bylaws, agreement or otherwise. Our certificate of incorporation provide that we will indemnify our directors and officers, to the maximum extent permitted by law and that we may indemnify other employees and agents. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions in his or her capacity as an officer, director, employee or agent. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims. Finally, we have entered into agreements with each of our directors, executive officers and certain other key employees that, among other things, require us to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law. We believe that these provisions, policies and agreements will help us attract and retain qualified persons.

     The limited liability and indemnification provisions in our certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, employees and agents under our certificate of incorporation or indemnification agreements we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              RELATED TRANSACTIONS

SALES OF CONVERTIBLE PREFERRED STOCK

     A number of our stockholders that beneficially own or owned more than 5% of our common stock have participated in transactions in which they purchased shares of our convertible preferred stock. We believe that we sold these shares at their fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties. The following table summarizes each of the issuances pursuant to which these parties purchased shares of our convertible preferred stock directly from us:

                                                             CLASS OF          PRICE       NUMBER
             CLOSING DATE(S) OF TRANSACTION               PREFERRED STOCK    PER SHARE    OF SHARES
             ------------------------------               ---------------    ---------    ---------
June 4, 1998............................................  Class B             $ 1.25        319,800
October 30, 1998........................................  Class C             $ 3.67      2,766,300
October 1, 1998.........................................  Class D             $ 1.35        150,000
October 21, 1999........................................  Class E             $1,000         12,015
Various dates in March and April 2000...................  Class F             $12.00      3,958,333
March 17, 2000..........................................  Class G             $ 1.85        639,450

     The following table summarizes the actual number of shares purchased directly from us by our stockholders that beneficially own or owned more than 5% of our common stock and the aggregate consideration paid for such shares:

                                                   SHARES OF PREFERRED STOCK
                                   ---------------------------------------------------------     AGGREGATE
                                   CLASS B   CLASS C   CLASS D   CLASS E   CLASS F   CLASS G   CONSIDERATION
                                   -------   -------   -------   -------   -------   -------   -------------
Biotech 3 Investment L.L.C. .....  148,800        --   150,000       --         --   639,450    $ 1,570,614
Blue Chip Capital Fund II L.P.
  and affiliate..................       --   818,100        --       --    208,333        --    $ 5,500,000
Elan International Services,
  Ltd. ..........................       --        --        --   12,015         --        --    $12,015,000
INVESCO Global Health Sciences
  Fund and affiliate.............       --        --        --       --    833,333        --    $10,000,000
Primus Capital Fund IV L.P. and
  affiliate......................       --   818,100        --       --    166,667        --    $ 5,000,000
UBS Warburg LLC..................       --   545,400        --       --    166,667        --    $ 4,000,000

     Mark Lampert, a member of our board since March 1996, is President of BVF, Inc., which is the general partner of BVF Partners, L.P., which is the manager of Biotech 3 Investment L.L.C. William Mulligan, a member of our board since October 1998, is Executive Vice President of Primus Venture Partners, which is the general partner of Primus Capital Fund IV Limited Partnership.

     In March 1996, in connection with its purchase of Class A preferred stock, Biotech 3 Investment, L.L.C. was granted an option to purchase 1,686,000 shares of blank check preferred stock having the same terms as the Class A convertible preferred stock, except for liquidation value and conversion price. The initial exercise price was $1.19 per share and increased at a rate of 0.07% per day (25% per annum) commencing on March 19, 1998. In June 1998, Biotech sold a portion of its option to Ohio Innovation Fund I, L.P., which Ohio Innovation Fund exercised by purchasing 171,000 shares of Class B convertible preferred stock in June 1998. In October 1998, Biotech executed an agreement whereby upon completion of a private placement with proceeds of at least $10.0 million Biotech would forfeit 576,750 shares issuable pursuant to this option. In connection with the closing of the sale of Class C convertible preferred stock, Biotech forfeited its option to purchase these shares. The shares of Class B convertible preferred stock, Class D convertible preferred stock and Class G convertible preferred stock were purchased upon exercise of this option in full.

     In addition, in October 2000, Biotech sold 1,200,000 shares of Class A preferred stock for an aggregate purchase price of $15.0 million to Van Wagoner Funds and certain of its affiliates, which currently are Class F stockholders. As a result of this transaction, Van Wagoner Funds, together with its affiliates, beneficially own more than 5% of our common stock. In order to permit this transaction without triggering rights of first refusal and co-sale rights under our stockholders' agreement, which terminates by its terms upon the consummation of this offering, we agreed to amend our stockholders' agreement and solicit the necessary stockholders' consents. In consideration for the amendment to our stockholders' agreement, Biotech, Mr. Lampert and Michael Sacks, a former board member, agreed to enter into a share transfer and restriction agreement that, among other things, prohibits them, individually or collectively, from selling, pledging or otherwise disposing of additional shares of our stock in an amount that exceeds, in the aggregate, the lesser of (i) 1,545,240 shares of our common stock and (ii) a number of shares of common stock yielding gross proceeds of $30.0 million in the aggregate, other than pursuant to their registration rights described in "Description of Capital
Stock -- Registration Rights." This restriction begins on the 181st day after the date of this prospectus and lasts until the 360th day after the date of this prospectus.

     In connection with our sales of convertible preferred stock in the foregoing transactions, we granted rights to the holders of convertible preferred stock to require us to register their shares under the Securities Act and to include their shares in registration statements we file for our own benefit under the Securities Act. For more information about these registration rights, please see "Description of Capital Stock -- Registration Rights."

WARRANTS TO PURCHASE COMMON STOCK

     In connection with our sale of Class C convertible preferred stock in October 1998, we issued warrants to the Class C stockholders entitling them to purchase an aggregate of 780,343 shares of common stock at a purchase price of $3.36 per share. Blue Chip Capital Fund II L.P. and its affiliate were issued warrants to purchase 231,785 shares of common stock. Primus Capital Fund IV L.P. and its affiliate were issued warrants to purchase 231,785 shares of common stock. UBS Warburg LLC was issued warrants to purchase 154,524 shares of common stock. The exercise price of these warrants is subject to adjustment for stock splits, reclassifications and issuances of our common stock at less than $3.36. These warrants will expire upon the earliest to occur of:

     - one year after the consummation of this offering;

     - our dissolution or liquidation;

     - the sale of substantially all of our assets, property or stock; and

     - October 30, 2008.

     The investors have not exercised any of these warrants.

     In connection with our sale of Class F convertible preferred stock in March and April 2000, we issued warrants to the Class F stockholders entitling them to purchase an aggregate of 509,682 shares of common stock at a purchase price of $9.32 per share. Blue Chip Capital Fund II L.P. was issued warrants to purchase 26,827 shares of common stock. Primus Capital Fund IV L.P. and its affiliate were issued warrants to purchase 21,461 shares of common stock. INVESCO Global Health Sciences Fund and its affiliate were issued warrants to purchase 107,308 shares of common stock. UBS Warburg LLC was issued warrants to purchase 21,461 shares of common stock. The holders of these warrants may, at their option, exercise the warrants (i) to purchase shares of common stock or (ii) pursuant to a cashless exercise. Upon the completion of this offering, if any warrant holder has not exercised its warrants, the warrants will be automatically exercised pursuant to the cashless exercise feature set forth in the warrant.

STRATEGIC PARTNERSHIPS

  Medarex

     In August 2000, we entered into binding memorandum of understanding to establish a collaboration to research and develop novel therapeutics produced through the joint application of certain of Medarex's technology and our RAGE technology. We will share all costs of research and development and profits and losses associated with product commercialization equally with Medarex.

     In conjunction with this transaction, Medarex purchased 412,724 shares of our common stock for $5.0 million at $12.11 per share. If the initial offering price to the public in this offering is $12.11 per share or less, we will, at Medarex's option, issue Medarex (i) additional shares of our common stock so that the adjusted price paid by Medarex is equal to 94% of the initial per share price paid by the public in this offering, or (ii) cash in the amount necessary to adjust its per share purchase price to be equal to 94% of the initial per share price paid by the public in this offering.

  Elan International Services

     In October 1999, we established a joint venture with Elan International Services, a subsidiary of Elan Corporation to commercialize a therapeutic protein using the RAGE technology and delivery technology supplied by Elan Corporation. The joint venture, Athersys Newco, is owned 80.1% by us and 19.9% by Elan International Services. Athersys Newco has licensed the RAGE technology from Athersys. We invested $12.0 million in the joint venture and Elan International Services invested $3.0 million.

     Athersys Newco will subcontract with other parties, including Elan International Services and us, to perform research and development with respect to its business plan. It is estimated that Athersys Newco will require $5.0 million of additional funding during its first three years of existence. We are required to contribute our pro rata portion of any additional funding in accordance with our equity interest in Athersys Newco (currently 80.1%). To enable us to satisfy our share of any additional funding, Elan International Services will, at our request, purchase convertible debt of up to $1.5 million of Athersys or senior debt of up to $2.5 million of Athersys in an amount equal to our share of additional funding for Athersys Newco. The convertible debt is available to be issued until October 21, 2002, will have a term of six years, bear interest at the rate of 8% and be convertible into our common stock at a price per share of $11.96. We may prepay the convertible debt at our option. As of August 31, 2000, no amounts have been borrowed under this arrangement.

     The joint venture paid a license fee of $15.0 million to Elan International Services for the use of Elan Corporation's drug delivery technology. The distribution of the joint venture's net income will be shared by Elan International Services and us based on our respective ownership percentages, after any research and development funding is repaid to Elan International Services and us.

     In conjunction with this transaction, Elan International Services purchased 541,960 shares of our common stock for $5.0 million at $9.23 per share and 12,015 shares of our Class E convertible preferred stock for $12.0 million at $1,000 per share.

     Upon completion of this offering, each share of Class E convertible preferred stock will automatically convert into 65.0353 shares of common stock. Elan has exchange rights with respect to the shares of our common stock which are issued upon such conversion so long as Elan and its affiliates own all of those shares. The exchange rights permit Elan to exchange all of those common shares at any time after October 21, 2001 for shares of Athersys Newco, representing an incremental 30.1% interest in Athersys Newco. Elan may also exchange those shares of common stock on or before October 21, 2001 into shares of Athersys Newco non-voting preferred stock that are convertible into shares of Athersys Newco common stock. Elan's exchange rights will terminate on the earlier of (i) October 21, 2005 and (ii) the date on which Athersys Newco completes an initial public offering of its common stock.

  President Life Sciences

     In September 2000, we signed a binding memorandum of understanding to establish a joint venture with President Life Sciences to jointly develop and commercialize several therapeutic proteins, discover and commercialize novel therapeutics and use RAGE in certain agricultural biotechnology and other applications, all in select Asian markets (excluding Japan). The joint venture will be owned 19.9% by us and 80.1% by President Life Sciences.

     In exchange for our interest in the joint venture, we will grant the joint venture an exclusive license to use the RAGE technology in select markets in southeast Asia. As additional consideration for our license grant, the joint venture will pay us $7.5 million in technology access and transfer fees. We are also eligible to receive license fees, milestone payments and royalties on the sale of therapeutic protein candidates developed by the joint venture. We will also provide a line of credit to the joint venture in the amount of $5.0 million. In exchange for President Life Sciences' equity interest in the joint venture, they will provide $10.0 million in initial funding to the joint venture.

     In conjunction with this transaction, President Life Sciences purchased 825,449 shares of our common stock for $10.0 million at $12.11 per share.

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     We have entered into employment agreements with each of our executive officers, and we have also granted stock options to each of our executive officers. See "Management -- Employment Agreements." We have also granted stock options to each of our directors. In May 1998, we granted Messrs. Lampert and LeMaitre, each an option to purchase 193,155 shares of common stock at an exercise price of $1.16 per share. In May 1998, we granted Michael Sacks, who at the time was a member of our Board of Directors, an option to purchase 193,155 shares of common stock at an exercise price of $1.16 per share. In February 1999, we granted Messrs. Mulligan and Biro, each an option to purchase 193,155 shares of common stock at an exercise price of $1.94 per share. In May 2000, we granted Dr. Caskey an option to purchase 128,770 shares of common stock at an exercise price of $7.77 per share.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors, executive officers and certain other key employees. Such indemnification agreements will require us to indemnify our directors, executive officers and certain other key employees to the fullest extent permitted by Delaware law. See "Management -- Liability Limitations and Indemnification."

TERMS OF TRANSACTIONS

     We believe that the transactions set forth above were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders, and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of September 30, 2000 and as adjusted to reflect the sale of the shares of our common stock in this offering
assuming an initial public offering price of $     per share, for:

     - each person known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each of our executive officers named in the summary compensation table;
       and

     - all of our directors and executive officers as a group.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

     Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage
of ownership before the offering is based on     shares of common stock
outstanding on September 30, 2000 taking into account (i) 825,449 shares of common stock issued to President Life Sciences in October 2000, and (ii)
          shares of common stock that will be issued upon the completion of this offering as settlement of accrued dividends on Class C and Class E convertible
preferred stock assuming an initial public offering price of $          per
share. Percentage of ownership after the offering is based on     shares of
common stock outstanding after completion of this offering assuming an initial
public offering price of $     per share. This table assumes no exercise of the
underwriters' over-allotment option.

                                                                                PERCENTAGE OF SHARES
                                                                                 BENEFICIALLY OWNED
                                                                                --------------------
                                                           NUMBER OF SHARES      BEFORE      AFTER
              NAME OF BENEFICIAL OWNER(1)                 BENEFICIALLY OWNED    OFFERING    OFFERING
              ---------------------------                 ------------------    --------    --------
Biotech 3 Investment L.L.C.(2)(3).......................       4,735,193               %           %
Van Wagoner Funds and certain affiliates(4).............       2,135,431
Blue Chip Capital Fund II Limited Partnership and
  affiliate(5)..........................................       1,580,348
Primus Capital Fund IV Limited Partnership and
  affiliate(6)..........................................       1,521,328
Elan International Services, Ltd.(7)....................       1,323,359
INVESCO Global Health Sciences Fund and affiliate(8)....       1,180,390
Gil Van Bokkelen, Ph.D.(9)..............................       1,631,515
John J. Harrington, Ph.D.(10)...........................       1,631,515
James J. Kovach, M.D., J.D..............................         115,893
Timothy G. Biro(11).....................................         695,112
C. Thomas Caskey, M.D...................................              --
Mark N. Lampert(3)(12)..................................       4,928,348
George W. LeMaitre......................................         193,155
William C. Mulligan(13).................................       1,585,713
All executive officers and directors as a group (10
  persons)..............................................      10,781,251

---------------

   * Less than 1%

 (1) Unless otherwise indicated, the address of each stockholder is c/o Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115.

 (2) Biotech 3 Investment L.L.C. is located at One Sansome Street, 39th Floor, San Francisco, California 94104. Mark Lampert, a member of our board, is President of BVF, Inc., which is the general partner of BVF Partners, L.P., which is the manager of Biotech 3 Investment L.L.C.

 (3) On October 10, 2000, Biotech 3 Investment L.L.C. sold shares representing an aggregate of 1,545,240 shares of common stock to Van Wagoner Funds and certain of its affiliates for an aggregate of $15 million.

 (4) Van Wagoner Funds and certain of its affiliates, Van Wagoner Capital Partners, L.P. and Van Wagoner Crossover Fund, L.P., are located at 345 California Street, Suite 2450, San Francisco, California 94104. Represents 1,604,384 shares of common stock and 37,463 shares of common stock issuable upon the exercise of warrants held by Van Wagoner Funds, 12,501 shares of common stock and 348 shares of common stock issuable upon the exercise of warrants held by Van Wagoner Capital Partners, L.P. and 464,893 shares of common stock and 15,842 shares of common stock issuable upon the exercise of warrants held by Van Wagoner Crossover Fund, L.P.

 (5) Blue Chip Capital Fund II Limited Partnership and its affiliate Miami Valley Venture Fund, L.P. are located at 1100 Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202. Represents 1,163,736 shares of common stock and 223,845 shares of common stock issuable upon exercise of warrants held by Blue Chip Capital Fund II Limited Partnership and 158,000 shares of common stock and 34,767 shares of common stock issuable upon exercise of warrants held by Miami Valley Venture Fund, L.P.

 (6) Primus Capital Fund IV Limited Partnership and its affiliate Primus Executive Fund Limited Partnership are located at 5900 Landerbrook Drive, #200, Mayfield Heights, Ohio 44124. William Mulligan, a member of our board is Executive Vice President of Primus Venture Partners, which is a general partner of both Primus Capital Fund IV Limited Partnership and its affiliate Primus Executive Fund Limited Partnership. Represents 1,217,391 shares of common stock and 244,662 shares of common stock issuable upon exercise of warrants held by Primus Capital Fund IV Limited Partnership and 50,691 shares of common stock and 8,584 shares of common stock issuable upon exercise of warrants held by Primus Executive Fund Limited Partnership.

 (7) Elan International Services, Ltd. is located at 102 St. James Court Flatt, Smith Parish, Bermuda FL04.

 (8) INVESCO Global Health Sciences Fund and its affiliate INVESCO Health Sciences Fund are located at 7800 East Union Avenue, Suite 100, Denver, Colorado 80237. Represents 536,541 shares of common stock and 53,654 shares of common stock issuable upon exercise of warrants held by Pirate Ship & Co. as nominee of INVESCO Global Health Sciences Fund, and 536,541 shares of common stock and 53,654 shares of common stock issuable upon exercise of warrants held by Sea Lion & Co. as nominee of INVESCO Health Sciences Fund.

 (9) Excludes 3,812,431 shares of our capital stock for which certain stockholders have granted an irrevocable proxy pursuant to our stockholders agreement, which terminates on the effective date of this offering, to each of Drs. Van Bokkelen and Harrington to vote these shares at any annual or special meeting upon all matters which come before the stockholders, with certain conditions. Dr. Van Bokkelen disclaims beneficial ownership of the shares of stock for which these proxies have been granted within the meaning of Rule 13d-3 under the Exchange Act. Represents 1,502,745 shares of common stock held by Dr. Van Bokkelen and 128,770 shares of common stock issuable upon exercise of stock options granted to Dr. Van Bokkelen.

(10) Excludes 3,812,431 shares of our capital stock for which certain stockholders have granted an irrevocable proxy pursuant to our stockholders agreement, which terminates on the effective date of this offering, to each of Drs. Van Bokkelen and Harrington to vote these shares at any annual or special meeting upon all matters which come before the stockholders, with certain conditions. Dr. Harrington disclaims beneficial ownership of the shares of capital stock for which these proxies have been granted within the meaning of Rule 13d-3 under the Exchange Act. Represents 913,623 shares of common stock held by Dr. Harrington and 717,892 shares of common stock issuable upon exercise of stock options granted to Dr. Harrington.

(11) Mr. Biro is a member of our board and Managing Director of the Ohio Innovation Fund I, L.P. Represents 591,826 shares of common stock and 38,901 shares of common stock issuable upon exercise of warrants held by Ohio Innovation Fund I, L.P. and 64,385 shares of common stock issuable upon exercise of stock options granted to Mr. Biro as a member of our board. Mr. Biro disclaims beneficial ownership of shares held by Ohio Innovation Fund I, L.P. within the meaning of Rule 13d-3 under the Exchange Act.

(12) Mr. Lampert is President of BVF, Inc., which is the general partner of BVF Partners, L.P., which is the manager of Biotech 3 Investment L.L.C. Represents 4,735,193 shares held by Biotech 3 Investment L.L.C. and 193,155 shares issuable upon exercise of stock options granted to Mr. Lampert. Mr. Lampert disclaims beneficial ownership of shares held by Biotech 3 Investment L.L.C. within the meaning of Rule 13d-3 under the Exchange Act.

(13) Mr. Mulligan is Executive Vice President of Primus Venture Partners, which is a general partner of both Primus Capital Fund IV Limited Partnership and its affiliate Primus Executive Fund Limited Partnership. Represents 1,217,391 shares of common stock and 244,662 shares of common stock issuable upon exercise of warrants held by Primus Capital Fund IV Limited Partnership and 50,691 shares of common stock and 8,584 shares of common stock issuable upon exercise of warrants held by Primus Executive Fund Limited Partnership and 64,385 shares issuable upon exercise of stock options granted to Mr. Mulligan. Mr. Mulligan disclaims beneficial ownership of shares held by these entities within the meaning of Rule 13d-3 under the Exchange Act.

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

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.01 par value, and 15,000,000 shares of undesignated preferred stock, $0.01 par value.

COMMON STOCK

     As of September 30, 2000, there were     shares of common stock
outstanding, assuming the conversion of all outstanding shares of convertible preferred stock into common stock upon completion of this offering and taking into account (i) 825,449 shares of common stock issued to President Life
Sciences in October 2000 and (ii)               shares of common stock issued
upon the completion of this offering as settlement of accrued dividends on Class C and Class E convertible preferred stock assuming an initial public offering
price of $     per share. The shares were held of record by 103 stockholders.

     Following the completion of this offering, holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a stockholder vote and will not have cumulative voting rights. Holders of our common stock will be entitled to their proportionate share of any dividends that may be declared by the Board of Directors out of legally available funds, after any superior rights of the holders of preferred stock have been satisfied. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to their proportionate share of all assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Except as set forth below under "Exchange Rights," holders of common stock have no preemptive rights and no right to convert or exchange their common stock into any other securities. No redemption or sinking fund provisions will apply to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     Immediately prior to this offering, our certificate of incorporation provided for seven series of convertible preferred stock. Upon the completion of this offering, each outstanding share of convertible preferred stock, except for shares of Class E convertible preferred stock, will automatically convert into
1.2877 shares of common stock. Each share of Class E convertible preferred stock will convert into 65.0353 shares of common stock upon completion of this offering.

     Following this offering, our Board of Directors will be authorized, without stockholder approval, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series. Our Board of Directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Athersys. We have no present plan to issue any shares of preferred stock.

WARRANTS

     In March 1996, we issued warrants to purchase 115,506 shares of common stock at an exercise price of less than $0.01 to Michael Gallo. These warrants were issued in exchange for professional services provided to us. Mr. Gallo may exercise the warrants in whole or in part after the consummation of this offering or after the acquisition of a majority of the voting power by a person or group of person that were not stockholders on March 19, 1996 other than Biotech 3 Investment L.L.C. Mr. Gallo has entered into the lock-up agreement described in "Underwriting."

     In October 1998, in connection with our sale of Class C convertible preferred stock, we issued warrants to purchase an aggregate of 780,343 shares of common stock at an exercise price of $3.36 per share to ten investors. The exercise price of these warrants is subject to adjustment for stock splits, reclassifications and issuances of our common stock at less than $3.36. These warrants will expire upon the earliest to occur of:

     - one year after the consummation of this offering;

     - our dissolution or liquidation;

     - the sale of substantially all of our assets, property or stock; or

     - October 30, 2008.

     The investors have not exercised any of these warrants and have entered into the lock-up agreements described in "Underwriting."

REGISTRATION RIGHTS

     We have entered into registration rights agreements that provide demand and "piggyback" registration rights to some of our stockholders. These rights are summarized below.

     "PIGGYBACK" RIGHTS. Holders of 7,462,077 shares of common stock, 15,941,289 shares of common stock issuable upon conversion of our Class A, Class B, Class C, Class D, Class E, Class F and Class G convertible preferred stock and shares of common stock issuable upon exercise of warrants are entitled to "piggyback" registration rights. If we propose to register any of our securities, we must provide to these holders notice of the registration and include, at our expense, their shares of common stock in our registration of our common stock, subject to some limitations.

     DEMAND RIGHTS.

     Long-Form. After the earlier of October 31, 2000 or the completion of an initial public offering where the aggregate offering value of all of the shares to be offered is reasonably expected to equal at least $5.0 million, the holders of at least a majority of the then-outstanding common stock issued upon the conversion of the Class C convertible preferred shares, and the convertible holders of at least 25% of the then outstanding common stock issued upon the conversion of the Class F convertible preferred shares, each may require us to file a long-form registration statement under the Securities Act with respect to shares of common stock owned by them. We are required to use our reasonable best efforts to effect their requested registration. We are not required to effect more than two long-form demands registration of the holders of the common stock issuable upon conversion of Class C convertible preferred shares or more than one long-form demand registration of the holders of the common stock issuable upon conversion of the Class F convertible preferred shares.

     Short-Form. The holders listed below may require us to file a short-form registration statement under the Securities Act with respect to shares of common stock owned by them and we are required to use our reasonable best efforts to effect their requested registration, provided that the reasonably anticipated price to the public for those shares requested to be registered would equal or exceed $500,000. We are not required to effect more than two such demand registrations in any twelve month period.

     - holders of at least 25% of the common stock issued upon conversion of the Class A, Class B, Class C, Class D and Class G convertible preferred shares

     - holders of common stock issued upon conversion of the Class F convertible preferred shares

     The holders of common stock issuable upon conversion of Class E convertible preferred shares may require us to file a short-form registration statement under the Securities Act with respect to shares of common stock owned by them and we are required to use our reasonable best efforts to effect their requested registration provided that the reasonably anticipated price to the public (net of underwriting commissions) for those shares requested to be registered would equal or exceed $1.0 million. We are not required to effect more than one such demand registration.

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

     All of these registration rights are subject to various conditions and limitations, among them our right upon advice of our underwriters, to limit the number of shares included in a registration and our right not to effect a requested registration (i) within 180 days after the effective date of our initial public offering, (ii) within 90 days after the effective date of a previous registration on a Form S-1 or (iii) within 90 days after the effective date of a registration that included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights excluding discounts and commissions.

     These registration rights terminate with respect to each registrable share upon the first to occur of 90 days following when the shares can be transferred pursuant to Rule 144 of the Securities Act, or, in the case of the rights of the holders of common stock issued upon conversion of Class E preferred shares, when all of such holder's registrable shares can be sold within a four month period pursuant to Rule 144, or when sold pursuant to a demand registration. In addition, all holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

EXCHANGE RIGHTS

     Elan International Services has exchange rights with respect to 781,399 shares of our common stock after all of our preferred stock is converted upon completion of this offering, so long as Elan International Services and its affiliates own all of those shares. The exchange rights permit Elan International Services to exchange all of those common shares for shares of Athersys Newco Ltd., the Bermuda company that is the joint venture entity for our collaboration with Elan International Services. See "Business -- Strategic Alliances and Collaborations -- Elan." Elan International Services' exchange rights will terminate on the earlier of (i) October 21, 2005 and (ii) the date on which Athersys Newco completes an initial public offering of its common stock.

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Our certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise.

     These provisions of the certificate of incorporation and the bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

     The certificate of incorporation and bylaw provisions could, however, have the effect of discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

     Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our certificate of incorporation, bylaws and sections of the General Corporation Law of the State of Delaware. Copies of our certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

BUSINESS COMBINATIONS

     We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business

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

combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

     - prior to such time, the board of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

     - at or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

     In general, Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

     - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

     - the affiliates and associates of the above.

     Under specific circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

     Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of
Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation provides for our board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. See "Management -- Composition of the Board of Directors." Under Section 141 of the General Corporation Law of Delaware, directors serving on a classified board can only be removed for

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

cause. The provision for our classified board may be amended, altered or repealed only upon the affirmative vote of the holders of 80% of our outstanding voting stock.

     The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

     We believe that a classified board will help to assure the continuity and stability of our board and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience on our board. The classified board provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

     Our certificate of incorporation and bylaws provide that the number of directors shall be not fewer than six nor more than nine and shall be set by resolution adopted by the affirmative vote of a majority the total number of directors that we would have if there were no vacancies on our board. This provision regarding the size of our board may not be amended, altered, changed or repealed in any respect without the affirmative vote of 80% of our outstanding voting stock.

     Pursuant to our certificate of incorporation, each director will serve until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified or is removed. Our certificate of incorporation also provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed, but only for cause by the affirmative vote of the holders of at least 80% of our voting stock.

     Our certificate of incorporation further provides that generally, vacancies or newly created directorships in our board may only be filled by a resolution approved by a majority of our board and any director so chosen will hold office until the next election of the class for which such director was chosen.

STOCKHOLDER ACTION; SPECIAL MEETINGS

     Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board, our president or at the request of a majority of our board. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

STOCKHOLDER PROPOSALS

     At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies, or properly requested by a stockholder to be brought before the meeting.

     For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must (1) be a stockholder of record at the time of the giving of the notice for the meeting, (2) be entitled to vote at the meeting, and (3) have given timely written notice of the business to our secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at our
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

principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made. A stockholder's notice must set forth, as to each matter the stockholder proposes to bring before the meeting, (1) a description in reasonable detail of the business proposed to be brought before the meeting, (2) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares that are owned of record and beneficially by the stockholder proposing the business and by the beneficial owner, if any, on whose behalf the proposal is made, (4) any arrangements among such stockholder and beneficial owner and any material interest of such stockholder or beneficial owner in such business, and (5) whether either such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to approve such proposal.

     Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be (1) specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board, our president or a majority of the total number of directors that our board would have if there were no vacancies or, (2) otherwise brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies.

NOMINATION OF CANDIDATES FOR ELECTION TO OUR BOARD

     Under our bylaws, only persons that are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders by or at the direction of our board or properly nominated by a stockholder. To be properly nominated by a stockholder, such stockholder must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of our voting stock required to approve such nomination and included in such materials a timely and proper notice in proper written form to our secretary.

     To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. If, however, the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made.

     To be in proper written form, such stockholder's notice must include: (1) the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (2) a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (3) the class and number of shares of stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination in made; (4) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given,
(C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to
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

the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our board; (6) the signed consent of each nominee to serve as a director or our board if so elected; and (7) whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our voting stock required to elect such nominee or nominees. In addition, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters relating to nomination of candidates for directors.

AMENDMENT OF BYLAWS

     Except for certain provisions indicated above, our bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of our voting stock or by the affirmative vote of a majority of our board. Certain provisions that require the affirmative vote of the holders of 80% of our voting stock may make it more difficult to change the bylaws for the purpose of gaining control over us.

TRANSFER AGENT AND REGISTRAR

     We have appointed National City Bank as the transfer agent and registrar for our capital stock.

LISTING

     We will apply to have our common stock listed for quotation on The Nasdaq Stock Market's National Market under the symbol ATHX.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     No public market for our common stock existed before this offering. Future sales of substantial amounts of our common stock in the public market could cause our prevailing market prices to decline. A large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress our prevailing market price and limit our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of
shares of        common stock, assuming no exercise of the underwriters'
over-allotment option and no exercise of outstanding options or warrants. All of the shares sold in this offering, other than those sold to our affiliates, will be freely tradable without restriction or further registration under the
Securities Act. The remaining     shares of common stock held by existing
stockholders are restricted securities, including           shares to be issued
upon the completion of this offering as settlement of accrued dividends on Class C and Class E convertible preferred stock. Subject to the restrictions on transfer contained in the lock-up agreements described in "Underwriting" and contained in the share transfer and restriction agreement described in "Related Transactions", restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.

     As a result of the lock-up restrictions described in "Underwriting", the share transfer restrictions described in "Related Transactions" and the rules under the Securities Act, the restricted shares will be available for sale in the public market as follows:

                                                 NUMBER OF SHARES
                                                   ELIGIBLE FOR
                RELEVANT DATES                     FUTURE SALE                   COMMENT
                --------------                   ----------------                -------
On the effective date..........................                      Shares not locked up and
                                                                     saleable under Rule 144(k)
90 days following the effective date...........                      Shares not locked up and
                                                                     saleable under Rules 144 and 701
180 days following the effective date..........                      Lock-up released: shares
                                                                     saleable under Rules 144 and 701
More than 180 days after the effective date....                      Additional shares becoming
                                                                     eligible for sale under Rule 144
                                                                     more than 180 days after the
                                                                     effective date

     Additionally, of the      shares that may be issued upon the exercise of
options outstanding as of                     , 2000, approximately      shares
will be vested and eligible for sale 180 days after the date of this prospectus.

RULE 144(k)

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

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

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     -        shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 must comply with manner of sale provisions and notice requirements, and information about us must be publicly available.

RULE 701

     Any of our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provision of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

     We are unable to estimate the number of shares that will be sold under Rules 144, 144(k) and 701 because the number will depend on the market price for the common stock, the personal circumstances of the sellers and other factors.

REGISTRATION RIGHTS

     On the date 180 days after the completion of this offering, the holders of shares of our common stock will have rights to require us to register their shares under the Securities Act. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable. Substantially all holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. See "Description of Capital Stock -- Registration Rights."

STOCK PLANS

     Upon the completion of this offering, we intend to file a registration statement or statements on Form S-8 under the Securities Act covering, among other things, shares of common stock covered by awards granted or to be granted under our 1995 Incentive Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. Based on the number of shares covered by outstanding options and reserved for issuance under our stock plans, the registration statement or
statements would cover approximately           shares. The registration
statement or statements will become effective upon filing or shortly thereafter. Accordingly, shares registered under the registration statement or statements on Form S-8 will be available for sale in the open market immediately thereafter, after complying with Rule 144 volume limitations applicable to affiliates, and subject to the 180-day lock-up agreements described in "Underwriting" and, with respect to two option holders, share transfer restrictions described in "Related Transactions."

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

                        U.S. FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. As used in this prospectus, a non-U.S. holder is defined as a holder that for United States federal income tax purposes is an individual or entity other than:

     - a citizen or individual resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership treated as foreign under U.S. Treasury regulations;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     An individual may, subject to a number of exceptions, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

     This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of common stock may be affected by determinations made at the partner level, or that may be relevant to non-U.S. holders which may be subject to special treatment under United States federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities and holders of securities held as part of a "straddle," "hedge" or "conversion transaction." This discussion also does not address U.S. state or local or foreign tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary is included herein for general information. Accordingly, investors are urged to consult their tax advisers regarding the United States federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of common stock.

DIVIDENDS

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of our common stock, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States through which the non-U.S. holder carries on business, are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Any such U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under U.S. Treasury regulations generally effective for payments made after December 31, 2000, however, a non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under these regulations, in the case of our common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide specified information, including a United States taxpayer identification number. The regulations generally effective for payments made after December 31, 2000 also provide look-through rules for tiered partnerships. Further, the Internal Revenue Service may issue regulations under which a foreign trustee or foreign executor of a U.S. or foreign trust or estate, depending on the circumstances, will be required to furnish the appropriate withholding certificate on behalf of the beneficiaries, grantor trust or estate, as the case may be.

     A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

     The U.S. Treasury regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, in specified circumstances, income tax benefits may be denied to non-U.S. holders receiving income derived through a partnership, or otherwise fiscally transparent entity.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of our common stock unless:

     - the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;

     - the non-U.S. holder is an individual who holds our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the sale or other disposition and meets certain other requirements;

     - the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to some United States expatriates; or

     - we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder held our common stock.

     Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax with respect to stock in a "U.S. real property holding corporation" does not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market.

     If a non-U.S. holder who is an individual is subject to tax on gain which is U.S. trade or business income, such individual generally will be taxed on the net gain derived from a sale of common stock under regular graduated United States federal income tax rates. If an individual non-U.S. holder is subject to tax because such individual holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition and meets certain other requirements, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by United States capital losses, notwithstanding the fact that such individual is not considered a resident alien of the United States. Thus, individual non-U.S. holders who have spent, or expect to spend, more than a de minimis period of time in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisers prior to the sale concerning the U.S. tax consequences of such sale.

     If a non-U.S. holder that is a foreign corporation is subject to tax on gain which is U.S. trade or business income, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specific items, unless it qualifies for a lower rate under an applicable tax treaty.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident, as defined for United States federal estate tax purposes, at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under U.S. Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Currently, United States backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish specified information under the United States information reporting requirements, generally will not apply:

     - to dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above, or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding; or

     - before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. holder.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

     The payment of the proceeds of the disposition of our common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has particular types of U.S. relationships. In the case of the payment of proceeds from the disposition of our common stock effected by a foreign office of a broker that is a U.S. person or a U.S. related person, existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a U.S. related person is defined as:

     - a "controlled foreign corporation" for U.S. federal income tax purposes;
       or

     - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     The U.S. Treasury regulations generally effective for payments made after December 31, 2000 alter the foregoing rules. Among other things, such regulations provide presumptions under which a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

     - directly by the non-U.S. holder;

     - in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, stockholders or other beneficiaries of such entity; or

     - by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Dain Rauscher Incorporated and ING Barings LLC are acting as representatives, the following respective numbers of shares of our common stock:

                                                                  NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ----------
Credit Suisse First Boston Corporation......................
Dain Rauscher Incorporated..................................
ING Barings LLC.............................................
                                                                ----------
          Total.............................................
                                                                ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to          additional shares from us at the initial public
offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay:

                                                 PER SHARE                             TOTAL
                                      --------------------------------    --------------------------------
                                         WITHOUT             WITH            WITHOUT             WITH
                                      OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                      --------------    --------------    --------------    --------------
Underwriting Discounts and
  Commissions paid by us............   $                 $                 $                 $
Expenses payable by us..............   $                 $                 $                 $

     The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except the filing of a registration statement on Form S-8 under the Securities Act, grants of options to purchase shares of common stock under plans disclosed in this prospectus and existing on the date hereof or issuances of shares of common stock pursuant to the exercise of employee stock options outstanding on the date of this prospectus.

     Our officers and directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any of these types of transactions, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to     shares of the common stock for our employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We will apply to have our common stock quoted on The Nasdaq Stock Market's National Market under the symbol ATHX.

     Entities associated with Dain Rauscher Incorporated beneficially own 37,021 shares of common stock and 42,000 shares of convertible preferred stock that will convert into 54,083 shares of common stock upon completion of this offering and a warrant to purchase 5,408 shares of common stock at $9.32 per share. Dain Rauscher Incorporated has provided financial advisory services to one of our stockholders in connection with that stockholder's sale of preferred stock in October 2000 as described under "Related Transactions." Dain Rauscher Incorporated will receive customary compensation from that stockholder. ING Barings LLC beneficially owns 47,376 shares of common stock. In addition, four individuals associated with ING Barings LLC beneficially own an aggregate of 17,166 shares of convertible preferred stock that will convert into 22,103 shares of common stock upon completion of this offering and warrants to purchase 2,209 shares of common stock at $9.32 per share.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the underwriters. The principal factors to be considered in determining the public offering price include:

     - the information presented in this prospectus and otherwise available to the underwriters;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

     In connection with the offering, the underwriters may engage in stabilizing transactions over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked-short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked-short position -- the position can only be closed out by buying shares in the open market. A naked-short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Jones, Day, Reavis & Pogue will pass upon the validity of the issuance of the shares being sold in this offering and other legal matters relating to this offering. Willkie Farr & Gallagher will act as counsel for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Athersys, Inc. at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, and the financial statements of Athersys Newco, Ltd. as of December 31, 1999 and for the 72 day period then ended, as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock we are offering. This prospectus contains all information about Athersys and our common stock that would be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC.

     After we have filed this registration statement, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
ATHERSYS, INC.
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999, June 30, 2000 (unaudited) and Pro Forma June 30,
  2000 (unaudited)..........................................    F-3
Consolidated Statements of Operations for each of the years
  ended December 31, 1997, 1998 and 1999 and the six months
  ended June 30, 1999 and 2000 (unaudited) and for the
  period from inception (December 1, 1995) through June 30,
  2000 (unaudited)..........................................    F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the period from inception (December 1, 1995) through
  December 31, 1999, and the six months ended
  June 30, 2000 (unaudited).................................    F-5
Consolidated Statements of Cash Flows for each of the years
  ended December 31, 1997, 1998 and 1999 and the six months
  ended June 30, 1999 and 2000 (unaudited) and for the
  period from inception (December 1, 1995) though June 30,
  2000 (unaudited)..........................................    F-6
Notes to Consolidated Financial Statements..................    F-7

ATHERSYS NEWCO, LTD.
Report of Independent Auditors..............................    F-21
Balance Sheet as of December 31, 1999.......................    F-22
Statement of Loss for the 72 day period ended December 31,
  1999......................................................    F-23
Statement of Shareholders' Equity for the 72 day period
  ended December 31, 1999...................................    F-24
Statement of Cash Flows for the 72 day period ended December
  31, 1999..................................................    F-25
Notes to Financial Statements...............................    F-26

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Athersys, Inc.

We have audited the accompanying consolidated balance sheets of Athersys, Inc. (a development stage company) as of December 31, 1998 and 1999, and the consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Athersys, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

January 31, 2000, except for Note K,                       /s/ ERNST & YOUNG LLP
as to which the date is
October 10, 2000

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          DECEMBER 31
                                                      --------------------                       PRO FORMA
                                                        1998        1999      JUNE 30, 2000    JUNE 30, 2000
                                                      ---------    -------    -------------    -------------
                                                                               (UNAUDITED)      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $   9,863    $ 3,270       $26,402
  Available for sale securities.....................                 6,006        16,957
  Restricted cash...................................                   298           378
  Prepaid expenses and other........................         95         50            48
                                                      ---------    -------       -------
         Total current assets.......................      9,958      9,624        43,785
Restricted cash.....................................        109      1,066         1,115
Equipment, net......................................        637      1,500         2,270
Available for sale securities.......................                               7,458
                                                      ---------    -------       -------
         TOTAL ASSETS...............................  $  10,704    $12,190       $54,628
                                                      =========    =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $     418    $   311       $   319
  Accrued expenses..................................        126         74           752
  Accrued compensation and related benefits.........        127        196            62
  Current portion of long-term debt.................         37        298           378
                                                      ---------    -------       -------
         Total current liabilities..................        708        879         1,511
Long-term debt......................................         82      1,066         1,115
Accrued dividends...................................        135      1,108         1,982
Stockholders' equity:
  Convertible preferred stock, at stated value;
    9,164,250, 9,182,350 and 13,432,350 shares
    authorized at December 31, 1998 and 1999 and
    June 30, 2000, respectively; 7,175,100,
    7,187,115, and 11,784,898 shares issued and
    outstanding at December 31, 1998 and 1999 and
    June 30, 2000, respectively; aggregate
    liquidation preference of $13,244, $25,259, and
    $73,942 at December 31, 1998 and 1999 and June
    30, 2000, respectively..........................     12,478     24,319        68,460
  Common stock, $.01 par value; 23,178,600,
    24,595,070, 30,982,062 and 150,000,000 shares
    authorized at December 31, 1998 and 1999, June
    30, 2000 and June 30, 2000 pro forma,
    respectively; 6,047,291, 6,624,405, 6,625,692
    and 22,566,983 shares issued and outstanding at
    December 31, 1998 and 1999, June 30, 2000 and
    June 30, 2000 pro forma, respectively...........         60         66            66         $    226
  Additional paid-in capital........................        269      4,433         8,162           76,462
  Accumulated other comprehensive loss..............                                  (3)              (3)
  Unearned compensation-common stock options........                   (55)       (2,967)          (2,967)
  Deficit accumulated during the development
    stage...........................................     (3,028)   (19,626)      (23,698)         (23,698)
                                                      ---------    -------       -------         --------
         Total stockholders' equity.................      9,779      9,137        50,020         $ 50,020
                                                      ---------    -------       -------         ========
         TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY...................................  $  10,704    $12,190       $54,628
                                                      =========    =======       =======

See accompanying notes.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PERIOD FROM
                                                                                            INCEPTION OF
                                                                    SIX MONTHS ENDED         OPERATIONS
                                     YEAR ENDED DECEMBER 31             JUNE 30          (DECEMBER 1, 1995)
                                  -----------------------------    ------------------         THROUGH
                                   1997      1998        1999       1999       2000        JUNE 30, 2000
                                  ------    -------    --------    -------    -------    ------------------
                                                                      (UNAUDITED)           (UNAUDITED)
REVENUES
Transfer of technology rights...  $  980                                                      $    980
COSTS AND EXPENSES
Research and development........     794    $ 1,358    $  3,022    $ 1,349    $ 2,450            8,082
General and administrative......     406        849       1,557        709      1,408            4,510
Depreciation and amortization...      35         74         346        110        272              740
Compensation - common stock
  options.......................                 30          19                   755              804
                                  ------    -------    --------    -------    -------         --------
         Total operating costs
           and expenses.........   1,235      2,311       4,944      2,168      4,885           14,136
                                  ------    -------    --------    -------    -------         --------
Loss from operations............    (255)    (2,311)     (4,944)    (2,168)    (4,885)         (13,156)
Equity in loss of joint
  venture.......................                        (12,015)                               (12,015)
Interest income.................      76        147         439        222        847            1,596
Interest expense................      (2)        (9)        (78)       (47)       (34)            (123)
                                  ------    -------    --------    -------    -------         --------
Net loss........................    (181)    (2,173)    (16,598)    (1,993)    (4,072)        $(23,698)
                                                                                              ========
Preferred stock dividends.......               (135)       (973)      (541)      (874)
                                  ------    -------    --------    -------    -------
Net loss attributable to common
  stockholders..................  $ (181)   $(2,308)   $(17,571)   $(2,534)   $(4,946)
                                  ======    =======    ========    =======    =======
Net loss per common share, basic
  and diluted...................  $(0.03)   $ (0.38)   $  (2.85)   $ (0.42)   $ (0.75)
                                  ======    =======    ========    =======    =======
Weighted average shares used to
  compute net loss per common
  share, basic and diluted......   5,585      6,047       6,164      6,064      6,625
                                  ======    =======    ========    =======    =======
Pro forma net loss per common
  share, basic and diluted
  (unaudited)...................                       $  (1.07)              $ (0.21)
                                                       ========               =======
Weighted average shares used to
  compute proforma net loss per
  common share, basic and
  diluted (unaudited)...........                         15,534                19,378
                                                       ========               =======

See accompanying notes.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                              CONVERTIBLE                                                          UNEARNED
                                            PREFERRED STOCK       COMMON STOCK                    ACCUMULATED    COMPENSATION
                                          -------------------   -----------------   ADDITIONAL       OTHER         -COMMON
                                           NUMBER     STATED     NUMBER      PAR     PAID-IN     COMPREHENSIVE      STOCK
                                          OF SHARES    VALUE    OF SHARES   VALUE    CAPITAL         LOSS          OPTIONS
                                          ---------   -------   ---------   -----   ----------   -------------   ------------
BALANCE AT DECEMBER 1, 1995
Issuance of common stock................                          4,927      $49      $    6
Issuance of common stock in accordance
  with license agreement................                            498        5          20
Net loss and comprehensive loss for the
  period................................
                                           ------     -------     -----      ---      ------          ---          -------
BALANCE AT DECEMBER 31, 1995............                          5,425       54          26
Issuance of Class A preferred stock,
  net...................................    3,939     $ 2,500
Issuance of common stock................                             57        1          49
Issuance of common stock in accordance
  with license agreement................                            139        1           6
Compensation expense related to warrants
  issued to consultants.................                                                  11
Net loss and comprehensive loss.........
                                           ------     -------     -----      ---      ------          ---          -------
BALANCE AT DECEMBER 31, 1996............    3,939       2,500     5,621       56          92
Issuance of common stock................                            870        9       1,003
Issuance of common stock in accordance
  with license agreement................                            232        2          10
Retired stock...........................                           (676)      (7)       (781)
Net loss and comprehensive loss.........
                                           ------     -------     -----      ---      ------          ---          -------
BALANCE AT DECEMBER 31, 1997............    3,939       2,500     6,047       60         324
Issuance of Class B preferred stock,
  net...................................      320         399
Issuance of Class C preferred stock,
  net...................................    2,766       9,377
Issuance of Class D preferred stock,
  net...................................      150         202
Issuance of common stock warrants.......                                                  50
Compensation expense related to options
  issued to consultants.................                                                  30
Accrued dividends -- Class C
  Preferred.............................                                                (135)
Net loss and comprehensive loss.........
                                           ------     -------     -----      ---      ------          ---          -------
BALANCE AT DECEMBER 31, 1998............    7,175      12,478     6,047       60         269
Issuance of Class E preferred stock,
  net...................................       12      11,841
Issuance of common stock................                            578        6       5,063
Unearned compensation -- common stock
  options...............................                                                  74                       $   (74)
Amortization of unearned compensation...                                                                                19
Accrued dividends -- Class C
  Preferred.............................                                                (811)
Accrued dividends -- Class E
  Preferred.............................                                                (162)
Net loss and comprehensive loss.........
                                           ------     -------     -----      ---      ------          ---          -------
BALANCE AT DECEMBER 31, 1999............    7,187      24,319     6,625       66       4,433                           (55)
Issuance of Class F preferred stock, net
  (unaudited)...........................    3,958      42,958
Issuance of common stock warrants
  (unaudited)...........................                                                 934
Issuance of Class G preferred stock, net
  (unaudited)...........................      640       1,183
Issuance of common stock (unaudited)....                              1       --           2
Unearned compensation -- common stock
  options (unaudited)...................                                               3,465                        (3,465)
Amortization of unearned compensation
  (unaudited)...........................                                                                               553
Compensation expense related to options
  issued to consultants (unaudited).....                                                 202
Accrued dividends -- Class C Preferred
  (unaudited)...........................                                                (449)
Accrued dividends -- Class E Preferred
  (unaudited)...........................                                                (425)
Net loss (unaudited)....................
Unrealized losses on available for sale
  securities (unaudited)................                                                              $(3)
Total comprehensive loss (unaudited)....
                                           ------     -------     -----      ---      ------          ---          -------
BALANCE AT JUNE 30, 2000 (UNAUDITED)....   11,785     $68,460     6,626      $66      $8,162          $(3)         $(2,967)
                                           ======     =======     =====      ===      ======          ===          =======

                                            DEFICIT
                                          ACCUMULATED
                                          DURING THE        TOTAL
                                          DEVELOPMENT   STOCKHOLDERS'
                                             STAGE         EQUITY
                                          -----------   -------------
BALANCE AT DECEMBER 1, 1995
Issuance of common stock................                  $     55
Issuance of common stock in accordance
  with license agreement................                        25
Net loss and comprehensive loss for the
  period................................   $    (36)           (36)
                                           --------       --------
BALANCE AT DECEMBER 31, 1995............        (36)            44
Issuance of Class A preferred stock,
  net...................................                     2,500
Issuance of common stock................                        50
Issuance of common stock in accordance
  with license agreement................                         7
Compensation expense related to warrants
  issued to consultants.................                        11
Net loss and comprehensive loss.........       (638)          (638)
                                           --------       --------
BALANCE AT DECEMBER 31, 1996............       (674)         1,974
Issuance of common stock................                     1,012
Issuance of common stock in accordance
  with license agreement................                        12
Retired stock...........................                      (788)
Net loss and comprehensive loss.........       (181)          (181)
                                           --------       --------
BALANCE AT DECEMBER 31, 1997............       (855)         2,029
Issuance of Class B preferred stock,
  net...................................                       399
Issuance of Class C preferred stock,
  net...................................                     9,377
Issuance of Class D preferred stock,
  net...................................                       202
Issuance of common stock warrants.......                        50
Compensation expense related to options
  issued to consultants.................                        30
Accrued dividends -- Class C
  Preferred.............................                      (135)
Net loss and comprehensive loss.........     (2,173)        (2,173)
                                           --------       --------
BALANCE AT DECEMBER 31, 1998............     (3,028)         9,779
Issuance of Class E preferred stock,
  net...................................                    11,841
Issuance of common stock................                     5,069
Unearned compensation -- common stock
  options...............................
Amortization of unearned compensation...                        19
Accrued dividends -- Class C
  Preferred.............................                      (811)
Accrued dividends -- Class E
  Preferred.............................                      (162)
Net loss and comprehensive loss.........    (16,598)       (16,598)
                                           --------       --------
BALANCE AT DECEMBER 31, 1999............    (19,626)         9,137
Issuance of Class F preferred stock, net
  (unaudited)...........................                    42,958
Issuance of common stock warrants
  (unaudited)...........................                       934
Issuance of Class G preferred stock, net
  (unaudited)...........................                     1,183
Issuance of common stock (unaudited)....                         2
Unearned compensation -- common stock
  options (unaudited)...................
Amortization of unearned compensation
  (unaudited)...........................                       553
Compensation expense related to options
  issued to consultants (unaudited).....                       202
Accrued dividends -- Class C Preferred
  (unaudited)...........................                      (449)
Accrued dividends -- Class E Preferred
  (unaudited)...........................                      (425)
Net loss (unaudited)....................     (4,072)        (4,072)
Unrealized losses on available for sale
  securities (unaudited)................                        (3)
                                                          --------
Total comprehensive loss (unaudited)....                    (4,075)
                                           --------       --------
BALANCE AT JUNE 30, 2000 (UNAUDITED)....   $(23,698)      $ 50,020
                                           ========       ========

See accompanying notes.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 PERIOD FROM
                                                                                                 INCEPTION OF
                                                                          SIX MONTHS ENDED        OPERATIONS
                                             YEAR ENDED DECEMBER 31           JUNE 30         (DECEMBER 1, 1995)
                                          ----------------------------   ------------------        THROUGH
                                           1997      1998       1999      1999       2000       JUNE 30, 2000
                                          -------   -------   --------   -------   --------   ------------------
                                                                            (UNAUDITED)          (UNAUDITED)
OPERATING ACTIVITIES
Net loss................................  $  (181)  $(2,173)  $(16,598)  $(1,993)  $ (4,072)       $(23,698)
Adjustments to reconcile net loss to net
    cash used in operating activities:
  Transfer of technology rights.........     (980)                                                     (980)
  Depreciation and amortization.........       35        74        346       110        272             740
  Equity in loss of joint venture.......                        12,015                               12,015
  Compensation -- common stock
    options.............................                 30         19                  755             804
  Amortization of discount on available
    for sale securities and other.......      (25)      (26)        (9)        9       (186)           (239)
  Changes in operating assets and
    liabilities:
      Note receivable and other
         assets.........................      (10)      127         44        (5)         3             151
      Accounts payable and accrued
         expenses.......................       81       521        (19)      310        551           1,203
                                          -------   -------   --------   -------   --------        --------
Net cash used in operating activities...   (1,080)   (1,447)    (4,202)   (1,569)    (2,677)        (10,004)
INVESTING ACTIVITIES
Investment in joint venture.............                       (12,015)                             (12,015)
Purchase of available for sale
  securities............................   (1,176)     (539)    (5,998)             (19,767)        (29,858)
Sale of available for sale securities...    2,426     1,261                           1,542           5,733
Purchases of equipment..................     (105)     (449)    (1,209)   (1,100)    (1,042)         (2,862)
                                          -------   -------   --------   -------   --------        --------
Net cash provided by (used in) investing
  activities............................    1,145       273    (19,222)   (1,100)   (19,267)        (39,002)
FINANCING ACTIVITIES
Principal payments on debt and capital
  lease obligations.....................       (7)      (30)      (376)     (232)      (161)           (574)
Proceeds from long-term debt............                         1,620     1,620        290           1,910
Cash restricted as collateral for debt
  obligations...........................      (31)      (79)    (1,254)   (1,398)      (129)         (1,493)
Proceeds from issuance of preferred
  stock, net............................              9,978     11,841               44,140          68,460
Issuance of common stock warrants.......                 50                             934             984
Proceeds from issuance of common
  stock.................................    1,012                5,000                    2           6,121
                                          -------   -------   --------   -------   --------        --------
Net cash provided by (used in) financing
  activities............................      974     9,919     16,831       (10)    45,076          75,408
                                          -------   -------   --------   -------   --------        --------
Increase (decrease) in cash and cash
  equivalents...........................    1,039     8,745     (6,593)   (2,679)    23,132          26,402
Cash and cash equivalents at beginning
  of year/period........................       79     1,118      9,863     9,863      3,270
                                          -------   -------   --------   -------   --------        --------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR/PERIOD...........................  $ 1,118   $ 9,863   $  3,270   $ 7,184   $ 26,402        $ 26,402
                                          =======   =======   ========   =======   ========        ========

See accompanying notes.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

(INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 AND THE PERIOD FROM INCEPTION OF OPERATIONS (DECEMBER 1, 1995) THROUGH JUNE 30, 2000 IS UNAUDITED.)

A.  BACKGROUND AND ACCOUNTING POLICIES

BACKGROUND

     Athersys, Inc. ("Athersys" or the "Company") is a functional genomics and biopharmaceutical company engaged in the development and application of novel research tools and therapeutic products. Athersys began operations on December 1, 1995 and is currently in the development stage. Operations consist primarily of research and development expenditures, and significant revenues from planned principal operations have not yet been realized.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts and results of operations of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION

     The financial information at June 30, 2000 and for the six months ended June 30, 1999 and 2000 and the period from inception of operations (December 1, 1995) through June 30, 2000 is unaudited. In the opinion of management, this financial information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for any subsequent period.

UNAUDITED PRO FORMA INFORMATION

     If the Company's initial public offering ("IPO") as described in Note L is consummated, all of the preferred stock outstanding will automatically be converted into common stock. The unaudited pro forma stockholders' equity at June 30, 2000 has been adjusted for the assumed conversion of preferred stock based on the shares of preferred stock outstanding at June 30, 2000. The unaudited pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if-converted method) from the original date of issuance.

REVENUE RECOGNITION

     The Company will recognize revenues from research collaboration agreements as earned based upon the performance requirements of the agreements. Milestone and royalty payments, if any, are recognized pursuant to such collaborative agreements upon the achievement of specified milestones. To date, the Company has not recognized any revenue on its research collaboration agreements.

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

     The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents are primarily invested in money market funds. The carrying amount of the Company's cash equivalents approximates fair value due to the short maturity of

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

A. BACKGROUND AND ACCOUNTING POLICIES -- CONTINUED the investments. Restricted cash represents collateral requirements on long-term debt obligations. See Note C.

RESEARCH AND DEVELOPMENT

     Research and development expenditures, including direct and allocated expenses, are charged to expense as incurred.

FINANCIAL INSTRUMENTS

     Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's investments consist primarily of U.S. Treasury obligations, all of which are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. The amortized cost of the debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization or accretion is included in interest income. Realized gains and losses on available-for-sale securities are included in other income/expense. The cost of securities sold is based on the specific identification method. Interest earned on securities classified as available-for-sale is included in interest income.

     The fair value of the Company's fixed rate debt is determined based on discounted cash flows using current market interest rates. The carrying value of the Company's variable rate debt instruments approximate their fair value.

LONG-LIVED ASSETS

     Equipment is stated at cost. Laboratory and office equipment are depreciated on the straight-line basis over the estimated useful lives (3 to 7 years).

     Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisal, market value of similar assets or discounted cash flows. Through June 30, 2000, there have been no such impairment losses.

PATENT COSTS AND RIGHTS

     Patent costs and rights are expensed as incurred. As of June 30, 2000, the Company has filed for broad intellectual property protection on its proprietary technologies. The Company currently has numerous U.S. patent applications and corresponding international patent applications related to its RAGE technology. See Note J regarding additional patent rights related to two issued patents owned by CWRU related to the Synthetic Microchromosome Technology (the "SMC Technology").

STOCK-BASED COMPENSATION

     As permitted by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for its stock-based compensation to employees and members of the Board of Directors in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current estimated

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

A. BACKGROUND AND ACCOUNTING POLICIES -- CONTINUED fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. Pro forma disclosures required by SFAS 123 are included in Note H. As required by SFAS 123, transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair value method.

NET LOSS PER SHARE

     Basic earnings (loss) per share excludes any dilutive effects of options, shares subject to repurchase, warrants and convertible securities. Diluted earnings (loss) per share includes the impact of potentially dilutive securities (calculated using the treasury stock method), when such effects are antidilutive.

     The following table sets forth the computation of basic and diluted net loss per common share (in thousands, except per share data):

                                                           DECEMBER 31                JUNE 30
                                                   ---------------------------   -----------------
                                                    1997     1998       1999      1999      2000
                                                   ------   -------   --------   -------   -------
                                                                                    (UNAUDITED)
Basic and diluted:
  Net loss.......................................  $ (181)  $(2,173)  $(16,598)  $(1,993)  $(4,072)
  Preferred stock dividends......................              (135)      (973)     (541)     (874)
                                                   ------   -------   --------   -------   -------
Net loss attributable to common stockholders.....  $ (181)  $(2,308)  $(17,571)  $(2,534)  $(4,946)
                                                   ======   =======   ========   =======   =======
Weighted average shares used to compute net loss
  per common share...............................   5,585     6,047      6,164     6,064     6,625
                                                   ------   -------   --------   -------   -------
Net loss per common share, basic and diluted.....  $(0.03)  $ (0.38)  $  (2.85)  $ (0.42)  $ (0.75)
                                                   ======   =======   ========   =======   =======

     During all periods presented, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following (in thousands):

                                                          DECEMBER 31              JUNE 30
                                                    -----------------------    ---------------
                                                    1997     1998     1999     1999      2000
                                                    -----    -----    -----    -----    ------
                                                                                 (UNAUDITED)
Convertible preferred stock.......................  3,939    7,175    7,187    7,175    11,785
Outstanding options...............................           2,889    3,968    3,916     4,647
Warrants..........................................    116      896      896      896     1,406

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

A.  BACKGROUND AND ACCOUNTING POLICIES -- CONTINUED
     Pro forma net loss per share (unaudited) includes shares issuable upon the conversion of outstanding shares of preferred stock (using the as-if-converted method) from the original date of issuance.

                                                              DECEMBER 31     JUNE 30
                                                                 1999          2000
                                                              -----------   -----------
                                                                            (UNAUDITED)
Pro forma basic and diluted (unaudited):
  Net loss..................................................   $(16,598)      $(4,072)
                                                               ========       =======
  Weighted average shares used to compute net loss per
     common share...........................................      6,164         6,625
  Adjustment to reflect weighted-average effect of assumed
     conversions of preferred stock.........................      9,370        12,753
                                                               --------       -------
  Weighted-average shares used in pro forma net loss per
     common share, basic and diluted........................     15,534        19,378
                                                               ========       =======
  Pro forma net loss per common share, basic and diluted....   $  (1.07)      $ (0.21)
                                                               ========       =======

SEGMENT REPORTING

     The Company has determined that it operates in only one segment as it only reports operating results on an aggregate basis to its chief operating decision maker.

COMPREHENSIVE LOSS

     Unrealized gains and losses on the Company's available for sale securities is the only component of total comprehensive loss. Total comprehensive loss has been disclosed in the consolidated statement of changes in stockholders' equity.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made to amounts presented in 1997, 1998 and 1999 and the period from inception of operations to conform with the 2000 presentation.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

B.  EQUIPMENT

     Equipment consists of (in thousands):

                                                               DECEMBER 31
                                                              --------------     JUNE 30,
                                                              1998     1999        2000
                                                              ----    ------    -----------
                                                                                (UNAUDITED)
Laboratory equipment........................................  $606    $1,635      $1,874
Office equipment and leasehold improvements.................   135       268       1,071
                                                              ----    ------      ------
                                                               741     1,903       2,945
Accumulated depreciation....................................  (104)     (403)       (675)
                                                              ----    ------      ------
                                                              $637    $1,500      $2,270
                                                              ====    ======      ======

C.  FINANCIAL INSTRUMENTS

INVESTMENTS

     The following is a summary of available for sale securities (in thousands):

                                                                  GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                     COST         LOSSES        GAINS         VALUE
                                                   ---------    ----------    ----------    ---------
December 31, 1999:
  U.S. Treasury obligations......................   $ 6,006        $              $          $ 6,006
                                                    =======        ===            ==         =======
June 30, 2000 (unaudited):
  U.S. Treasury obligations......................   $24,418        $(8)           $5         $24,415
                                                    =======        ===            ==         =======

     The Company had no realized gains or losses on the sale of available for sale securities for any of the periods presented. The adjustment for unrealized losses on available for sale securities included as a component of accumulated other comprehensive loss in stockholders' equity was $0 and $3,000 as of December 31, 1999 and June 30, 2000, respectively.

     The amortized cost and estimated fair value of debt securities at December 31, 1999 and June 30, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to repay the obligations without prepayment penalties (in thousands):

                                                      DECEMBER 31, 1999            JUNE 30, 2000
                                                   -----------------------    -----------------------
                                                   AMORTIZED    ESTIMATED     AMORTIZED    ESTIMATED
                                                     COST       FAIR VALUE      COST       FAIR VALUE
                                                   ---------    ----------    ---------    ----------
                                                                                    (UNAUDITED)
Due in one year or less........................     $6,006        $6,006       $16,958      $16,957
Due after one year through two years...........                                  7,460        7,458
                                                    ------        ------       -------      -------
                                                    $6,006        $6,006       $24,418      $24,415
                                                    ======        ======       =======      =======

FINANCING ARRANGEMENTS

     The Company leases office and laboratory space under an operating lease. The Company entered into this lease for a new office and laboratory facility, which began April 1, 2000 and has an initial term of three years with an option to renew for four additional six-month periods at the initial rental rate. Rent expense was approximately $13,000, $107,000 and $171,000 in 1997, 1998 and 1999,
respectively, and

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

C.  FINANCIAL INSTRUMENTS -- CONTINUED
$72,000 and $94,000 for the six months ended June 30, 1999 and 2000, respectively. Future annual minimum lease commitments at December 31, 1999 are as follows (in thousands):

                                                                OPERATING
                                                                 LEASES
                                                                ---------
2000........................................................     $  185
2001........................................................        195
2002........................................................        195
2003........................................................         49
                                                                 ------
          Total minimum lease payments......................     $  624
                                                                 ======

     In January 1999, the Company entered into an equipment loan for approximately $1,620,000 (approximately $1,364,000 was outstanding at December 31, 1999 with a fair value of approximately $1,292,000) with a five-year amortization and a 4.09% interest rate. The loan is secured by restricted cash (see Note A) and substantially all other assets of the Company. Annual maturities on the equipment loan for the five years subsequent to 1999 are approximately: $298,000 in 2000, $320,000 in 2001, $344,000 in 2002, $370,000 in
2003, and $32,000 in 2004. Interest paid approximates interest expense for each period presented.

D.  INCOME TAXES

     At December 31, 1999, the Company had net operating loss and research and development tax credit carryforwards of approximately $7,471,000 and $350,000, respectively, for income tax purposes. Such losses and credits may be used to reduce future taxable income and tax liabilities and expire at various dates between 2012 and 2014.

     Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                DECEMBER 31
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Net operating loss carryforwards............................  $1,197    $2,988
Research and development credit carryforwards...............     175       350
Equity in loss of joint venture.............................             4,774
                                                              ------    ------
          Total deferred tax assets.........................   1,372     8,112
Valuation allowance for deferred tax assets.................  (1,372)   (8,112)
                                                              ------    ------
Net deferred tax assets.....................................  $    -    $    -
                                                              ======    ======

     Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The Company has not paid income taxes from the period of inception (December 1, 1995) to December 31, 1999.

     Pursuant to Section 382 of the Internal Revenue Code of 1986 as amended, the use of net operating loss and tax credit carry forwards is subject to an annual limitation of approximately $9.0 million due to a change of ownership in April 2000 of more than 50% that occurred over a three-year period. Since this annual limitation exceeds the Company's net operating loss and credit carryforwards as of the date of the ownership change, the Company will not be limited on the use of these carryforwards.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

E.  CAPITALIZATION

     In 1995, 4,803,761 shares of Common Stock were issued to various individuals as founders' shares. Also in 1995, 115,893 shares of Common Stock were issued to a relative of a founder for $0.43 per share, and 7,339 shares of Common Stock were issued to an employee for $0.68 per share, as initial funding of the business.

     Also in 1995, 869,197 shares of Common Stock were awarded to Case Western Reserve University ("CWRU") in connection with a License Agreement (the "SMC License Agreement") concerning the SMC Technology and related sponsored research conducted at CWRU (see Note J). Under the terms of the SMC License Agreement, CWRU had the right to receive 498,339 shares of Common Stock at inception and an additional 370,858 shares of Common Stock over a twenty-four month period commencing March 19, 1996 and ending March 18, 1998. The shares vested at a rate of approximately 15,452 shares per month, which guaranteed Athersys access to certain CWRU core facilities for research and development.

     In 1997, Athersys and CWRU had a dispute over a specific technology, the "T-Spot Technology," which was also under license and sponsored research agreements executed in 1997. In October 1997, CWRU and Athersys reached an agreement whereby Athersys waived its right to file a claim against CWRU regarding the T-Spot Technology in exchange for the return of 676,042 shares of Common Stock held by CWRU previously issued under the SMC License Agreement and the receipt of $225,000. In addition, Athersys returned the exclusive commercial rights to the T-Spot Technology, and CWRU agreed to share on an equal basis with Athersys any revenues received from the subsequent licensing or sale of the T-Spot Technology, or related technologies, to a third party. The net revenue from this transfer of technology rights to CWRU amounted to approximately $980,000 in 1997 after consideration of the disposal of related equipment, the discount on the non-interest bearing note receivable and the fair value of the returned Common Stock.

     In March 1996, 3,939,000 shares of Class A Convertible Preferred Stock were issued to Biotech 3 Investment L.L.C. ("Biotech 3") for $0.64 per share. Also, under the terms of the Share Purchase Agreement, Biotech 3 had an option ("Option") to purchase an additional 1,686,000 shares of Blank Check Preferred Stock which would have the same terms as the Class A Convertible Preferred Stock, except that the liquidation value and conversion price per share would equal the exercise price in effect when and if the Option was exercised, as defined. The initial exercise price was $1.19 per share, which increases in price on a daily basis at a rate of 0.07% (25% per annum) commencing from March 19, 1998 until the Option expiration date of March 19, 2000.

     Also in March 1996, warrants to purchase 115,506 shares of Common Stock at less than $0.01 per share were issued to an individual in exchange for professional services provided to the Company. The warrants are exercisable upon certain events as defined under the warrant agreement. Also in 1996, 57,946 shares of Common Stock were issued at $0.86 per share to Edison BioTechnology Center.

     In December 1997, 869,197 shares of Common Stock were issued in a private placement for $1.17 per share with net proceeds of approximately $1,012,000.

     In June 1998, the Company authorized 319,800 shares of Class B Convertible Preferred Stock. Biotech 3 sold a portion of its Option to Ohio Innovation Fund I, L.P. in June 1998. Ohio Innovation Fund and Biotech 3 exercised a portion of the Option by purchasing 319,800 shares of Class B Convertible Preferred Stock for gross proceeds of $399,000, or $1.25 per share.

     Also in June 1998, Edison BioTechnology Center provided $50,000 to the Company in exchange for a convertible promissory note with a maturity date of June 1999. Pursuant to the private placement of the

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

E.  CAPITALIZATION -- CONTINUED
Company's Class C Convertible Preferred Stock on October 30, 1998 described below, this promissory note was converted to 13,500 shares of Class C Convertible Preferred Stock at $3.67 per share.

     On October 1, 1998, Biotech 3 exercised a portion of its Option by purchasing 150,000 shares of Class D Convertible Preferred Stock for gross proceeds of approximately $202,000, or $1.35 per share. Also, Biotech 3 executed an agreement whereby upon the Company's successful completion of a private placement with proceeds of at least $10,000,000, as defined, Biotech 3 would forfeit its right to exercise its Option to purchase 576,750 shares of Blank Check Preferred Stock.

     On October 30, 1998, the Company completed a private placement for gross proceeds of approximately $10,100,000 through the sale of 2,766,300 shares of its Class C Convertible Preferred Stock at $3.67 per share. In connection with this offering, the Company issued 780,343 warrants to purchase Common Stock at $3.36 per share, exercisable upon the earlier of one year after the closing date of a public offering, October 28, 2008, or certain other events, as defined. The fair value assigned to these warrants was approximately $50,000. In connection with this financing, the convertible promissory note with Edison BioTechnology Center was converted into shares of Class C Convertible Preferred Stock, and Biotech 3 forfeited its right to exercise 576,750 shares of its Option, as described above. After closing the private placement, Biotech 3 had an Option to purchase 639,450 shares of Blank Check Preferred Stock.

     In March 1999, the Company issued 35,154 shares of common stock to a placement agent to satisfy certain Class C Convertible Preferred Stock offering costs.

     On October 21, 1999, in connection with a joint venture arrangement between Athersys and Elan International Services, Ltd. ("EIS"), a subsidiary of Elan Corporation, plc ("Elan"), described in Note F, EIS purchased 12,015 shares of Athersys Class E Convertible/Exchangeable Preferred Stock ("Class E Preferred") for gross proceeds of $12,015,000, or $1,000 per share. In conjunction with this transaction, EIS also purchased 541,960 shares of Athersys' Common Stock for $5,000,000, or $9.23 per share.

     On March 17, 2000, Biotech 3 exercised its option to purchase 639,450 shares of Blank Check Preferred Stock for gross proceeds of approximately $1,183,000 or $1.85 per share. Upon issuance, these shares were designated Class G Convertible Preferred Stock. On March 29, 2000 an additional 250,000 shares of Blank Check Preferred Stock were authorized for future issuance.

     On March 30, 2000, the Company completed a private placement for gross proceeds of approximately $47,500,000 through the sale of 3,958,333 shares of its Class F Convertible Preferred Stock at $12 per share. In connection with this offering, the Company issued 509,682 warrants to purchase Common Stock at $9.32 per share, exercisable upon the earlier of the closing date of a public offering or April 6, 2005. If the warrants are not exercised by the closing date of an initial public offering, the warrant agreement provides for an automatic cashless exercise. The fair value assigned to these warrants was approximately $934,000 or $1.83 per share and was determined using the Black-Scholes valuation model with the following assumptions: volatility of 90%, risk-free interest rate of 6.2%, expected life of 8 months and expected dividend yield of 0%.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

E.  CAPITALIZATION -- CONTINUED
     The following shares of Common Stock were reserved for future issuance (in thousands):

                                                              DECEMBER 31,     JUNE 30,
                                                                  1999           2000
                                                              ------------    -----------
                                                                              (UNAUDITED)
Stock Option Plan...........................................      4,752          5,151
Conversion of Class A, B, C, D, E, F and G Preferred
  Stock.....................................................     10,021         15,941
Conversion of Blank Check Preferred Stock...................        823            322
Conversion of convertible debt (see Note F).................        125            125
Warrants to purchase common stock...........................        896          1,406
                                                                 ------         ------
                                                                 16,617         22,945
                                                                 ======         ======

F. STRATEGIC ALLIANCE

     On October 21, 1999, the Company established a joint venture with EIS for the development of a protein using Athersys' RAGE Technology and an Elan drug delivery system.

     The joint venture company ("Athersys Newco, Ltd.") is initially owned 80.1% by Athersys and 19.9% by Elan. Athersys Newco, Ltd. has licensed the RAGE technology from Athersys and a drug delivery technology from Elan.

     Athersys contributed $12,015,000 to Athersys Newco, Ltd. as the purchase price for 12,015 shares of its common stock, representing an 80.1% interest. Athersys Newco, Ltd. will subcontract with other parties, including the Company and Elan, to perform research and development with respect to its business plan. EIS will, at Athersys' request, purchase convertible debt ($1,500,000) or 8% senior debt ($2,500,000) of Athersys in an amount equal to Athersys' share of budgeted funding for Athersys Newco, Ltd. The convertible debt is available to be issued until October 21, 2002, will have a term of six years, bear interest at the rate of 8% per annum and be convertible into Athersys' Common Stock at a price per share of $11.96. Athersys may prepay the convertible debt at its option. As of December 31, 1999 and June 30, 2000, no amounts have been borrowed on the notes.

     Athersys Newco, Ltd. paid a license fee of $15,000,000 to Elan for the use of the drug delivery technology. The distribution of the joint venture's net income will be shared by Athersys and Elan based on their ownership percentages, after any research and development funding is repaid to Athersys and Elan. Also, Athersys will receive the next $15,000,000 of the joint venture distributions if EIS exercises its conversion right.

     While Athersys owns 80.1% of the outstanding common stock of Athersys Newco, Ltd., Elan and its subsidiaries have retained significant minority investor rights that are considered "participating rights" as defined in EITF 96-16. Therefore, Athersys does not consolidate the financial statements of Athersys Newco, Ltd., but instead accounts for its investment in Athersys Newco, Ltd. under the equity method.

     During the period ended December 31, 1999, Athersys recognized $12,015,000 as its share of the 1999 Athersys Newco, Ltd. net loss. As of December 31, 1999 and June 30, 2000, Athersys Newco, Ltd. had no assets, liabilities or stockholders' equity. In addition, Athersys Newco, Ltd. had no operating

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

F.  STRATEGIC ALLIANCE -- CONTINUED
results for the six months ended June 30, 2000. The results of operations of Athersys Newco, Ltd. for the 72 day period ended December 31, 1999 were as follows (in thousands):

                                                                PERIOD ENDED
                                                                DECEMBER 31,
                                                                    1999
                                                                ------------
Revenue.....................................................      $      -
R&D expense.................................................        15,000
                                                                  --------
Net loss....................................................      $(15,000)
                                                                  ========

G.  CONVERTIBLE PREFERRED STOCK

     All classes of preferred stock, except for Class E Convertible/Exchangeable Preferred Stock, are convertible at the stockholders' option at any time into
1.2877 shares of Athersys Common Stock, subject to adjustment if the fair value of each share of Common Stock is less than the stated value of the convertible preferred shares, as defined. When and if declared, all classes of preferred stock, except for Class C Convertible Preferred Stock and Class E Convertible/Exchangeable Preferred Stock, have a non-cumulative dividend rate of 8% per annum. Preferred stockholders, except for Class E Preferred Stock holders, are entitled to the number of votes they would have upon conversion of their preferred shares into common stock.

     The rights and privileges of the Class C Convertible Preferred Stock have preferences over those of the other classes of Preferred Stock, including preferences over dividend and conversion rights, as defined. Dividends on the Class C Convertible Preferred Stock are cumulative at a rate of 8% per annum.

     The Class E Convertible/Exchangeable Preferred Stock has limited voting rights and liquidation rights with a 7% cumulative dividend payable in cash or in-kind. Each share of Class E Preferred Stock is convertible into 65.0353 shares of Athersys Common Stock between 3-6 years from the closing date of the Athersys Newco, Ltd. transaction (as described in Note F), or exchangeable for an incremental 30.1% ownership in Athersys Newco, Ltd. for a total of 50% between years 2-6 from the closing date. If the exchange right is exercised, the Class E Preferred stock, including all accrued dividends, will be canceled.

     In the event of liquidation of the Company, holders of Class A, B, C, D, E, F and G convertible preferred stock shall have liquidation preferences of $0.63, $1.25, $3.67, $1.35, $19.80 (on an "as converted" basis), $12.00 and $1.85 per share, respectively, together with any declared, but unpaid, or accrued dividends over holders of Common Stock. The Class F Preferred Stock has a liquidation preference over the other classes of Preferred Stock.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

G.  CONVERTIBLE PREFERRED STOCK -- CONTINUED
     The authorized, issued and outstanding Class A, B, C, D, E, F and G shares of convertible preferred stock were as follows (in thousands, except per share data):

                                                                   SHARES                        AGGREGATE
                   DESIGNATION                        SHARES     ISSUED AND    ISSUANCE PRICE   LIQUIDATION
                (ALL CONVERTIBLE)                   AUTHORIZED   OUTSTANDING     PER SHARE      PREFERENCE
                -----------------                   ----------   -----------   --------------   -----------
Class A...........................................     3,939        3,939          $ 0.64         $ 2,500
Class B...........................................       320          320          $ 1.25             399
Class C...........................................     4,116        2,766          $ 3.67          10,143
Class D...........................................       150          150          $ 1.35             202
                                                      ------       ------                         -------
     December 31, 1998............................     8,525        7,175                          13,244
Class E (exchangeable)............................        18           12          $1,000          12,015
                                                      ------       ------                         -------
     December 31, 1999............................     8,543        7,187                          25,259
Class F (unaudited)...............................     4,000        3,958          $12.00          47,500
Class G (unaudited)...............................       640          640          $ 1.85           1,183
                                                      ------       ------                         -------
     June 30, 2000 (unaudited)....................    13,183       11,785                         $73,942
                                                      ======       ======                         =======

     In addition, the Company had 639,000, 639,000 and 250,000 shares of blank check preferred shares authorized at December 31, 1998 and 1999 and at June 30, 2000, respectively, that are not included in the table above. These shares were not issued or outstanding at December 31, 1998, 1999 or June 30, 2000 and, upon issuance, would have terms that generally mirror the Class A Convertible Preferred Stock.

H.  STOCK OPTION PLAN

     In 1995, the Company adopted the 1995 Incentive Plan of Athersys, Inc. (the "Plan"). The Plan provides for stock options for employees, directors and consultants. As of December 31, 1999, 4,751,613 shares of Common Stock were authorized for issuance under the Plan. The options generally vest over periods ranging from three to four years and generally expire at the end of 10 years.

     The Company has elected to follow APB 25 and related interpretations in accounting for its employee and director stock options, because as discussed below, the alternative fair value accounting provided for under SFAS 123, requires the use of highly subjective assumptions in option valuation models.

     Pro forma information regarding the net loss determined as if the Company had accounted for its employee and director stock options under the fair value method of SFAS 123 for the years ended 1998, 1999 and the six months ended June 30, 2000 is presented below. The fair value for these options was estimated at the date of the grant using the Black-Scholes Valuation method. The following input assumptions were used in determining the fair value:

                                                                DECEMBER 31,
                                                            --------------------     JUNE 30,
                                                              1998        1999         2000
                                                            ---------    -------    -----------
                                                                                    (UNAUDITED)
Volatility................................................      75.7%      72.2%        90.0%
Risk-free interest rate...................................       5.6%       6.4%         6.2%
Expected life of option...................................  3.5 years    4 years      4 years
Expected dividend yield...................................       0.0%       0.0%         0.0%

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

H.  STOCK OPTION PLAN -- CONTINUED
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information follows (in thousands, except per share data):

                                                      YEARS ENDED
                                                     DECEMBER 31,              JUNE 30,
                                                  -------------------    --------------------
                                                   1998        1999        1999        2000
                                                  -------    --------    --------    --------
                                                                             (UNAUDITED)
Net loss attributable to common stockholders:
  As reported...................................  $(2,308)   $(17,571)   $ (2,534)   $ (4,946)
  Pro forma.....................................  $(2,658)   $(18,343)   $ (2,908)   $ (5,099)
Net loss per common share, basic and diluted:
  As reported...................................  $ (0.38)   $  (2.85)   $  (0.42)   $  (0.75)
  Pro forma.....................................  $ (0.44)   $  (2.98)   $  (0.48)   $  (0.77)

     The pro forma net loss is not necessarily indicative of potential pro forma effects on results for future years.

     A summary of the Company's stock option activity and related information is as follows (in thousands, except per share data):

                                                                            WEIGHTED    WEIGHTED
                                                                            AVERAGE     AVERAGE
                                                                NUMBER      EXERCISE      FAIR
                                                              OF OPTIONS     PRICE       VALUE
                                                              ----------    --------    --------
Outstanding January 1, 1998.................................       --           --          --
  Granted below deemed market value.........................      188        $0.91       $0.73
  Granted equal to deemed market value......................    2,405         1.16        0.66
  Granted above deemed market value.........................      296         1.49        0.61
                                                                -----        -----       -----
Outstanding December 31, 1998...............................    2,889         1.18        0.66
  Granted below deemed market value.........................       53         2.99        2.78
  Granted equal to deemed market value......................    1,044         1.95        1.15
  Forfeited.................................................      (18)        1.97        1.16
                                                                -----        -----       -----
Outstanding December 31, 1999...............................    3,968         1.42        0.82
  Granted below deemed market value (unaudited).............      684         4.18        7.64
  Exercised (unaudited).....................................       (1)        1.94        1.14
  Forfeited (unaudited).....................................       (4)        2.07        1.22
                                                                -----        -----       -----
Outstanding June 30, 2000 (unaudited).......................    4,647        $1.83       $1.83
                                                                =====        =====       =====

                                            DECEMBER 31, 1999
---------------------------------------------------------------------------------------------------------
                                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                   -------------------------------------------    -----------------------
                                                    WEIGHTED-        WEIGHTED-                  WEIGHTED-
                                                     AVERAGE          AVERAGE                    AVERAGE
           EXERCISE                  NUMBER         REMAINING        EXERCISE       NUMBER      EXERCISE
             PRICE                 OF OPTIONS    CONTRACTUAL LIFE      PRICE      OF OPTIONS      PRICE
           --------                ----------    ----------------    ---------    ----------    ---------
$0.86 - 0.93...................        188             6.1             $0.91          102         $0.89
$1.17 - 1.28...................      2,662             7.7             $1.18        1,794         $1.17
$1.94 - 2.33...................      1,068             9.1             $1.96          156         $1.94
$2.85 - 5.44...................         50             4.9             $3.44           39         $2.85
                                     -----                                          -----
                                     3,968                                          2,091
                                     =====                                          =====

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

H.  STOCK OPTION PLAN -- CONTINUED

                                        JUNE 30, 2000 (UNAUDITED)
---------------------------------------------------------------------------------------------------------
                                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                   -------------------------------------------    -----------------------
                                                    WEIGHTED-        WEIGHTED-                  WEIGHTED-
                                                     AVERAGE          AVERAGE                    AVERAGE
           EXERCISE                  NUMBER         REMAINING        EXERCISE       NUMBER      EXERCISE
             PRICE                 OF OPTIONS    CONTRACTUAL LIFE      PRICE      OF OPTIONS      PRICE
           --------                ----------    ----------------    ---------    ----------    ---------
$0.77 - 0.93...................        501             8.2             $0.83          144        $ 0.90
$1.17 - 1.28...................      2,662             7.2             $1.18        2,125        $ 1.17
$1.94 - 2.33...................      1,062             8.6             $2.01          308        $ 1.94
$2.85 - 5.44...................        166             8.1             $4.83           39        $ 2.85
$7.77..........................        256             9.8             $7.77           39        $ 7.77
                                     -----                                          -----
                                     4,647                                          2,655
                                     =====                                          =====

I. 401(k) AND PROFIT SHARING PLAN

     The Company has a 401(k) and profit sharing plan which covers substantially all employees. The plan allows for discretionary contributions by the Company. The Company made no contributions to this plan in the years ended 1997, 1998, 1999 or the six months ended June 30, 2000.

J.  RESEARCH AND LICENSE AGREEMENT

     In 1995, the Company entered into a Sponsored Research Agreement and a License Agreement with CWRU (the "Agreements") related to the SMC Technology. Under the terms of the Agreements, in exchange for an exclusive worldwide license to certain technology and potentially other technologies that are co-developed by the Company and CWRU, the Company committed to funding certain research activities through December 1999, which was renewed through December 2000.

     Under the terms of the Agreements, ownership of all patents resulting from sponsored research will remain with CWRU. The Company is required to incur all costs associated with applying for and maintaining the patents related to the SMC Technology. The Company, however, retains an exclusive option for an exclusive worldwide license to any such technologies. The Company is required to remit a royalty of 1% of the gross selling price of licensed products to CWRU, as defined. As of December 31, 1999, two patents have been issued to CWRU related to this technology.

     As of December 31, 1999, minimum commitments under existing research agreements were $100,000 for 2000.

K.  STOCK SPLIT

     A 1.2877 for one stock split of the Company's common stock will become effective prior to the time of the initial public offering described in Note L. As a result of this stock split, the conversion ratio of the Company's preferred stock will automatically be amended pursuant to the Company's Amended and Restated Certificate of Incorporation. All common shares, options, per share amounts and conversion ratios in the accompanying consolidated financial statements have been adjusted retroactively to reflect the stock split.

                                 ATHERSYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

L.  SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

     In October 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering. If the offering contemplated by this prospectus is consummated, the preferred stock outstanding as of the closing date will automatically be converted into shares of the Company's common stock.

2000 STOCK INCENTIVE PLAN

     Prior to the completion of the initial public offering, the Company will seek Board of Director and stockholder approval for the 2000 Stock Incentive Plan. Upon approval, the 2000 Stock Incentive Plan will provide for the grant of incentive stock options, nonqualified stock options, appreciation rights, performance units, performance shares, restricted shares and deferred shares. The payment of dividend equivalents on awards granted under the plan is also permitted.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Prior to the completion of the initial public offering, the Company will seek Board of Director and stockholder approval for the 2000 Employee Stock Purchase Plan. The plan is designed to allow the Company's eligible employees and the eligible employees of the Company's participating subsidiaries to purchase shares of the Company's common stock with their accumulated payroll deductions.

STRATEGIC COLLABORATIONS

     In August 2000, the Company entered into a binding memorandum of understanding ("Medarex MOU") with Medarex, Inc. to establish a collaboration to develop novel therapeutics produced through the joint application of Medarex's technology and the Company's RAGE technology. In conjunction with the Medarex MOU, Medarex purchased 412,724 shares of Athersys Common Stock for $5.0 million at $12.11 per share.

     Pursuant to the Medarex MOU, if the initial offering price to the public in this offering is equal to or $12.11 per share or less, then cash or additional shares will be issued to Medarex to adjust its price per common share to 94% of the initial public offering price. The collaboration provides Medarex the option to access certain RAGE technologies for use in developing certain therapeutic antibodies. As compensation, the Company will receive milestone payments and royalties on commercialized product sales.

     In September 2000, the Company signed a binding memorandum of understanding ("PLS MOU") with President Life Sciences ("PLS") to establish a joint venture ("JV") to utilize the Company's RAGE technology and PLS's marketing and distribution expertise to develop and market certain protein therapeutics and certain food processing applications of the other products developed by the JV in select Asian markets. In connection with the PLS MOU, the Company will provide the JV access to the RAGE technology for specifically defined applications in exchange for a (i) 19.9% ownership interest in the JV, (ii) $7.5 million in technology access and technology transfer fees and (iii) milestone and royalties payable by the JV to the Company. Pursuant to the PLS MOU, PLS will initially capitalize the JV with $10.0 million in cash representing an 80.1% interest, and the Company will provide a line of credit to the JV in the amount of $5.0 million. In connection with this arrangement, PLS purchased 825,449 shares of Athersys Common Stock at $12.11 per share for a total of $10.0 million.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Athersys Newco, Ltd.

We have audited the balance sheet of Athersys Newco, Ltd. (a development stage company) as of December 31, 1999 and the statements of loss, shareholders' equity and cash flows for the 72 day period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Athersys Newco, Ltd. at December 31, 1999, and the results of its operations and its cash flows for the 72 day period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

September 19, 2000
Cleveland, Ohio

                              ATHERSYS NEWCO, LTD.
            (A DEVELOPMENT STAGE COMPANY -- INCORPORATED IN BERMUDA)

                                 BALANCE SHEET

                               DECEMBER 31, 1999
               (EXPRESSED IN UNITED STATES DOLLARS, IN THOUSANDS)

ASSETS......................................................    $     --
                                                                ========
LIABILITIES.................................................    $     --
                                                                ========
SHAREHOLDERS' EQUITY
  Share capital.............................................          15
  Contributed surplus.......................................      14,985
  Accumulated deficit.......................................     (15,000)
                                                                --------
  Total Shareholders' Equity................................          --
                                                                --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $     --
                                                                ========

See accompanying notes.

                              ATHERSYS NEWCO, LTD.
            (A DEVELOPMENT STAGE COMPANY -- INCORPORATED IN BERMUDA)

                               STATEMENT OF LOSS

                 FOR THE 72 DAY PERIOD ENDED DECEMBER 31, 1999
               (EXPRESSED IN UNITED STATES DOLLARS, IN THOUSANDS)

Revenue.....................................................    $     --
Expenses-license fee........................................      15,000
                                                                --------
Net Loss....................................................    $(15,000)
                                                                ========

See accompanying notes.

                              ATHERSYS NEWCO, LTD.
            (A DEVELOPMENT STAGE COMPANY -- INCORPORATED IN BERMUDA)

                       STATEMENT OF SHAREHOLDERS' EQUITY

                 FOR THE 72 DAY PERIOD ENDED DECEMBER 31, 1999
      (EXPRESSED IN UNITED STATES DOLLARS, IN THOUSANDS EXCEPT SHARE DATA)

                                               PREFERRED              COMMON    ADDITIONAL                        TOTAL
                                  PREFERRED     SHARES      COMMON    SHARES    CONTRIBUTED    ACCUMULATED    SHAREHOLDERS'
                                   SHARES       AMOUNT      SHARES    AMOUNT      SURPLUS        DEFICIT         EQUITY
                                  ---------    ---------    ------    ------    -----------    -----------    -------------
Balance at October 21, 1999.....       --       $   --         --      $--        $    --       $     --        $     --
  Issuance of common shares.....                            12,000      12         12,003             --          12,015
  Issuance of preferred
    shares......................    2,980            3         --       --          2,982                          2,985
  Net loss......................       --           --         --       --             --        (15,000)        (15,000)
                                    -----       ------      ------     ---        -------       --------        --------
Balance at December 31, 1999....    2,980       $    3      12,000     $12        $14,985       $(15,000)       $     --
                                    =====       ======      ======     ===        =======       ========        ========

See accompanying notes.

                              ATHERSYS NEWCO, LTD.
            (A DEVELOPMENT STAGE COMPANY -- INCORPORATED IN BERMUDA)

                            STATEMENT OF CASH FLOWS

                 FOR THE 72 DAY PERIOD ENDED DECEMBER 31, 1999
               (EXPRESSED IN UNITED STATES DOLLARS, IN THOUSANDS)

OPERATING ACTIVITIES
Net loss....................................................    $(15,000)
FINANCING ACTIVITIES
Proceeds from issuance of common shares.....................      12,015
Proceeds from issuance of preferred shares..................       2,985
                                                                --------
Net cash provided by financing activities...................      15,000
                                                                --------
Increase in cash and cash equivalents.......................          --
Cash at beginning of period.................................          --
                                                                --------
Cash at end of period.......................................    $     --
                                                                ========

See accompanying notes.

                              ATHERSYS NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. OPERATIONS

     The Company was incorporated October 21, 1999 in Bermuda and is currently in the development stage. The Company has not commenced planned research and development activities and revenue from planned principal operations have not yet been realized. As of June 30, 2000, the Company had no assets, liabilities or shareholders' equity and no operating results for the six months then ended. The Company is owned by Elan International Services Ltd. ("EIS"), a wholly-owed subsidiary of Elan Corporation plc, and Athersys, Inc., holding 19.9% (non-voting shares) and 80.1% of the shares respectively. The primary objective of the Company is to carry on the business of the development, testing, registration, manufacturing, commercialization, and licensing of "Products" (as defined in the Subscription, Joint Development and Operating Agreement ("JDOA") dated October 21, 1999 between EIS, Athersys and others). The focus of the collaborative venture is to develop the "Products" using the Elan Intellectual Property, the Athersys Intellectual Property and the Athersys Newco Technology pursuant to the JDOA.

2. SIGNIFICANT ACCOUNTING POLICIES

     The Company follows accounting principles generally accepted in the United States. Significant accounting polices are as follows:

        (a) Research and development costs

        Research and development expenditures, including direct and allocated expenses, are charged to expense as incurred.

        (b) Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. LICENSE FEE

     During 1999, the Company paid a license fee to Elan Corporation plc in the amount of $15,000,000 to acquire rights to certain Elan intellectual property.

4. SHARE CAPITAL

Authorized, issued and fully paid:
     12,000 voting common shares, par value $1.00 per
      share.................................................    $12,000
     2,980 non-voting preferred shares, par value $1.00 per
      share.................................................      2,980
                                                                -------
                                                                $14,980
                                                                =======

5. TAXES

     Under current Bermuda law the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that in the event of such taxes being imposed, the company will be exempted from taxation until the year 2016.

                              [ATHERSYS INC. LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate (except for the registration fee and NASD filing fee) of the fees and expenses payable by us in connection with the sale of common stock being registered.

Registration fee............................................    $     30,360
NASD filing fee.............................................          12,000
Nasdaq Stock Market Listing Application Fee.................          95,000
Blue sky qualification fees and expenses....................          12,500
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent and registrar fees...........................          12,000
Miscellaneous...............................................
                                                                ------------
          Total.............................................    $
                                                                ============

All expenses are estimated except the registration fee, NASD filing fee and the Nasdaq Stock Market listing application fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     Pursuant to the authority conferred by Section 102 of the Delaware General Corporation Law, our certificate of incorporation contains a provision providing that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

          - for any breach of the director's duty of loyalty to us or our stockholders;

          - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          - under Section 174 of the Delaware General Corporation Law; or

          - for any transactions from which the director derived an improper personal benefit.

     Our certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further stockholder action, to the fullest extent permissible under Delaware law as so amended.

INDEMNIFICATION AND INSURANCE

     Section 145 of the Delaware General Corporation Law contains provisions permitting (and, in some situations, requiring) Delaware corporations such as us to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with, among other things, their service to the corporation in those capacities. Our certificate of incorporation contains provisions requiring us to indemnify and hold harmless our directors, officers and employees to the fullest extent permitted or required by law. Among other things, these provisions provide that we are required to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that the indemnitee is or was acting in an official capacity as our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against all expense, liability and loss, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits us to provide broader indemnification rights than law permitted us to provide prior to the amendment). These provisions also provide for the advance payment of fees and expenses incurred by the indemnitee in defense of any such proceeding, subject to reimbursement by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by us. We have entered into agreements with our directors, executive officers and certain other key employees providing contractually for indemnification consistent with our certificate of incorporation and bylaws.

     Our certificate of incorporation also permit us to secure insurance on our behalf and on behalf of any officer, director, employee or agent for any liability arising out of actions in his or her capacity as an officer, director, employee or agent, regardless of whether the bylaws would permit indemnification. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth in chronological order is information regarding shares of common stock and convertible preferred stock issued, options granted and warrants granted by the Registrant in the three years preceding the filing of this Registration Statement. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

A. STOCK OPTION GRANTS

     The Registrant from time to time has granted stock options to employees, consultants and directors in the reliance upon exemption from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               SHARES       PRICE
                                                              ---------    --------
January 1, 1997 to December 31, 1997........................         --        --
January 1, 1998 to December 31, 1998........................  2,888,629     $1.18
January 1, 1999 to December 31, 1999........................  1,097,116     $2.00
January 1, 2000 to September 30, 2000.......................    876,918     $4.19

B. ISSUANCES OF CAPITAL STOCK

 1. In December 1997, we issued an aggregate of 869,197 shares of our Common Stock to four accredited investors at $1.50 per share for an aggregate purchase price of $1.0 million.

 2. In June 1998, Biotech 3 Investment L.L.C. and Ohio Innovation Fund L.P. exercised options to purchase an aggregate of 319,800 shares of Class B convertible preferred stock at an exercise price of $1.25 per share for an aggregate purchase price of $399,010. Shares of Class B convertible preferred stock are convertible into shares of common stock at a rate of
    1.2877 share of common stock for each share of Class B convertible preferred stock outstanding.

 3. In June 1998, Edison BioTechnology Center provided $50,000 to us in exchange for a convertible promissory note with a maturity date of June 1999. In October 1998, this promissory note was converted into 13,500 shares of Class C convertible preferred stock at $3.67 per share.

 4. In October 1998, Biotech 3 Investment L.L.C. exercised an option to purchase 150,000 shares of Class D convertible preferred stock at an exercise price of $1.35 per share for an aggregate purchase price of $201,975. Shares of Class D convertible preferred stock are convertible into shares of common stock at a rate of 1.2877 share of common stock for each share of Class D convertible preferred stock outstanding.

 5. In October 1998, we issued an aggregate of 2,766,300 shares of Class C convertible preferred stock to Primus Capital Fund IV Limited Partnership and its affiliate, Blue Chip Capital Fund II Limited Partnership and its affiliate and six other accredited investors at $3.67 per share, for an aggregate purchase price of $10.0 million and issued warrants to the same accredited investors to purchase an aggregate of 780,343 shares of common stock at an exercise price of $3.36 per share. Shares of Class C convertible preferred stock are convertible into shares of common stock at the rate of
    1.2877 share of common stock for each share of Class C convertible preferred stock outstanding.

 6. In March 1999, we issued 35,154 shares of Common Stock to ING Barings LLC in exchange for services performed as a placement agent in connection with our sale of Class C convertible preferred stock.

 7. In October 1999, we issued 12,015 shares of Class E convertible preferred stock to Elan at $1,000 per share, for an aggregate purchase price of $12.0 million and issued 541,960 shares of common stock to Elan at $11.88 per share, for an aggregate purchase price of $5.0 million. Shares of Class E convertible preferred stock are convertible into shares of common stock at the rate of 65.0353 shares of common stock for each share of Class E convertible preferred stock outstanding.

 8. In March 2000, Biotech 3 Investment L.L.C. exercised an option to purchase 639,450 shares of our Class G convertible preferred stock at an exercise price of $1.85 per share for an aggregate purchase price of $1.2 million. The shares of Class G convertible preferred stock are convertible into shares of common stock at a rate of 1.2877 share of common stock for each share of Class G convertible preferred stock outstanding.

 9. In March and April 2000, we issued an aggregate of 3,958,333 shares of Class F convertible preferred stock to Primus Capital Fund IV Limited Partnership and its affiliate, Blue Chip Capital Fund II Limited Partnership and its affiliate, INVESCO Global Health Sciences Fund and its affiliate and 75 other accredited investors at $12.00 per share, for an aggregate purchase price of $47.5 million and issued warrants to the same accredited investors to purchase an aggregate of 509,682 shares of common stock at an exercise price of $9.32 per share. Shares of Class F convertible preferred stock are convertible into shares of common stock at a rate of 1.2877 share of common stock for each share of Class F convertible preferred stock outstanding.

10. In April 2000, a former employee exercised an option to purchase 1,287 shares of Common Stock at an exercise price of $1.94 per share for an aggregate purchase price of $2,500.

11. In August 2000, we issued 37,021 shares of common stock to Dain Rauscher Incorporated in exchange for services performed in connection with our March and April 2000 sale of Class F convertible preferred stock.

12. In August 2000, we issued 12,223 shares of common stock to ING Barings LLC in exchange for services performed as placement agent in connection with our March and April 2000 sale of Class F convertible preferred stock.

13. In September 2000, we issued 412,724 shares of common stock to Medarex at $12.11 per share, for an aggregate purchase price of $5.0 million.

14. In October 2000, we issued 825,449 shares of common stock to President Life Sciences at $12.11 per share, for an aggregate purchase price of $10.0 million.

     The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Section 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

     The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed with any subsequent sales of any of the securities. All recipients either received adequate information about Athersys or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
1.1#      Form of Underwriting Agreement
2.1       Asset Contribution and Assumption of Liabilities Agreement,
          dated as of March 30, 2000, by and between Athersys, Inc.
          and Advanced Biotherapeutics, Inc.
3.1       Certificate of Incorporation
3.2       Bylaws
3.3       Form of Amended and Restated Certificate of Incorporation
3.4       Form of Amended and Restated Bylaws
4.1#      Specimen certificate for shares of common stock
4.2       Stock Purchase and Stock Exchange Agreement, dated as of
          March 19, 1996, by and between Athersys, Inc. and Michael
          Gallo
4.3       Warrant Agreement, dated as of October 30, 1998, by and
          among Athersys, Inc. and the parties listed therein
4.4       Registration Rights Agreement, dated as of October 21, 1999, by and between Athersys, Inc. and Elan International
          Services, Ltd.
4.5#      Securities Purchase Agreement, dated as of October 21, 1999, by and between Athersys, Inc. and Elan International
          Services, Ltd., as amended
4.6       Amended and Restated Registration Rights Agreement, dated as of April 28, 2000, by and among Athersys, Inc. and the
          investors listed therein
4.7       Share Transfer and Restriction Agreement, dated as of
          October 6, 2000, by and among Athersys, Inc., Biotech 3
          Investment L.L.C., Mark N. Lampert and Michael Sacks
5.1#      Opinion of Jones, Day, Reavis & Pogue
10.1#     Employment Agreement with Jeffrey R. Steinhilber, dated May
          16, 2000
10.2#     Employment Agreement with James G. Shook, dated March 1,
          2000
10.3#     Employment Agreement with James J. Kovach, dated February
          22, 1999
10.4#     Employment Agreement with John J. Harrington, dated December
          1, 1998
10.5#     Employment Agreement with Gil Van Bokkelen, dated December
          1, 1998
10.6      1995 Incentive Plan
10.7#     2000 Stock Incentive Plan
10.8      Form of Indemnification Agreement
10.9      Lease, dated as of March 23, 2000, by and between Athersys,
          Inc. and Sherry E. Greer and James C. Comella, Trustees,
          under T/A/D December 21, 1991
10.10*    Subscription, Joint Development and Operating Agreement,
          dated as of October 21, 1999, by and among Athersys, Inc.
          and Elan Corporation, plc, Elan International Services, Ltd,
          Elan Pharma International Limited and Athersys Newco Ltd.
10.11*    License Agreement, dated as of October 21, 1999 by and
          between Athersys, Inc. and Athersys Newco Ltd.
10.12     Funding Agreement, dated as of October 21, 1999, by and
          among Athersys, Inc., Elan Pharma International Limited,
          Elan Corporation, plc and Elan International Services, Ltd.
10.13     Research Collaboration Agreement, dated as of September 21,
          2000, by and between Athersys, Inc. and Acorda Therapeutics,
          Inc.
10.14     Research Collaboration Agreement, dated as of September 20,
          2000, by and between Athersys, Inc. and Gene-Cell, Inc.
10.15*    License Agreement, dated as of November 1, 1995, by and
          between Athersys, Inc. and Case Western Reserve University
10.16*    Confidentiality and Material Transfer Agreement, dated as of
          April 5, 2000, by and between Athersys, Inc. and The St.
          Luke's-Roosevelt Institute for Health Sciences
10.17#    Confidentiality and Material Transfer Agreement, dated as of
          September 21, 2000, by and between Athersys, Inc. and Mount
          Sinai Hospital
10.18#    Collaboration and License Agreement, by and among Athersys,
          Inc., President Life Sciences Co., Ltd. and Newco
10.19     Cooperative Research and Development Agreement, dated as of
          September 21, 2000, by and among Athersys, Inc., the Board of Trustees of the University of Alabama at Birmingham for
          the University of Alabama at Birmingham and The UAB Research
          Foundation

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.20     Master Material Transfer Agreement/Non-Exclusive License
          Agreement for Non-Commercial Research Purposes Only, dated as of September 20, 2000 by and between Athersys, Inc. and the Board of Trustees of the University of Alabama for its
          Operating Division, the University of Alabama at Birmingham
21.1      Subsidiaries of Athersys, Inc.
23.1      Consent of Ernst & Young LLP
23.2      Consent of Ernst & Young LLP
23.3#     Consent of Jones, Day, Reavis & Pogue (included in Exhibit
          5.1)
24        Power of Attorney (included in page II-7)
27        Financial Data Schedule

---------------

* Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission
# To be filed by amendment

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Athersys, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on October 12, 2000.

                                          ATHERSYS, INC.

                                          By: /s/ GIL VAN BOKKELEN
                                            ------------------------------------
                                              Gil Van Bokkelen
                                              Chairman of the Board of
                                              Directors,
                                              President and Chief Executive
                                              Officer

     We, the undersigned directors and/or officers of Athersys, Inc. (the "Company"), hereby severally constitute and appoint Gil Van Bokkelen, Jeffrey R. Steinhilber and Christopher M. Kelly and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, and the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
            /s/ Gil Van Bokkelen               Chief Executive Officer and          October 12, 2000
---------------------------------------------    Director
              Gil Van Bokkelen                   (Principal Executive Officer)

         /s/ Jeffrey R. Steinhilber            Chief Financial Officer              October 12, 2000
---------------------------------------------    (Principal Financial Officer)
           Jeffrey R. Steinhilber

            /s/ Laura K. Campbell              Director of Finance                  October 12, 2000
---------------------------------------------    (Principal Accounting Officer)
              Laura K. Campbell

             /s/ Timothy G. Biro               Director                             October 12, 2000
---------------------------------------------
               Timothy G. Biro

         /s/ C. Thomas Caskey, M.D.            Director                             October 12, 2000
---------------------------------------------
           C. Thomas Caskey, M.D.

           /s/ John J. Harrington              Director                             October 12, 2000
---------------------------------------------
             John J. Harrington

             /s/ Mark N. Lampert               Director                             October 12, 2000
---------------------------------------------
               Mark N. Lampert

           /s/ George W. LeMaitre              Director                             October 12, 2000
---------------------------------------------
             George W. LeMaitre

           /s/ William C. Mulligan             Director                             October 12, 2000
---------------------------------------------
             William C. Mulligan

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
1.1#      Form of Underwriting Agreement
2.1       Asset Contribution and Assumption of Liabilities Agreement,
          dated as of March 30, 2000, by and between Athersys, Inc.
          and Advanced Biotherapeutics, Inc.
3.1       Certificate of Incorporation
3.2       Bylaws
3.3       Form of Amended and Restated Certificate of Incorporation
3.4       Form of Amended and Restated Bylaws
4.1#      Specimen certificate for shares of common stock
4.2       Stock Purchase and Stock Exchange Agreement, dated as of
          March 19, 1996, by and between Athersys, Inc. and Michael
          Gallo
4.3       Warrant Agreement, dated as of October 30, 1998, by and
          among Athersys, Inc. and the parties listed therein
4.4       Registration Rights Agreement, dated as of October 21, 1999, by and between Athersys, Inc. and Elan International
          Services, Ltd.
4.5#      Securities Purchase Agreement, dated as of October 21, 1999, by and between Athersys, Inc. and Elan International
          Services, Ltd., as amended
4.6       Amended and Restated Registration Rights Agreement, dated as of April 28, 2000, by and among Athersys, Inc. and the
          investors listed therein
4.7       Share Transfer and Restriction Agreement, dated as of
          October 6, 2000, by and among Athersys, Inc., Biotech 3
          Investment L.L.C., Mark N. Lampert and Michael Sacks
5.1#      Opinion of Jones, Day, Reavis & Pogue
10.1#     Employment Agreement with Jeffrey R. Steinhilber, dated May
          16, 2000
10.2#     Employment Agreement with James G. Shook, dated March 1,
          2000
10.3#     Employment Agreement with James J. Kovach, dated February
          22, 1999
10.4#     Employment Agreement with John J. Harrington, dated December
          1, 1998
10.5#     Employment Agreement with Gil Van Bokkelen, dated December
          1, 1998
10.6      1995 Incentive Plan
10.7#     2000 Stock Incentive Plan
10.8      Form of Indemnification Agreement
10.9      Lease, dated as of March 23, 2000, by and between Athersys,
          Inc. and Sherry E. Greer and James C. Comella, Trustees,
          under T/A/D December 21, 1991
10.10*    Subscription, Joint Development and Operating Agreement,
          dated as of October 21, 1999, by and among Athersys, Inc.
          and Elan Corporation, plc, Elan International Services, Ltd,
          Elan Pharma International Limited and Athersys Newco Ltd.
10.11*    License Agreement, dated as of October 21, 1999 by and
          between Athersys, Inc. and Athersys Newco Ltd.
10.12     Funding Agreement, dated as of October 21, 1999, by and
          among Athersys, Inc., Elan Pharma International Limited,
          Elan Corporation, plc and Elan International Services, Ltd.
10.13     Research Collaboration Agreement, dated as of September 21,
          2000, by and between Athersys, Inc. and Acorda Therapeutics,
          Inc.
10.14     Research Collaboration Agreement, dated as of September 20,
          2000, by and between Athersys, Inc. and Gene-Cell, Inc.
10.15*    License Agreement, dated as of November 1, 1995, by and
          between Athersys, Inc. and Case Western Reserve University
10.16*    Confidentiality and Material Transfer Agreement, dated as of
          April 5, 2000, by and between Athersys, Inc. and The St.
          Luke's-Roosevelt Institute for Health Sciences
10.17#    Confidentiality and Material Transfer Agreement, dated as of
          September 21, 2000, by and between Athersys, Inc. and Mount
          Sinai Hospital
10.18#    Collaboration and License Agreement, by and among Athersys,
          Inc., President Life Sciences Co., Ltd. and Newco
10.19     Cooperative Research and Development Agreement, dated as of
          September 21, 2000, by and among Athersys, Inc., the Board of Trustees of the University of Alabama at Birmingham for
          the University of Alabama at Birmingham and The UAB Research
          Foundation
10.20     Master Material Transfer Agreement/Non-Exclusive License
          Agreement for Non-Commercial Research Purposes Only, dated as of September 20, 2000 by and between Athersys, Inc. and the Board of Trustees of the University of Alabama for its
          Operating Division, the University of Alabama at Birmingham

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
21.1      Subsidiaries of Athersys, Inc.
23.1      Consent of Ernst & Young LLP
23.2      Consent of Ernst & Young LLP
23.3#     Consent of Jones, Day, Reavis & Pogue (included in Exhibit
          5.1)
24        Power of Attorney (included in page II-7)
27        Financial Data Schedule

---------------

* Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission
# To be filed by amendment